As filed with the Securities and Exchange Commission on November 25, 2008
Registration No.: 333-153796

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
Form F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
ASIA PACIFIC WIRE & CABLE CORPORATION LIMITED
(exact name of registrant as specified in its charter)

Bermuda	3357	None
(state or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

7/Fl. B, No. 132, Sec. 3
Min-Sheng East Road
Taipei, 105, Taiwan
Republic of China
Tel: 886-2-2712-2558
(address and telephone number of registrant’s principal executive offices)

CT Corporation System
111 Eighth Avenue, 13th Floor
New York, New York 10011
Tel: 212-894-8700
(name, address and telephone number of agent for service)

Copies to:

Michael J. Hagan, Esq.
Morrison & Foerster LLP
1290 Avenue of the Americas
New York, New York 10104-0500
Tel: 212-468-8000

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box:  ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering	Aggregate	Amount of
Securities to be Registered	Registered(1)	Price per Unit(2)	Offering Price	Registration Fee
Common Shares	2,766,154	$4.13	$11,424,216.02	$448.97

(1)	Pursuant to Rule 416(a) of the Securities Act, this registration statement shall be deemed to cover additional securities that may be offered or issued to prevent dilution resulting from splits, dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act based on the average of the bid and asked prices of the Common Shares on the Over-the-Counter Bulletin Board on September 30, 2008.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

DATED November [  ], 2008

PROSPECTUS

Asia Pacific Wire & Cable Corporation Limited

2,766,154 Common Shares

This prospectus relates to the resale, from time to time, by the selling shareholder named in this prospectus of up to 2,766,154 Common Shares. The registration of these Common Shares does not necessarily mean that the selling shareholder will offer or sell all or any portion of its Common Shares. The selling shareholder may offer to sell its Common Shares at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. For more information on the sale of the Common Shares by the selling shareholder, please see the section entitled “Plan of Distribution” beginning on page 69 of this prospectus.

Our Common Shares currently trade on the Over-the-Counter Bulletin Board under the symbol “AWRCF.” On November 20, 2008, the last reported sale price of our Common Shares was $0.82.

All proceeds from the resale of the Common Shares will go to the selling shareholder and we will not receive any proceeds from the resale. The selling shareholder is expected to offer the Common Shares at market price. Based on the average of the bid and asked prices of the Common Shares on November 20, 2008, the selling shareholder can expect to receive the following proceeds:

Proceeds to
Selling Shareholder

Per share	$0.935
Total	$2,586,353.90

Investing in these securities involves a high degree of risk. See the risk factors beginning on page 5 for a discussion of information that should be carefully considered before investing in these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus.

The date of this prospectus is November [  ], 2008.

About this Prospectus

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission on Form F-1 covering the Common Shares offered by the selling shareholder. This prospectus does not contain all information contained in the registration statement, certain parts of which are omitted in accordance with the Securities and Exchange Commission’s rules and regulations. Statements made in this prospectus as to the contents of any other document (including any exhibits to the registration statement) are not necessarily complete. You should review the document itself for a thorough understanding of its contents. The registration statement and any amendments thereto can be read and reviewed at the Securities and Exchange Commission’s web site located at http://www.sec.gov, or at the Securities and Exchange Commission offices mentioned under the heading “Where You Can Find More Information.”

This prospectus is based on information provided by us and other sources that we believe to be reliable. This prospectus summarizes certain documents and other information, and we refer you to them for a more complete understanding of what we discuss in this prospectus.

You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it.

You should not assume that the information contained in this prospectus is accurate as of any date other than the date appearing on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

You should not consider any information included in this prospectus to be investment, legal or tax advice. You should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding any purchase of Common Shares. We are not making any representation to any offeree or purchaser of the Common Shares regarding the legality of an investment in the Common Shares by that offeree or purchaser under applicable investment or similar laws.

You must comply with all applicable laws and regulations in force in any jurisdiction in which you purchase, offer or sell the Common Shares or possess this prospectus. Because the laws of certain jurisdictions may restrict the distribution of this prospectus and the offer and sale of the Common Shares, you must inform yourself about, and observe, these restrictions. You must obtain any consent, approval or permission required for your purchase, offer or sale of the Common Shares under the laws and regulations in force in any jurisdiction to which you are subject or in which you make any purchases, offers or sales.

We are not making an offer to sell, or a solicitation of an offer to buy, any of the Common Shares to any person in any jurisdiction except where such an offer or solicitation is permitted.

This prospectus contains figures in U.S. Dollars. Unless otherwise specified, all references in this prospectus to “Thailand” are to the Kingdom of Thailand, all references to “Singapore” are to The Republic of Singapore, all references to “Taiwan” are to Taiwan, The Republic of China, all references to “China” and to the “PRC” are to The People’s Republic of China, all references to “Australia” are to the Commonwealth of Australia and all references to the “U.S.” are to the United States of America.

Most measurements in this prospectus are given according to the metric system. Standard abbreviations of metric units (e.g., “mm” for millimeter) have been employed without definitions. All references in this prospectus to “tons” are to metric tons, which are equivalent in weight to 2,204.6 pounds.

With respect to measurements relating to the manufacture of wire and cable products, references to “pkm” are to kilometers of twisted pairs of copper wire.

i

ii

PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus. For a more complete understanding of this offering, you should read the entire prospectus carefully, especially the risk factors beginning on page 5 and the financial statements and the notes thereto incorporated by reference herein.

Our Business

Asia Pacific Wire & Cable Corporation Limited (the “Company”), formed on September 19, 1996, is a Bermuda exempted limited liability company which, through its operating subsidiaries, is principally engaged in the manufacture and distribution of telecommunications (copper and fiber optic) and power cable and enameled wire products in the Asia Pacific region, primarily in Singapore, Thailand, Australia and China. The Company manufactures and distributes its own wire and cable products and also distributes wire and cable products (“Distributed Products”) manufactured by its principal shareholder, Pacific Electric Wire & Cable Company, a Taiwanese company (“PEWC”). Since 1997, the Company has also offered project engineering services in the supply, delivery and installation (“SDI”) of power cables.

PEWC currently owns beneficially 55.4% of the issued and outstanding Common Shares of the Company. SOF Investments, L.P., a Delaware limited partnership (“SOF”), owns beneficially 20% of the issued and outstanding Common Shares of the Company. The remaining 24.6% of the issued and outstanding Common Shares are publicly traded on the Over-the-Counter Bulletin Board (the “OTC BB”) in the United States under the trading symbol “AWRCF.”

Based on information published by the Thai Ministry of Commerce on sales by dollar value, the Company has determined that it is one of the five largest producers of telecommunications and low voltage power cable and enameled wire in Thailand. Based on information on sales by dollar value provided by the Cable Association in Singapore, the Company believes that it is the largest or second largest supplier of power cable in Singapore. In 2007, approximately 56.8% of the manufactured products sold by the Company were sold by its subsidiaries in Singapore and Thailand, with the remainder sold by its subsidiaries or joint ventures in China, Australia and Malaysia.

In Singapore, the Company also sells Distributed Products, which largely consist of medium and high voltage power cable. In 2007, sales of Distributed Products accounted for 2.1% of the Company’s revenues. As the Company continues to focus its resources on manufacturing and distributing its own products, sales of Distributed Products are expected to decline over time as a percentage of the Company’s business. The Company’s SDI project engineering services accounted for 1.0% of the Company’s revenue in 2007.

The Company sells its cable products primarily to government agencies, telecommunications network operators and large construction companies and subcontractors bidding for government contracts. Telecommunications cable products manufactured by the Company are largely used as access lines to connect buildings and residences to feeder and trunk cables. Power cable manufactured by the Company is used primarily in power transmissions for public lighting, outdoor installations and in and to commercial and residential buildings. Enameled wire is sold primarily to private sector manufacturers of electric motors for use in various consumer appliances. The Company maintains local sales personnel in each country where it has manufacturing operations, and export sales are conducted through independent suppliers as well as the Company’s own sales personnel. The Company principally competes on the basis of product quality and performance, reliability of supply, timely delivery, customer service and price.

Corporate Information

Our principal executive offices are located at 7/Fl. B, No. 132, Sec. 3, Min-Sheng East Road, Taipei, 105, Taiwan, Republic of China. Our telephone number is 886-2-2712-2558 and our fax number is 886-2-2712-3557. Further information on the Company is also available on our website at http://www.apwcc.com. Unless specifically provided herein, we do not intend for the information on our website to be incorporated by reference in this prospectus.

Summary Financial and Operating Data

The following selected consolidated financial data is derived from our audited consolidated financial statements for the years ended December 31, 2003, 2004, 2005, 2006 and 2007 and our unaudited condensed consolidated financial statements for the six months ended June 30, 2007 and 2008. All information appearing in the table below has been prepared in accordance with U.S. GAAP.

The selected data for the years ended December 31, 2003, 2004, 2005, 2006 and 2007 set forth below should be read in conjunction with, and is qualified in its entirety by, our audited consolidated financial statements and the notes thereto incorporated by reference herein, and the “Operating Results” section appearing elsewhere in this prospectus. The selected data for the six months ended June 30, 2007 and 2008 should be read in conjunction with the unaudited condensed consolidated financial statements and the notes thereto and the “Operating Results” section appearing elsewhere in this prospectus.

						For the Six Months
	For the Year Ended December 31,					Ended June 30,
	2003	2004	2005	2006	2007	2007	2008
	(In thousands, except per share amounts)

Income Statement Data:
Net sales	$211,399	$294,256	$337,262	$468,117	$510,841	$236,941	$273,860
Cost of sales	(178,111)	(255,384)	(300,656)	(410,823)	(465,165)	(217,711)	(253,435)

Gross profit	33,288	38,872	36,606	57,294	45,676	19,230	20,425
Other operating income	1,336	—	—	—	—	—	—
Operating expenses	(20,479)	(28,867)	(26,553)	(27,612)	(29,451)	(15,727)	(16,259)
Impairment loss	—	(134)	(3,223)	(86)	(95)	—	—

Operating profit	14,145	9,871	6,830	29,596	16,130	3,503	4,166
Exchange gain/(loss)	4,161	233	(3,137)	5,464	864	2,426	1,358
Net interest expense	(1,122)	(2,025)	(2,747)	(5,181)	(6,063)	(2,695)	(2,422)
Share of net income/(loss) of equity investees	1,475	(4,224)	170	73	124	113	86
Gain on liquidation of subsidiary	—	—	—	1,801	—	—	—
Gain/(loss) on sale of investment	(885)	(1,161)	(259)	(729)	35	—	—
Others	(214)	925	829	1,536	2,070	1,196	573

Income before income taxes and minority interests	17,560	3,619	1,686	32,560	13,160	4,543	3,761
Income taxes	(2,477)	(4,716)	(3,860)	(10,257)	(6,298)	(2,653)	(2,254)
Minority interests	(5,083)	(1,427)	(2,783)	(9,330)	(2,029)	(200)	316

Net income/(loss)	$10,000	$(2,524)	$(4,957)	$12,973	4,833	$1,690	$1,823

Earnings/(loss) per share(1)	$0.72	$(0.18)	$(0.36)	$0.94	$0.35	$0.12	$0.13

(1)	The calculation of the earnings/(loss) per share is based on 13,830,769 Common Shares for all periods presented.

	As of December 31,					As of June 30,
	2003	2004	2005	2006	2007	2008
	(In thousands)

Balance Sheet Data:
Cash and cash equivalents	$25,032	$24,419	$20,748	$24,664	$29,127	$37,690
Working capital	71,141	80,152	80,350	108,084	132,409	129,457
Total assets	232,176	270,433	262,938	364,565	396,116	378,427
Total debt	32,965	57,389	58,438	100,195	104,146	92,035
Total shareholders’ equity	107,176	107,146	97,622	118,765	136,783	137,862

Number of Shares Being Offered

This prospectus relates to the resale, from time to time, by the selling shareholder named in this prospectus of up to 2,766,154 Common Shares (the “Offering”). The registration of these Common Shares does not necessarily mean that the selling shareholder will offer or sell all or any portion of its Common Shares. The selling shareholder may offer to sell the Common Shares being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. The Company will not receive any of the proceeds of the Offering. For more information on the sale of the Common Shares by the selling shareholder, please see the section entitled “Plan of Distribution” beginning on page 69 of this prospectus.

Number of Shares Outstanding

There were 13,830,769 Common Shares issued and outstanding as of the date of this prospectus. Our Common Shares currently trade on the Over-the-Counter Bulletin Board under the symbol “AWRCF.” On November 20, 2008, the last reported sale price of our Common Shares was $0.82.

Cautionary Statement Concerning Forward-Looking Statements

Our disclosure and analysis in this prospectus contain some forward-looking statements. Forward-looking statements give our current beliefs or expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Such statements may include words such as “anticipate,” “estimate,” “expect,” “intend,” “plan,” “believe” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance.

Such statements are not promises or guarantees and are subject to a number of known and unknown risks and uncertainties that could cause our future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause or contribute to such differences include our ability to maintain and develop market share for our products, global, regional or national economic conditions and their impact on demand for our products and services, the introduction of competing products or technologies, our inability to successfully identify, consummate and integrate acquisitions, our potential exposure to liability claims, the uncertainty and volatility of the markets in which we operate, the availability and price for copper, our principal raw material, the fact that we have operations outside the United States that may be materially and adversely affected by acts of terrorism or major hostilities, fluctuations in currency, exchange and interest rates, operating results and other factors that are discussed in this report and in our other filings made with the Securities and Exchange Commission (the “SEC” or the “Commission”).

In particular, these statements include, among other things, statements relating to:

•	our business strategy;

•	our prospects for future revenues and profits in the markets in which we operate;

•	the possibility that our Common Shares will again be listed on a national exchange;

•	our dependence on a limited number of suppliers for our raw materials and our vulnerability to fluctuations in the cost of our raw materials; and

•	our liquidity.

We undertake no obligation to update any forward-looking statements or other information contained in this prospectus, whether as a result of new information, future events or otherwise, except as required by law. You are advised, however, to consult any additional disclosures we make in our filings with the SEC. Also note that we provide a cautionary discussion of risks and uncertainties under the “Risk Factors” section beginning on page 5 of this prospectus. These are factors that we think could cause our actual results to differ materially from expected results. Other factors besides those listed there could also adversely affect us.

This discussion is permitted by the Private Securities Litigation Reform Act of 1995.

RISK FACTORS

An investment in the Common Shares of the Company is speculative and involves a high degree of risk. Therefore, you should not invest in our Common Shares unless you are able to bear a loss of your entire investment. You should carefully consider the following factors as well as the other information contained herein before deciding to invest in our Common Shares.

Risks Related to the Common Shares and Corporate Governance

Consolidation of Charoong Thai Group Accounts

As of December 31, 2007 and June 30, 2008, the Company effectively owned 50.93% of the issued and outstanding shares of Charoong Thai Wire and Cable Public Company Limited (“Charoong Thai”). That percentage ownership constitutes a decrease from the Company’s initial ownership percentage and is attributable to the exercise of warrants or conversion of convertible securities by third parties. The Company’s present intention is to maintain majority ownership of the voting securities of Charoong Thai. However, there may be circumstances under which the Company cannot maintain majority ownership of Charoong Thai. In the event Charoong Thai determined to make a further offering of voting securities, or securities convertible into or exchangeable for voting securities, and the Company was not in a position to fund or finance its participation in the offering, the ownership interest of the Company in Charoong Thai could fall below 50%. If the Company’s holding in Charoong Thai were to fall below 50%, the accounts of the Charoong Thai group, which includes all of the Company’s Thailand operations, will not be consolidated but instead will be equity accounted. In such an event, the Company’s accounts will show a fall in revenue and most categories of assets and liabilities, which events could have a material adverse effect on the value of the Common Shares.

Potential Illiquidity of Common Shares

Prior to the effectiveness of this registration statement, approximately 75.4% of our Common Shares were unregistered securities, and were therefore not freely tradable. Upon effectiveness of this registration statement, approximately 75.4% of our Common Shares will be unregistered securities or registered securities held by affiliates subject to restrictions on trading. In the recent past, the volume of trading in our Common Shares has not been substantial. This illiquidity may negatively impact the value of the Common Shares.

Control of the Company Rests with Majority Shareholder; Controlled Company Exception for Any Exchange Listing; Risks Related to PEWC

As the majority shareholder, Pacific Electric Wire & Cable Co., Ltd. (“PEWC”) has sufficient votes to control the outcome of any matters presented for a shareholder vote, including the election of the members of the Board of Directors. PEWC may vote its shares in the Company in the manner that it sees fit. PEWC may also sell, convey or encumber all or a portion of its ownership interest in the Company without regard to the best interests of the other shareholders of the Company except to the extent it may be required to comply with the terms of the Shareholders’ Agreement dated June 28, 2007 among the Company, PEWC and the selling shareholder, SOF Investments, L.P., a Delaware limited partnership which owns beneficially 20% of the issued and outstanding Common Shares, and except that it may not engage in conduct oppressive to minority interests under applicable law.

The Company’s plans include seeking a listing on a national securities exchange, such as Nasdaq or NYSE Alternext US (formerly known as the American Stock Exchange), as and when the Company meets the listing criteria for one of those exchanges. In the event of a listing on a national securities exchange, the Company intends to rely upon the “controlled company exception” which will exempt the Company from a requirement to have a board of directors that has a majority of independent directors. The Company may also rely upon Nasdaq Rule 4350(a) or AMEX Company Guide Section 110, each of which would permit the Company to rely upon the rules of its home country, Bermuda, which do not require that the board of directors be comprised of a majority of independent directors. Accordingly, even assuming a listing on a national securities exchange, shareholders will not necessarily have a majority of the board that is independent from any affiliation with the majority shareholder, PEWC.

PEWC, the majority shareholder, is a Taiwanese company engaged in the manufacture and distribution of wire and cable products in the Taiwan markets. The Taipei Stock Exchange delisted PEWC in 2004 because of, among other things, allegations of accounting irregularities and malfeasance by certain former officers and directors. At present, there is no public market for the common stock of PEWC. A consortium of bank creditors (referred to as the “PEWC Banking Group”) has certain veto rights with respect to material acquisitions or expenditures by PEWC. In addition, criminal proceedings are ongoing in the Taipei courts against certain former officers and directors of PEWC. Unresolved issues regarding PEWC raise a degree of uncertainty regarding its capacity in the future to continue to provide support to the Company as it has in the past with regard to inter-company loans, and with regard to research and development and other services under the Composite Services Agreement, in each case on terms more favorable than those that might be available from unaffiliated providers.

Limited Trading Volume on the OTC BB

Our Common Shares are traded on the over-the-counter bulletin board (the “OTC BB”). Trading in our Common Shares has been limited and there may not exist from time to time an active trading market for our Common Shares. As a consequence, shareholders may find their ability to sell their Common Shares quickly or in substantial amounts is adversely affected by the limited public trading market. Thinly-traded equity can be more volatile than equity securities traded in an active trading market. The high and low bid price for our Common Shares during the past 24 months has been $7.19 and $2.15, respectively. In the future, our Common Shares may experience significant price fluctuations which could adversely affect the value of the Common Shares.

Disclosure Controls and Procedures and Internal Control Over Financial Reporting Classified as Ineffective

In 2004, the Company conducted an internal review regarding certain past and present financial and accounting practices with the assistance of an internationally-recognized forensic accounting firm. The internal review examined the adequacy of the Company’s disclosure controls and procedures. As of the end of 2006, management and the Company’s forensic accounting advisors identified the following material weaknesses:

•	Lack of documented policies and procedures governing the Company’s accounting policies, internal control and code of conduct;

•	Lack of an adequate internal audit function;

•	Need for improvement in monthly financial statement close process for the Company and its subsidiaries to allow timely financial reporting;

•	Need for greater U.S. GAAP and tax expertise to identify potential accounting and taxation issues that have a material impact on the Company; and

•	Lack of credit control policies at certain subsidiaries.

The Company engaged a consultant to advise and assist on establishing an internal audit department and to assist in establishing and maintaining satisfactory disclosure controls and procedures. However, the Company has not completed this process and, as a result, under applicable regulatory guidance, the Company’s disclosure controls and procedures as of December 31, 2007 were required to be classified as ineffective. The Company is focused on improving its disclosure controls and procedures and believes that these material weaknesses will likely be remediated as of December 31, 2008, as long as the Company’s personnel properly implement and adhere to remediation plans adopted by the Company.

In addition, the Company engaged a consultant to assist the Company’s management, including its Chief Executive Officer (“CEO”) and Interim Chief Financial Officer (“CFO”), in evaluating the Company’s internal control over financial reporting as of December 31, 2007. As a result of that assessment, management, including our CEO and CFO, identified four material weaknesses and certain significant deficiencies in the Company’s internal control over financial reporting as of that assessment date:

Material Weaknesses:

•	The Company lacks a written policy addressing the review and identification, and does not conduct regular review, of slow-moving and/or obsolete inventory and the making of a corresponding provision on a timely basis at certain subsidiaries.

•	The Company lacks a written policy addressing the review and identification, and does not conduct regular review, of aged receivables and/or doubtful debts and the making of a corresponding provision on a timely basis at a significant subsidiary.

•	The Company has insufficient data integrity, access control and segregation of duties controls among personnel with regard to spreadsheets that host financial data at both the corporate and subsidiary levels.

•	The Company has insufficient access control and segregation of duties controls among personnel with regard to application systems that host financial data at both the corporate and subsidiary levels.

Significant Deficiencies:

•	The Company lacks a formal human resource department at the corporate level to monitor the competency and allocation of resources. Additionally, the Company has inadequate personnel at the subsidiary level which leads to insufficient segregation of duties and independent review during payroll calculation.

•	The Company lacks an IT Department at the corporate level and has insufficient control over its general IT environment at both the corporate and subsidiary levels.

•	The Company lacks a written and approved internal audit plan and internal control intended to govern operations might not be monitored regularly and on a timely basis.

As a result of such material weaknesses, under applicable regulatory guidance, the Company’s internal control over financial reporting as of that assessment date were also required to be classified as ineffective. Those material weaknesses were reported by our CEO and CFO to the Company’s Board of Directors, its Audit Committee and its independent auditors, and the significant deficiencies were reported by our CEO and CFO to the Audit Committee and the independent auditors.

The Company’s Board of Directors has adopted certain remedial actions which the Company believes, once fully implemented, will address satisfactorily those material weaknesses identified by our CEO and CFO. In particular, in a meeting held on June 13, 2008, the Board of Directors adopted a spreadsheet controls policy, a whistleblower policy and a code of business conduct and ethics applicable to employees. Additionally, at a meeting held on July 30, 2008, the Board of Directors approved the engagement of a consultant to assist the Company with its internal control in 2008. Finally, at a meeting held on July 31, 2008, the Audit Committee amended several of the Company’s accounting policies relating to its internal control, including the Allowance for Doubtful Accounts Policy, Customer Credit Policy, Chart of Accounts Policy and Procedures, and Fixed Assets Policy and Procedures. The principal purposes of those amendments are to clarify for Company personnel the internal rules and procedures for those matters in order to ensure greater consistency and to provide guidance on the appropriate treatment and classification of Company assets covered by those policies. However, the Company cannot provide any assurances that those actions will be sufficient or that other material weaknesses will not be identified upon further investigation, such that disclosure controls and procedures and internal control over financial reporting may continue to be classified as ineffective, or, if rendered effective for a period of time, may not in the future cease to be effective.

Delinquency in Reporting Obligations; Reporting of Financial Results

As a foreign private issuer, the Company is currently required to file its annual report on Form 20-F with the SEC within six months following the close of its fiscal year. The Company was not in a position to make the filing of its 2004 annual report on a timely basis. After the expiration of an automatic grace period, on August 29, 2005 the OTC BB delisted the Company for failure to remain current in the filing of its periodic reports. On November 9,

2007, the Company filed its 2004 annual report. On March 17, 2008, the Company filed its combined 2005 and 2006 annual report. The Company then relisted on the OTC BB in April 2008 under the symbol “AWRCF.” On June 28, 2008, the Company filed its 2007 annual report on a timely basis.

The Company is currently compliant with its reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and believes that it has addressed the corporate governance obstacles that led to its delinquency in filing its 2004, 2005 and 2006 annual reports. However, the Company cannot provide assurances that it will continue to be compliant in its reporting obligations under the Exchange Act. As a foreign private issuer, the Company is not required to provide financial results on a quarterly or semi-annual basis. In addition, neither Bermuda law nor Taiwan law requires the Company to provide interim financial information to its shareholders, whether on a quarterly or semi-annual basis. As such, investors may not have the same access to financial information of the Company as they customarily receive in the case of a domestic issuer disclosing quarterly results on a Form 10-Q.

Potential Conflict of Certain Officers and Directors

The Company appointed two independent directors on September 28, 2007. Other than those two independent directors, all of the members of the Board of Directors are also directors or officers or otherwise affiliated with PEWC, the majority shareholder. Certain of our officers are also affiliated with PEWC. In each case, they may be subject to potential conflicts of interest. In addition, certain of our officers and directors who are also officers and/or directors of PEWC may be subject to conflicts of interest in connection with, for example, pursuing corporate opportunities in which we and PEWC or one of its affiliates have competing interests, and the performance by us and PEWC of our respective obligations under existing agreements, including the Composite Services Agreement and the Indemnification Agreement (discussed below). In addition, some of these persons will devote time to the business and affairs of PEWC and its affiliates as is appropriate under the circumstances, which could reduce the amount of time available for overseeing or managing our business and affairs. Notwithstanding any such potential conflicts, however, such individuals, in their capacities as our directors and officers, are subject to fiduciary duties to our shareholders.

The Bermuda Companies Act 1981, as amended (the “Companies Act”), subjects our officers and directors to certain fiduciary standards in the exercise of their executive and management duties on our behalf. Under the Companies Act, an officer of ours (which term includes our directors) is subject to a duty of care requiring him to act honestly, in good faith and in the best interests of the Company in the discharge of his duties and to, among other things, give notice to the Board of Directors at the first opportunity of any interest he has in any material contract or proposed material contract with us or any of our subsidiaries. The Companies Act also prohibits us, subject to certain exceptions, from making loans to any directors without first obtaining the consent of shareholders holding in the aggregate not less than nine-tenths of the total voting rights of all the shareholders having the right to vote at any shareholders meeting. As of May 31, 2004, we do not make any loans to our directors or executive officers in accordance with the provisions of The Sarbanes-Oxley Act of 2002.

Obligations under Shareholders Agreement

On June 28, 2007, the selling shareholder, SOF Investments, L.P. (“SOF”), a Delaware limited partnership, acquired 2,766,154 Common Shares, representing 20% of the issued and outstanding Common Shares (the “SOF Shares”), from Sino-JP Fund Ltd (“Sino-JP”). Following that sale, Sino-JP ceased to have any ownership interest in the Company and its three designees on the Board of Directors and the Company officers selected by it each resigned with immediate effect. On that same date, the Company entered into the Shareholders Agreement with PEWC and SOF, pursuant to which the Company granted to SOF certain rights and protections. Under the Shareholders Agreement, the Company has agreed to indemnify SOF and its partners and certain of its affiliates (the “SOF Indemnified Persons”), for any additional taxes, interest, penalties and other costs that might be imposed upon or incurred by the SOF Indemnified Persons in the event that the Company is determined by the Internal Revenue Service (the “IRS”) to be a “controlled foreign corporation” (a “CFC”) or a “passive foreign investment company” (a “PFIC”), as such terms are interpreted and defined under IRS rules and regulations. The Company does not believe that it is now or is likely to become a CFC or a PFIC; however, the Company cannot provide any assurances that it will not become a CFC or a PFIC in the future.

In addition, the Company has granted certain registration rights to SOF with respect to the SOF Shares (the “Registrable Securities”). In particular, the Company has agreed to use its reasonable best efforts to prepare and file, and cause to go effective, as soon as practicable, this shelf registration statement covering the resale of the Registrable Securities on a delayed or continuous basis. The Company has also agreed to use its reasonable best efforts to keep this registration statement effective until all Registrable Securities have been sold or until all Registrable Securities may be sold without restriction pursuant to Rule 144 promulgated pursuant to the Securities Act of 1933, as amended. In addition, the Company has granted to SOF two demand registration rights for underwritten offerings and customary piggyback registration rights with regard to the Registrable Securities. Moreover, the Company has agreed that, not later than January 31, 2009, it shall have used its reasonable best efforts to cause the Common Shares to be listed on a national “Securities Market,” which means any of the Nasdaq Stock Market, Inc. (Global Market or Global Select Market), the American Stock Exchange LLC or the New York Stock Exchange LLC. All of the costs and expenses of the Company in connection with the fulfillment of its obligations under the Shareholders Agreement are to be paid by the Company, other than underwriting fees, discounts and commissions attributable to the sale of Registrable Securities by SOF.

The Company has also granted to SOF preemptive rights in the event of any issuance of additional equity securities (or securities convertible into or exchangeable for equity securities) by the Company, such that SOF may subscribe for additional securities in order to maintain its then percentage ownership interest in the issued and outstanding equity securities of the Company.

If the Company fails to fulfill its obligations under the Shareholders Agreement, SOF may have a claim for damages against the Company or, if the Company fulfills its reasonable best efforts undertakings but fails to meet one or more of the stated goals, SOF may have a put right of its Common Shares to PEWC, either of which events may adversely impact the value of the Common Shares.

In addition, sales of Common Shares held by SOF and registered under this shelf registration statement, or any registration statement that goes effective following an exercise of demand registration rights, will increase the number of Common Shares available for purchase in the public market and may adversely affect the value of the Common Shares held by other shareholders. Even without substantial sales by SOF of its Registrable Securities, the possibility of such sales may create a “market overhang” that has the effect of depressing the trading price of the Common Shares.

Risks Relating to the Settlement Agreement

Following the acquisition by Sino-JP in 2004 of Common Shares of the Company, a number of disputes arose between PEWC and Sino-JP regarding the governance of the Company and other matters. Specifically, the Board was unable to reach a consensus on the proper treatment of certain doubtful accounts receivable. In addition, the then current Chief Financial Officer of the Company questioned the then current auditors of the Company regarding the thoroughness of their review of these accounts receivable during the course of their 2004 audit of the Company’s financial statements, which led to the cessation of the 2004 audit by the auditors at that time. The initial narrow dispute between Board members designated by Sino-JP and other Board members regarding the accounting treatment for doubtful accounts receivable grew in scope, such that it became very difficult to achieve a consensus on a number of strategic and operational matters, due to the effective veto right held by the Sino-JP Board designees. On June 28, 2007, the date of the purchase by SOF of the SOF Shares from Sino-JP and the date of the Shareholders Agreement among the Company, PEWC and SOF, the Company and Sino-JP also entered into a comprehensive settlement and release agreement (the “Settlement Agreement”), which dismissed and released all claims between the parties and which put an end to all related litigation. Separately, PEWC also entered into a settlement and release agreement that terminated all disputes and litigation between those parties. Upon the closing of the purchase agreement for the SOF Shares and the Settlement Agreement, all of the directors and officers of the Company designated by Sino-JP submitted their resignations and Sino-JP ceased to have any interest in the Company. As part of the Settlement Agreement, the Company agreed to indemnify all of those Sino-JP designated directors and officers (the “Sino-JP Indemnified Persons”) for all acts or omissions taken in their capacity as a director or officer to the maximum extent permitted under the memorandum of association and the Bye-laws of the Company and the Companies Act. The Company could incur significant costs in the event any claims are asserted or actions commenced against any of the Sino-JP Indemnified Persons for matters within the scope of the indemnification provisions of the Settlement Agreement.

Holding Company Structure; Potential Restrictions on the Payment of Dividends

We have no direct business operations other than our ownership of the capital stock of our subsidiaries and joint venture holdings. While we have no present intention to pay dividends, should we decide in the future to do so, as a holding company, our ability to pay dividends and meet our other obligations will depend upon the amount of distributions, if any, received from our operating subsidiaries and other holdings and investments. Our operating subsidiaries and other holdings and investments, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants contained in loan agreements, restrictions on the conversion of local currency earnings into U.S. dollars or other hard currency and other regulatory restrictions. For example, PRC legal restrictions permit payments of dividends by our business entities in the PRC only out of their retained earnings, if any, determined in accordance with relevant PRC accounting standards and regulations. Under PRC law, such entities are also required to set aside a portion of their net income each year to fund certain reserve funds. These reserves are not distributable as cash dividends. The foregoing restrictions may also affect our ability to fund operations of one subsidiary with dividends and other payments received from another subsidiary.

Failure to Go Effective May Lead to a Claim for Damages by SOF or a Put of the SOF Shares to PEWC

If the registration statement of which this prospectus forms a part is not filed and declared effective within certain time periods, the Company may incur liability to SOF. If the Company has failed to use its reasonable best efforts to have the registration statement declared effective on or prior to November 30, 2008 (the “Effectiveness Date”), then SOF may have a claim for damages under the Shareholders Agreement. If the registration statement is not declared effective on or before the Effectiveness Date, notwithstanding that the Company has used its reasonable best efforts to cause it to go effective, then, under the Shareholders Agreement, SOF may exercise a put of the Registrable Securities to PEWC. The exercise of the put right would result in a greater concentration of the Common Shares being held by PEWC, which may adversely impact the trading price and liquidity of the Common Shares.

Corporate Matters; Limited Recourse; Limited Enforceability

We are incorporated in and organized pursuant to the laws of Bermuda. In addition, all of our directors, officers and experts named in this registration statement reside outside the United States and our material assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon such persons or to realize against them in courts of the United States upon judgments predicated upon civil liabilities under the United States federal securities laws. Even if investors are successful in realizing against such persons in courts of the United States, the laws of Taiwan may render such investors unable to enforce the judgment against the Company’s assets or the assets of its officers and directors and experts named in this registration statement. Also, investors may have difficulty in bringing an original action based upon the United States federal securities law against such persons in the Taiwan courts. Additionally, we have been advised by our legal counsel in Bermuda, Appleby, that there is doubt as to the enforcement in Bermuda, in original actions or in actions for enforcement of judgments of United States courts, of liabilities predicated upon U.S. federal securities laws, although Bermuda Courts will enforce foreign judgments for liquidated amounts in civil matters subject to certain conditions and exceptions. As a result, shareholders may encounter more difficulties in enforcing their rights and protecting their interests in the face of actions taken by management, the Board of Directors or controlling shareholders than they would if the Company were organized under the laws of the United States or one of the states therein, or if the Company had material assets located within the United States or some of the directors and officers were resident within the United States. See “Enforceability of Certain Civil Liabilities” for additional information.

Risks Relating to Our Business

Risks Relating to Copper

Copper is the principal raw material we use, accounting for a majority of the cost of sales. We purchase copper at prices based on the average prevailing international spot market prices on the London Metal Exchange (the “LME”) for copper for the one month prior to purchase. The price of copper is affected by numerous factors beyond our control, including international economic and political conditions, supply and demand, inventory levels maintained by suppliers, actions of participants in the commodities markets and currency exchange rates. As with other costs of production, changes in the price of copper may affect the Company’s cost of sales. Whether this has a material impact on our operating margins and financial results depends primarily on the Company’s ability to adjust charges to its customers, such that increases and decreases in the price of copper are fully reflected in those charges. Most of our sales of manufactured products reflect the cost of copper used to manufacture those products at the time the products are ordered. In the ordinary course of business we maintain inventories of raw materials and finished products reasonably necessary for the conduct of our business. These inventories typically reflect the cost of copper prevailing in the market at the time of purchase. A long-term decrease in the price of copper would require the Company to revalue its inventory at periodic intervals to the then net realizable value, which could be below cost. Copper prices have been subject to considerable volatility and it is not always possible to manage our copper purchases and inventory so as to neutralize the impact of copper price volatility. Accordingly, significant volatility in copper prices could have an adverse effect on our operations. No assurance can be given that such volatility will not recur.

Risks Relating to China

We conduct substantial business operations in China. Accordingly, our results of operations and prospects are likely to be materially impacted by economic, legal and other developments in China.

Economic Reform Measures in the PRC May Adversely Affect the Company’s Operations or Financial Condition

In recent years, the PRC government has implemented economic reform measures emphasizing decentralization, utilization of market forces in the development of the economy and a high level of management autonomy. While such economic reform measures are generally viewed as a positive development for foreign businesses investing or establishing operations in China, the reforms are at an early stage and there is not sufficient administrative or judicial precedent to permit the Company to determine with any degree of certainty how the reforms will impact our business in China.

PRC Civil Law System May Limit the Company’s Remedies

The Chinese legal system is a civil law system based on written statutes. Prior court decisions may be cited for reference but have limited precedential value. Since 1979, the central government has promulgated laws and regulations dealing with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade. In particular, legislation over the past decades has significantly enhanced the protections afforded to various forms of foreign investment in China. As foreign investment laws and regulations in China are relatively new and because of the limited volume of published decisions and their non-binding nature, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involves uncertainties, which may limit the remedies available to us in the event of any claims or disputes with third parties. In addition, any litigation in China may be protracted and could result in substantial costs and diversion of resources and management attention.

PRC Control over the Convertibility of Currency May Restrict the Payment of Dividends

The PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade related transactions, can be made in foreign currencies without prior approval from the State Administration of Foreign

Exchange (“SAFE”) by complying with certain procedural requirements. However, approval from SAFE or its local branch is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. Shortages in the availability of foreign currency may restrict the ability of our subsidiaries in the PRC to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy their foreign currency-denominated obligations.

PRC Regulation of Telecommunications Industry May Adversely Affect the Company’s Operations or Financial Condition

In addition, the PRC government has considerable control over the structure and overall development of the telecommunications industry in the PRC. Purchasers of our telecommunications cable in China are subject to extensive regulation by and under the supervision of the Ministry of Information and Industry (the “MII”), which is the primary telecommunications industry regulator in China. The MII is responsible for formulating policies and regulations for the telecommunications industry, granting telecommunications licenses, allocating frequency spectrum and numbers, formulating interconnection and settlement arrangements between telecommunications operators, and enforcing industry regulations. Other PRC governmental authorities also regulate tariff policies, capital investment and foreign investment in the telecommunications industry. As a result of its accession to the World Trade Organization (“WTO”) and the adoption of the Regulations on the Administration of Foreign-Invested Telecommunications Enterprises in January 2002, which implement its commitments to the WTO, the Chinese government has agreed to gradually liberalize the various segments and regions of the telecommunications market to foreign telecommunications operators. Currently, however, the MII has only granted licenses to operate fixed-line telecommunications networks (which use our telecommunications cables) to certain domestic entities. As a result, the business of our companies in China may be more dependent on the political stability of the country than if there were more consumers of telecommunications cable and if the government-related entities were not so closely involved in the telecommunications industry. Future changes to the regulations and policies governing the telecommunications industry in China, including possible future industry restructurings, may have a material adverse effect on our business.

Political or Social Instability in the PRC May Adversely Affect the Company’s Operations or Financial Condition

Political or social instability in China could also adversely affect our business operations or financial condition. In particular, adverse public health epidemics or pandemics in China could not only interfere with our ability to operate our PRC subsidiaries, but could also affect the country’s overall economic growth, which could in turn affect the sales of our products in China. In addition, as our corporate headquarters are located in Taipei, any escalation in political tensions between the PRC and the government of Taiwan could impact adversely our ability to manage our Chinese operations efficiently or without third party interference.

Inflation in the PRC May Adversely Affect the Company’s Operations or Financial Condition

The rapid growth of the PRC economy has historically resulted in high levels of inflation. If the government tries to control inflation, it may have an adverse effect on the business climate and growth of private enterprise in the PRC. An economic slowdown may increase our costs. If inflation is significant, our costs would likely increase, and there can be no assurance that we would be able to increase our prices to an extent that would offset the increase in our expenses.

PRC Power Shortages and Lack of Insurance May Adversely Affect the Company’s Operations or Financial Condition

We consume substantial amounts of electricity in our manufacturing processes at our production facilities in China. Certain parts of China have been subject to power shortages in recent years. We have experienced a number of power shortages at our production facilities in China to date. We are sometimes given advance notice of power shortages and in relation to this we currently have a backup power system at certain of our production facilities in

China. However, there can be no assurance that in the future our backup power system will be completely effective in the event of a power shortage, particularly if that power shortage is over a sustained period of time and/or we are not given advance notice thereof. Any power shortage, brownout or blackout for a significant period of time may disrupt our manufacturing, and as a result, may have an adverse impact on our business.

The insurance industry in China is still at an early stage of development. In particular, PRC insurance companies do not offer extensive business insurance products. As a result, we do not have any business liability or disruption insurance coverage for our operations in China. Any business disruption, litigation or natural disaster might result in our incurring substantial costs and the diversion of resources.

PRC Tax Treatments May Adversely Affect the Company’s Operations or Financial Condition

Certain of our PRC companies enjoy preferential tax treatments, in the form of reduced tax rates or tax holidays, provided by the PRC government or its local agencies or bureaus. On March 16, 2007, the National People’s Congress of the PRC, or NPC, passed the new PRC Enterprise Income Tax Law (the “New EIT Law”). Under the New EIT Law, effective January 1, 2008, China adopted a uniform tax rate of 25% for all enterprises (including foreign-invested enterprises) and revoked the then current tax exemption, reduction and preferential treatments applicable to foreign-invested enterprises. However, there is a transition period for enterprises, whether foreign-invested or domestic, that were receiving preferential tax treatments granted by relevant tax authorities at the time the New EIT Law became effective. Enterprises that are subject to an enterprise income tax, or EIT, rate lower than 25% may continue to enjoy the lower rate and gradually transition to the new tax rate within five years after the effective date of the New EIT Law. Enterprises that are currently entitled to exemptions or reductions from the standard income tax rate for a fixed term may continue to enjoy such treatment until the fixed term expires. Preferential tax treatments will continue to be granted to industries and projects that are strongly supported and encouraged by the state, and enterprises otherwise classified as such “encouraged” high-tech enterprises will be entitled to a 15% EIT rate. On April 14, 2008, the Measures for the Recognition and Administration of New and High-tech Enterprises (the “Measures”), were promulgated jointly by the Ministry of Science and Technology of the PRC, the Ministry of Finance of the PRC and the State Administration of Taxation of the PRC and became retroactively effective from January 1, 2008. Under the Measures, the term “high-tech enterprise” is defined as a resident enterprise that has been registered in the PRC (excluding Hong Kong, Macao or Taiwan) for more than one year, conducts business in the new and high-tech fields encouraged by government as listed in an appendix to the Measures, continuously undertakes research and development and technology conversion, and relies on self-owned intellectual property rights as the basis of its business operation. Such new and high-tech enterprises may apply for tax incentives. Pacific Electric Wire & Cable (Shenzhen) Co., Ltd. (“PEWS”) is the only subsidiary of the Company that qualifies for these tax incentives provided under the Measures. The income tax rate of PEWS was 15% in 2007 and, under the revised tax incentive regulations, is scheduled to be 18% in 2008, 20% in 2009, 22% in 2010, 24% in 2011 and 25% in 2012.

The New EIT Law and any other changes to our effective tax rate could have a material and adverse effect on our business, financial condition and results of operations. We cannot assure you that we will continue to enjoy these preferential tax treatments in the future. The discontinuation or reduction of these preferential tax treatments or government financial incentives could materially and adversely affect our business, financial condition and results of operations.

New Labor Law Legislation in the PRC May Adversely Affect the Company’s Operations or Financial Condition

In June 2007, the National People’s Congress of the PRC enacted new labor law legislation called the Labor Contract Law, which became effective on January 1, 2008. It formalizes workers’ rights concerning overtime hours, pensions, layoffs, employment contracts and the role of trade unions. Considered one of the strictest labor laws in the world, among other things, this new law requires an employer to conclude an “open-ended employment contract” with any employee who either has worked for the employer for ten years or more or has had two consecutive fixed-term contracts. An “open-ended employment contract” is in effect a lifetime, permanent contract, which is terminable only in specified circumstances, such as a material breach of the employer’s rules and regulations, or for a serious dereliction of duty. Such employment contracts with qualifying workers would not be terminable if, for example, the Company determined to downsize its workforce in the event of an economic downturn. Under the new law, downsizing by 20% or more may occur only under specified circumstances, such as a restructuring undertaken pursuant China’s Enterprise Bankruptcy Law, or where a company suffers serious difficulties in production and/or business operations. Any of the Company’s staff employed to work exclusively within the PRC are covered by the new law and thus, the Company’s ability to adjust the size of its operations when necessary in periods of recession or less severe economic downturns has been curtailed. Accordingly, if the Company faces future periods of decline in business activity generally or adverse economic periods specific to the Company’s business, this new law can be expected to exacerbate the adverse effect of the economic environment on the Company’s results of operations and financial condition. Additionally, this new labor law has affected labor costs of our customers which may result in a decrease in such customers’ production and a corresponding decrease in their purchase of our products.

Exposure to Foreign Exchange Risks

Changes in exchange rates influence our results of operations. Our principal operations are located in Thailand, Singapore and China, and a substantial portion of our revenues is denominated in Baht, Singapore dollars or Renminbi. Nearly all of the raw materials for these operations are imported and paid for in U.S. dollars and a substantial portion of our future capital expenditures are expected to be in U.S. dollars. We require a significant amount of U.S. dollars for our ongoing equipment upgrade and maintenance programs. Any devaluation of the Baht, the Singapore dollar or Renminbi against the U.S. dollar would increase the effective cost of foreign manufacturing equipment and the amount of foreign currency denominated expenses and liabilities and would have an adverse impact on our operations. Forward foreign exchange contracts are used on a selective basis to hedge foreign exchange risk, but they do not provide any assurance that we will not incur substantial losses in the event of a devaluation of the Baht, Singapore dollar or Renminbi against the U.S. dollar.

Although our reporting currency is U.S. dollars, the functional currency of our Thai operations, which accounted for 48.8% of our sales in 2007, is the Baht, the functional currency of our Chinese operations, which accounted for 30.9% of our sales in 2007, is the Renminbi, and the functional currency of our Singapore operations, which accounted for 9.4% of Company sales (including sales of Distributed Products) in 2007, is the Singapore dollar. Accordingly, the functional currency accounts of these operations are translated into U.S. dollars utilizing, for the year, the balance sheet exchange rate for balance sheet accounts, and an average exchange rate for the year for the income statement accounts. Such translation of the functional currency accounts is recognized as a separate component of shareholders’ equity. Any devaluation of the Baht, Singapore dollar or Renminbi against the U.S. dollar would adversely affect our financial performance measured in U.S. dollars.

Substantially all of the revenues of our operations in China are denominated in Renminbi. The value of the Renminbi against the U.S. dollar and other foreign currencies fluctuates and is subject to changes in Chinese and international political and economic conditions. On July 21, 2005, the PRC government introduced a managed floating exchange rate system to allow the value of the Renminbi to fluctuate within a regulated band based on market supply and demand and by reference to a basket of currencies. On the same day, the value of the Renminbi appreciated by approximately 2% against the U.S. dollar. The PRC government has since made and in the future may make further adjustments to the exchange rate system. Fluctuations in exchange rates may adversely affect the value, translated or converted into U.S. dollars, of our net assets, earnings and any declared dividends payable by our operating subsidiaries and joint ventures in China. We cannot assure you that any future movements in the exchange rate of the Renminbi against the U.S. dollar or other foreign currencies will not adversely affect our results of operations and financial condition.

Competition

The wire and cable industry in the Asia Pacific region is highly competitive. Our competitors include a large number of independent domestic and foreign suppliers. Certain competitors in each of our markets have substantially greater manufacturing, sales, research and financial resources than we do. We and other wire and cable producers increasingly compete on the basis of product quality and performance, reliability of supply, customer service and price. To the extent that one or more of our competitors is more successful with respect to the primary competitive factors, our business could be adversely affected.

Composite Services Agreement with PEWC

We engage in transactions in the ordinary course of business with PEWC, including the purchase of certain raw materials and the distribution of PEWC products in various countries in the Asia Pacific region. We and PEWC have entered into a composite services agreement dated November 7, 1996, as amended and supplemented (the “Composite Services Agreement”), which contains provisions that define our relationship and the conduct of our respective businesses and confers certain preferential benefits on us. The Composite Services Agreement is renewable at our option and is currently in force. However, we are unable to predict whether PEWC would, at some future date, seek to limit the business it conducts with the Company pursuant to the terms of the Composite Services Agreement.

Risks Relating to Thailand

A substantial portion of our Thai operations, which accounted for approximately 48.8% of our net sales in 2007, consists of the manufacture of telecommunications and power cable and sales of those products for use in large-scale telecommunications projects and various construction projects in Thailand. As a result, our future performance will depend in part on the political situation in Thailand and the general state of the Thai economy. Recent political upheaval in Thailand has resulted, and may continue to result, in fewer and uncompleted contracts with the Thai government, a significant customer of the Company. The Company’s Thai operations are increasingly vulnerable to uncertainties with regard to payment for current sales and the award of future contracts in view of the ongoing political crisis in Thailand. Additionally, in recent years the Thai economy has been highly cyclical and volatile, depending for economic growth in substantial part on a number of government initiatives for economic expansion. However, the Baht remains volatile and subject to significant fluctuations in relation to the U.S. dollar. Such fluctuations in the value of the Baht may negatively impact our performance. The Baht traded in the range of approximately Baht 29.28 to Baht 35.96 to US$1 in 2007.

Alternative Transmission Technologies

Our fiber optic and copper-based telecommunications business is subject to competition from other transmission technologies, principally wireless-based technologies. Fiber optic cable is presently being used in telecommunications trunks and feeder cable businesses and minimally in the access cable business. In the Asia Pacific markets where we compete, wireless telecommunications businesses have sometimes made substantial inroads in early emerging markets where sufficient funding may not then be available to install the infrastructure necessary for market-wide fixed line telecommunications. In addition, the ease of use of wireless telecommunications may make that medium an attractive alternative in circumstances where access to fixed line telecommunications is limited. While these technologies do present significant competition in the markets in which we conduct or plan to conduct business, the Company believes that demand for its fixed wire products will remain strong. However, no assurance can be given that the future development and use of such alternative technologies will not adversely affect our results of operations.

International Business Risks

We are subject to risks specific to our international business operations, including: the risk of supply disruption, production disruption or other disruption arising from the outbreak of highly infectious or communicable diseases such as Severe Acute Respiratory Syndrome; the risk of potential conflict and further instability in the relationship between Taiwan and the PRC; risks related to international political instability and to the recent global economic turbulence and adverse economic circumstances in Asia; unpredictable consequences on the economic conditions in the U.S. and the rest of the world arising from terrorist attacks, such as the attacks of September 11, 2001 in the U.S. and other military or security operations; unexpected changes in regulatory requirements or legal uncertainties regarding tax regimes; tariffs and other trade barriers, including current and future import and export restrictions; difficulties in staffing and managing international operations in countries such as Singapore, the PRC, Thailand and Taiwan; risks that changes in foreign currency exchange rates will make our products comparatively more expensive; limited ability to enforce agreements and other rights in foreign countries; changes in labor conditions; longer payment cycles and greater difficulty in collecting accounts receivable; burdens and costs of compliance with a variety of foreign laws; limitation on imports or exports and expropriation of private enterprises; and reversal of the current policies (including favorable tax and lending policies) encouraging foreign investment or foreign trade by our host countries. Although we have not experienced any serious harm in connection with our international operations, we cannot assure you that such problems will not arise in the future.

Current Economic Risks

On October 3, 2008, the President of the United States, George W. Bush, signed into law the Emergency Economic Stabilization Act of 2008 (the “EESA”). The legislation was the result of a proposal by Treasury Secretary Henry Paulson to the U.S. Congress on September 20, 2008 in response to the financial crises affecting the banking system and financial markets and going concern threats to investment banks and other financial institutions. Pursuant to the EESA, the U.S. Treasury was granted the authority to, among other things, purchase up to $700 billion of mortgages, mortgage-backed securities and certain other financial instruments from financial institutions or, alternatively, investing in debt and equity securities of investment banks and other financial institutions, in each case for the purpose of stabilizing and providing liquidity to the U.S. financial markets. As the financial crisis has unfolded, the plans of the U.S. Treasury have shifted with regard to the appropriate measures to stabilize the financial markets. There can be no assurance as to the actual impact that the EESA will have on the financial markets, including the extreme levels of volatility and limited credit availability currently being experienced. The failure of the EESA to help stabilize the financial markets and a continuation or worsening of current financial market conditions would likely materially and adversely affect the Company.

Dramatic declines in the U.S. housing market over the past year, with falling home prices and increasing foreclosures and unemployment, have resulted in significant write-downs of asset values by financial institutions, including government-sponsored entities as well as major commercial and investment banks. These write-downs, initially of mortgage-backed securities but spreading to credit default swaps and other derivative securities, in turn have caused many financial institutions to seek additional capital, to merge with larger and stronger institutions and, in some cases, to fail. Reflecting concern about the stability of the financial markets generally and the strength of counterparties, many lenders and institutional investors have ceased to provide funding to even the most credit-worthy borrowers or to other financial institutions. The current shortage of available credit and lack of confidence in the financial markets has materially and adversely affected the trading price of the Company’s Common Shares and could materially and adversely impact its access to capital and financial condition.

Continued turbulence in the U.S. and international markets and economy may adversely affect the Company’s liquidity, its ability to access the capital markets and its financial condition and the willingness or ability of certain counterparties to do business with the Company.

IDENTITY OF DIRECTORS, SENIOR MANAGEMENT AND ADVISERS

Directors and Senior Management

Name	Function

Anson Chan	Independent director
Andy C.C. Cheng	Director
Fang Hsiung Cheng	Director
Alex Erskine	Resident Secretary
Daphne Hsu	Financial Controller
Gai Poo Lee	Director
Michael C. Lee	Director
Yichin Lee	Independent director
Samuel See	Interim Chief Financial Officer
Ching Rong Shue	Director
David Sun	Director
Jack Sun	Director
Yuan Chun Tang	Director, Chairman of the Board, Chief Executive Officer
Ling Y. Wu	Non-Resident Secretary

The business address for each of the individuals listed above, except for Mr. Erskine, is No. 132 Min-Sheng East Road, Room B, 7th Fl., Section 3, Taipei, 105 Taiwan, Republic of China. The business address for Mr. Erskine is Canon’s Court, 22 Victoria Street, Hamilton HM EX, Bermuda.

Auditors

Our auditors for the years ended December 31, 2005, 2006 and 2007 were Mazars Moores Rowland LLP, located at 133 Cecil Street, #15-02 Keck Seng Tower, Singapore 069535. Mazars Moores Rowland LLP is a member of the Institute of Certified Public Accountants of Singapore.

OFFER STATISTICS AND EXPECTED TIMETABLE

The 2,766,154 Common Shares offered by this prospectus are being registered on behalf of the selling shareholder named in this prospectus. The selling shareholder may offer to sell the Common Shares being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. For more information on the sale of the Common Shares by the selling shareholder, please see the section entitled “Plan of Distribution” beginning on page 69 of this prospectus.

The Common Shares offered by this prospectus may be sold from time to time following the effective date of the registration statement of which this prospectus is a part.

KEY INFORMATION

Selected Financial Data

The following selected consolidated financial data is derived from our audited consolidated financial statements for the years ended December 31, 2003, 2004, 2005, 2006 and 2007 and our unaudited condensed consolidated financial statements for the six months ended June 30, 2007 and 2008. All information appearing in the table below has been prepared in accordance with U.S. GAAP.

The selected data for the years ended December 31, 2003, 2004, 2005, 2006 and 2007 set forth below should be read in conjunction with, and is qualified in its entirety by, our audited consolidated financial statements and the notes thereto incorporated by reference herein, and the “Operating Results” section appearing elsewhere in this prospectus. The selected data for the six months ended June 30, 2007 and 2008 should be read in conjunction with the unaudited condensed consolidated financial statements and the notes thereto and the “Operating Results” section appearing elsewhere in this prospectus.

						For the Six Months
	For the Year Ended December 31,					Ended June 30,
	2003	2004	2005	2006	2007	2007	2008
	(In thousands, except per share amounts)

Income Statement Data:
Net sales	$211,399	$294,256	$337,262	$468,117	$510,841	$236,941	$273,860
Cost of sales	(178,111)	(255,384)	(300,656)	(410,823)	(465,165)	(217,711)	(253,435)

Gross profit	33,288	38,872	36,606	57,294	45,676	19,230	20,425
Other operating income	1,336	—	—	—	—	—	—
Operating expenses	(20,479)	(28,867)	(26,553)	(27,612)	(29,451)	(15,727)	(16,259)
Impairment loss	—	(134)	(3,223)	(86)	(95)	—	—

Operating profit	14,145	9,871	6,830	29,596	16,130	3,503	4,166
Exchange gain/(loss)	4,161	233	(3,137)	5,464	864	2,426	1,358
Net interest income/(expense)	(1,122)	(2,025)	(2,747)	(5,181)	(6,063)	(2,695)	(2,422)
Share of net income/(loss) of equity investees	1,475	(4,224)	170	73	124	113	86
Gain on liquidation of subsidiary	—	—	—	1,801	—	—	—
Gain/(loss) on sale of investment	(885)	(1,161)	(259)	(729)	35	—	—
Others	(214)	925	829	1,536	2,070	1,196	573

Income/(loss) before income taxes and minority interests	17,560	3,619	1,686	32,560	13,160	4,543	3,761
Income taxes	(2,477)	(4,716)	(3,860)	(10,257)	(6,298)	(2,653)	(2,254)
Minority interests	(5,083)	(1,427)	(2,783)	(9,330)	(2,029)	(200)	316

Net income/(loss)	$10,000	$(2,524)	$(4,957)	$12,973	4,833	$1,690	$1,823

Earnings/(loss) per share(1)	$0.72	$(0.18)	$(0.36)	$0.94	$0.35	$0.12	$0.13

(1)	The calculation of the earnings/(loss) per share is based on 13,830,769 Common Shares for all periods presented.

	As of December 31,					As of June 30,
	2003	2004	2005	2006	2007	2008
	(In thousands)

Balance Sheet Data:
Cash and cash equivalents	$25,032	$24,419	$20,748	$24,664	$29,127	$37,690
Working capital	71,141	80,152	80,350	108,084	132,409	129,457
Total assets	232,176	270,433	262,938	364,565	396,116	378,427
Total debt	32,965	57,389	58,438	100,195	104,146	92,035
Total shareholders’ equity	107,176	107,146	97,622	118,765	136,783	137,862

Exchange Rates

Unless otherwise specified, references to “$”, “U.S. dollars” or “US” are to United States dollars; all references to “Bt,” “Thai Baht” or “Baht” are to Baht, the legal tender currency of Thailand; all references to “S$” are to Singapore dollars, the legal tender currency of Singapore; all references to “A$” are to Australian dollars, the legal tender currency of Australia; and all references to “Rmb” are to Chinese Renminbi, the legal tender currency of China.

Unless otherwise noted, for the convenience of the reader, translations of amounts from Baht, Singapore dollars, Australian dollars and Renminbi to U.S. dollars have been made at the respective noon buying rates in New York City for cable transfers in those currencies as certified for customs purposes by the Federal Reserve Bank of New York (the “Noon Buying Rate”) on December 31, 2007. The respective Noon Buying Rates on December 31, 2007 were US$1.00 = Bt 29.50; S$1.436; A$1.14; and Rmb 7.295. The respective Noon Buying Rates on November 21, 2008, the latest practicable date before publication of this prospectus, were US$1.00 = Bt 35.20; S$1.530; A$1.60; and Rmb 6.830. No representation is made that the foreign currency amounts could have been or could be converted into U.S. dollars on these dates at these rates or at any other rates.

Thailand

The Thai Baht is convertible into foreign currencies and is subject to a managed float against a basket of foreign currencies, the most significant of which is the U.S. Dollar. The composition of the basket for determining the value of the Baht is not made public by the Bank of Thailand. The following tables set forth, for the periods indicated, certain information concerning the Noon Buying Rate of the Thai Baht. No representation is made that the Baht or U.S. dollar amounts referred to herein could have been or could be converted into U.S. dollars or Baht, as the case may be, at any particular rate or at all.

	At Period
Period	End	Average(1)	High	Low
	(Bt per $1.00)

Year ended December 31, 2003	39.63	41.485	43.18	39.09
Year ended December 31, 2004	38.80	40.263	41.70	38.80
Year ended December 31, 2005	40.99	40.339	42.08	38.21
Year ended December 31, 2006	36.10	37.680	40.76	35.19
Year ended December 31, 2007	29.50	32.020	35.96	29.28
Six months ended June 30, 2008	33.37	31.810	33.57	29.36

(1)	Average means the average of the Noon Buying Rates on the last day of each month in the period presented.

The high and low exchange rates for the previous six months were:

Month	High	Low

May 2008	32.45	31.62
June 2008	33.57	32.54
July 2008	33.66	33.32
August 2008	34.23	33.48
September 2008	34.74	33.75
October 2008	35.05	33.98

Sources:	Federal Reserve Bulletin, Board of Governors of the Federal Reserve System. Federal Reserve Statistical Release H.10(512), from the website of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov.

Singapore

The Singapore dollar is convertible into foreign currencies and floats against a trade-weighted basket of foreign currencies, the composition of which is not made public by Singapore’s central bank, the Monetary Authority of Singapore, but of which the U.S. dollar is a component. The following tables set forth, for the periods indicated, certain information concerning the Noon Buying Rate of the Singapore dollar. No representation is made that the Singapore dollar or U.S. dollar amounts referred to herein could have been or could be converted into U.S. dollars or Singapore dollars, as the case may be, at any particular rate or at all.

	At Period
Period	End	Average(1)	High	Low
	(S$ per $1.00)

Year ended December 31, 2003	1.699	1.743	1.784	1.699
Year ended December 31, 2004	1.632	1.690	1.729	1.631
Year ended December 31, 2005	1.663	1.665	1.706	1.618
Year ended December 31, 2006	1.534	1.580	1.652	1.534
Year ended December 31, 2007	1.436	1.501	1.543	1.436
Six months ended June 30, 2008	1.361	1.378	1.438	1.350

(1)	Average means the average of the Noon Buying Rates on the last day of each month in the period presented.

The high and low exchange rates for the previous six months were:

Month	High	Low

May 2008	1.379	1.358
June 2008	1.380	1.361
July 2008	1.368	1.347
August 2008	1.426	1.373
September 2008	1.444	1.413
October 2008	1.511	1.437

Sources:	Federal Reserve Bulletin, Board of Governors of the Federal Reserve System. Federal Reserve Statistical Release H.10(512), from the website of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov.

China

The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of Renminbi into foreign exchange and through restrictions on foreign trade. The following tables set forth, for the periods indicated, certain information concerning the Noon Buying Rate of the Renminbi. No representation is made that the Renminbi or U.S. dollar amounts referred to herein could have been or could be converted into U.S. dollars or Renmimbi, as the case may be, at any particular rate or at all.

	At Period
Period	End	Average(1)	High	Low
	(Rmb per $1.00)

Year ended December 31, 2003	8.277	8.277	8.280	8.277
Year ended December 31, 2004	8.277	8.277	8.277	8.276
Year ended December 31, 2005	8.070	8.183	8.277	8.070
Year ended December 31, 2006	7.804	7.958	8.070	7.804
Year ended December 31, 2007	7.295	7.581	7.813	7.295
Six months ended June 30, 2008	6.859	7.015	7.295	6.859

(1)	Average means the average of the Noon Buying Rates on the last day of each month in the period presented.

The high and low exchange rates for the previous six months were:

Month	High	Low

May 2008	7.000	6.938
June 2008	6.963	6.859
July 2008	6.863	6.810
August 2008	6.871	6.807
September 2008	6.851	6.781
October 2008	6.852	6.817

Sources:	Federal Reserve Bulletin, Board of Governors of the Federal Reserve System. Federal Reserve Statistical Release H.10(512), from the website of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov.

Australia

The following tables set forth, for the periods indicated, certain information concerning the Noon Buying Rate of the Australian dollar. No representation is made that the Australian dollar or U.S. dollar amounts referred to herein could have been or could be converted into U.S. dollars or Australian dollars, as the case may be, at any particular rate or at all.

	At Period
Period	End	Average(1)	High	Low
	(A$ per $1.00)

Year ended December 31, 2003	1.330	1.518	1.777	1.330
Year ended December 31, 2004	1.281	1.361	1.462	1.253
Year ended December 31, 2005	1.362	1.312	1.377	1.254
Year ended December 31, 2006	1.268	1.319	1.417	1.264
Year ended December 31, 2007	1.139	1.184	1.295	1.067
Six months ended June 30, 2008	1.046	1.072	1.156	1.037

(1)	Average means the average of the Noon Buying Rates on the last day of each month in the period presented.

The high and low exchange rates for the previous six months were:

Month	High	Low

May 2008	1.071	1.037
June 2008	1.070	1.041
July 2008	1.062	1.021
August 2008	1.169	1.073
September 2008	1.277	1.185
October 2008	1.647	1.260

Sources:	Federal Reserve Bulletin, Board of Governors of the Federal Reserve System. Federal Reserve Statistical Release H.10(512), from the website of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov.

Capitalization and Indebtedness

The following table sets forth our capitalization and indebtedness as of June 30, 2008 and December 31, 2007:

	As of June 30,	As of December 31,
	2008	2007
	Unaudited	Audited
	(In thousand of US$)	(In thousand of US$)

Short-term debt*
Bank loan	20,415	30,849
Trust receipts	69,646	71,325

	90,061	102,174
Short-term loan from related parties (unsecured)	1,972	1,972

Total short-term debt	92,033	104,146
Shareholders’ equity
Common stock, $0.01 par value:
Authorized shares — 20,000,000 shares; issued and outstanding shares — 13,830,769	138	138
Additional paid-in capital	111,541	111,541
Retained earnings	31,291	29,468
Accumulated other comprehensive loss	(5,108)	(4,364)

Total shareholders’ equity	137,862	136,783

Total capitalization	229,895	240,929

*	Certain short-term debt is collateralized by the Company’s land, buildings, machinery and equipment and a pledge of short-term deposits. Corporate guarantees have also been issued by the Company and certain of its subsidiaries.

Reasons for the Offer and Use of Proceeds

The Common Shares offered by this prospectus are being registered for the account of the selling shareholder named in this prospectus. As a result, all proceeds from the sales of the Common Shares will go to the selling shareholder and we will not receive any proceeds from the resale. We will, however, incur all costs associated with this prospectus and the registration statement of which this prospectus forms a part.

Dividend Policy

We have never declared or paid any cash dividends or made distributions in kind on our Common Shares. The Company currently intends to retain all earnings for use in our business. Therefore, we do not anticipate paying any cash dividends or making any distributions in kind on our Common Shares in the foreseeable future. In addition, the Company is a holding company and should it determine in the future to pay cash dividends or make distributions in kind, our ability to do so would depend upon the amount of distributions we receive from our operating subsidiaries and other holdings and investments. There may be restrictions on the ability of our operating subsidiaries to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency earnings into Dollars or other hard currency or regulatory restrictions.

Holders of our Common Shares would be entitled to receive dividends as may be recommended by our Board of Directors. Under Bermuda law, dividends may be paid only out of profits, which would include net earnings, retained earnings not distributed in prior years and out of share premium, a concept analogous to paid-in surplus in the United States, subject to a statutory solvency test.

INFORMATION ON THE COMPANY

History and Development of the Business

The Company, formed on September 19, 1996, is a Bermuda exempted limited liability company which, through its operating subsidiaries, is principally engaged in the manufacture and distribution of telecommunications (copper and fiber optic) and power cable and enameled wire products in the Asia Pacific region, primarily in Singapore, Thailand, Australia and China. The Company manufactures and distributes its own wire and cable products and also distributes wire and cable products (“Distributed Products”) manufactured by its principal shareholder, Pacific Electric Wire & Cable Company, a Taiwanese company (“PEWC”). Since 1997, the Company has also offered project engineering services in the supply, delivery and installation (“SDI”) of power cables.

PEWC currently owns beneficially 55.4% of the issued and outstanding Common Shares of the Company. SOF Investments, L.P., a Delaware limited partnership, beneficially owns 20% of the issued and outstanding Common Shares of the Company. The remaining 24.6% of the issued and outstanding Common Shares are publicly traded on the Over-the-Counter Bulletin Board (the “OTC BB”) in the United States under the trading symbol “AWRCF.”

Based on information on sales by dollar value published by the Thai Ministry of Commerce, the Company has determined that it is one of the five largest producers of telecommunications and low voltage power cable and enameled wire in Thailand. The Company believes, based on information on sales by dollar value provided by the Cable Association in Singapore, that it is the largest or the second largest supplier of power cable in Singapore. In 2007, approximately 56.8% of the manufactured products sold by the Company were sold by its subsidiaries in Singapore and Thailand, with the remainder sold by its subsidiaries or joint ventures in China, Australia and Malaysia.

In Singapore, the Company also sells Distributed Products, which largely consist of medium and high voltage power cable. In 2007, sales of Distributed Products accounted for 2.1% of the Company’s revenues. As the Company continues to focus its resources on manufacturing and distributing its own products, sales of Distributed Products are expected to decline over time as a percentage of the Company’s business. The Company’s SDI project engineering services accounted for 1.0% of the Company’s revenue in 2007.

The Company sells its cable products primarily to government agencies, telecommunications network operators and large construction companies and subcontractors bidding for government contracts. Telecommunications cable products manufactured by the Company are largely used as access lines to connect buildings and residences to feeder and trunk cables. Power cable manufactured by the Company is used primarily in power transmissions for public lighting, outdoor installations and in and to commercial and residential buildings. Enameled wire is sold primarily to private sector manufacturers of electric motors for use in various consumer appliances. The Company maintains local sales personnel in each country where it has manufacturing operations, and export sales are conducted through independent suppliers as well as the Company’s own sales personnel. The Company principally competes on the basis of product quality and performance, reliability of supply, timely delivery, customer service and price.

In 2003, the Company injected $1.7 million in Shanghai Yayang through its subsidiary, Pacific Thai, thereby increasing the Company’s interest in Shanghai Yayang from 62.39% to 63.49%. In 2004 and 2006, the Company, through its subsidiary, Charoong Thai, made additional capital contributions of $0.5 million and $1 million, respectively, to Shanghai Yayang. The additional investment was in view of improved sales and operating performance and the need for capacity expansion as part of the Company’s operational strategy. Each of the Company and its joint venture partner, Shandong Yanggu, has injected $0.3 million of capital into Shangdong Pacific Fiber Optics Cable Co., Ltd. (“SPFO”). To date, the Company has invested a total of $2.8 million representing a 51.0% interest in SPFO. The Company has also contributed $0.2 million to Shandong Huayu Pacific Fiber Optics Communication Co., Ltd. (“SHP”).

Total purchases of property, plant and equipment amounted to $5.2 million in 2006 and $2.6 million in 2007. Those purchases related mainly to the capacity expansion of certain subsidiaries in Thailand and China, particularly Charoong Thai, and to the replacement of old equipment.

Certain Historical Information Regarding Ownership and Control of the Company

From September 2004 until September 2005, Sino-JP Fund Co., Ltd., a Cayman Islands company (“Sino-JP”), held 10,074,102 shares, representing approximately 72.84% of the outstanding Common Shares (the “Supramajority Shares”). Sino-JP acquired its shares of the Company pursuant to an assignment from Asset Managers Co., Ltd., a Japanese company (“AMC”). The Supramajority Shares were acquired by AMC pursuant to a Share Purchase Agreement dated as of September 10, 2004 (the “2004 Share Purchase Agreement”) by and between AMC and Pacific Electric Wire & Cable Co., Ltd. (“PEWC”) and certain other parties. The 2004 Share Purchase Agreement and a related Option Agreement dated September 10, 2004 (the “2004 Option Agreement”) were entered into in connection with a settlement of certain litigation commenced by PEWC against Set Top International Inc., a British Virgin Islands company (“Set Top”). In connection with that settlement, Set Top was paid $25,000,000 by AMC in exchange for the ownership interest in and all claims relating to the Supramajority Shares. Upon the consummation of the 2004 Share Purchase Agreement, PEWC, which formerly held 75.4% of the outstanding Common Shares, held indirectly approximately 2.56% of the outstanding Common Shares. Under the terms of the 2004 Option Agreement, PEWC was granted an option to reacquire 52.84% of the total issued and outstanding Common Shares (the “Repurchase Option”).

In accordance with the provisions of the 2004 Share Purchase Agreement, Sino-JP had caused the Bye-laws of the Company to be amended to establish a classified Board of Directors, consisting of up to three (3) Class A Directors and up to seven (7) Class B Directors. Sino-JP and its affiliates were entitled to designate candidates for election as the Class A directors, who, under the terms of the revised Bye-laws, had a veto power over all matters presented to the Board of Directors of the Company for a vote.

On September 14, 2005, PEWC exercised the Repurchase Option and reacquired 7,307,948 Common Shares (the “Repurchased Shares”), representing 52.84% of the total issued and outstanding Common Shares, for a price of $2.581 per share, or a total purchase price of $18,861,813.78, plus a guaranteed carried interest payable by PEWC to Sino-JP, which, in effect, provided to Sino-JP a payment of interest at fourteen percent (14%) per annum on its acquisition cost for the Company shares it purchased. As a result of the reacquisition by PEWC of majority control, PEWC indirectly holds 7,664,615 Common Shares, representing 55.4% of the total issued and outstanding Common Shares and Sino-JP then held 2,766,154 Common Shares, representing 20% of the total issued and outstanding Common Shares (the “Sino-JP Shares”).

Commencing in 2004, the banking group creditors of PEWC, consisting of a consortium of 32 banks (the “PEWC Banking Group”), represented by Chiao Tung Bank, exercised control over any material expenditures by PEWC. Funding the exercise of the Repurchase Option required the approval of the PEWC Banking Group, which imposed certain conditions on the exercise of the Repurchase Option. Among the conditions, PEWC was required to enter into a letter of undertaking (the “PEWC Letter of Undertaking”) which provided that (i) the funds made available would be used only to buy the Repurchased Shares, (ii) as indirect majority shareholder, PEWC would cause the Board of Directors of the Company to consist of a majority of independent directors, with the PEWC Banking Group having the right to consent to nominees for any independent directorships, (iii) PEWC would deposit the Repurchased Shares in a trust to secure the obligations of PEWC to the PEWC Banking Group and (iv) PEWC would make monthly installments through September 2006 in repayment of debt owed to the PEWC Banking Group.

In order to secure its obligations under the PEWC Letter of Undertaking, PEWC entered into a trust agreement dated September 12, 2005 (the “PEWC Trust Agreement”) by and among PEWC, Moon View Ventures Limited BVI, a wholly-owned subsidiary of PEWC (“Moon View”), and Chiao Tung Bank Trust Department Trust Assets (“CTB”). Under the terms of the PEWC Trust Agreement, the Repurchased Shares were deposited and registered with the Company registrar in Bermuda in the name of, CTB. In addition to the Repurchased Shares, the trust assets included all dividend and voting rights; provided that PEWC was permitted to direct the voting of the Repurchased Shares unless and until there was a default under the PEWC Letter of Undertaking. In the event of a default by PEWC under the PEWC Letter of Undertaking, which included a default for three consecutive months under the agreements with the PEWC Banking Group, CTB was permitted to dispose of all of the Repurchased Shares and apply the proceeds to pay the PEWC Banking Group or CTB could exercise all voting rights associated with the Repurchased Shares.

In May 2006, the PEWC Banking Group determined that PEWC had fulfilled, or was in a position to fulfill, the requirements with respect to the PEWC Letter of Undertaking. Therefore, on June 6, 2006, CTB, on behalf of the PEWC Banking Group, delivered a letter instructing the termination of the PEWC Trust Agreement and authorizing the registration of the Repurchased Shares on behalf of PEWC without any pledge or encumbrance in favor of the PEWC Banking Group.

PEWC has informed the Company that it is a party to a debt restructuring agreement with the PEWC Banking Group which provides PEWC with certain relief from the original loan terms and contains an agreement by the PEWC Banking Group to forbear on exercising certain remedies against collateral so long as PEWC adheres to the terms of the debt restructuring. PEWC has informed the Company that the debt restructuring agreement has been extended through 2009. Under this arrangement, PEWC may not make any material acquisitions or dispositions of assets, which would include the shares of the Company it holds, without prior consent from the PEWC Banking Group. The debt restructuring agreement contains a standstill provision pursuant to which the PEWC Banking Group has agreed not to take any action to exercise any of its rights under credit agreements with PEWC, as borrower, so long as PEWC remains in compliance with the debt restructuring agreement. Moon View, a BVI holding company and a wholly-owned subsidiary of PEWC, is the record owner of the shares of the Company owned beneficially by PEWC. PEWC has informed the Company that there are no liens or encumbrances on the Company shares owned of record by Moon View, other than a pledge of those shares by Moon View in favor of PEWC which secures a loan extended by PEWC to Moon View. There is no lien recorded on the Bermuda Companies Registry over the shares of the Company owned of record by Moon View and beneficially by PEWC.

Subsequent to the 2004 Share Purchase Agreement, a number of disputes arose between Sino-JP and PEWC regarding the governance of the Company and other matters. Specifically, the Board was unable to reach a consensus on the proper treatment of certain doubtful accounts receivable. In addition, the then current Chief Financial Officer of the Company questioned the then current auditors of the Company regarding the thoroughness of their review of these accounts receivable during the course of their 2004 audit of the Company’s financial statements, which led to the cessation of the 2004 audit by the auditors at that time. The initial narrow dispute between Board members designated by Sino-JP and other Board members regarding the accounting treatment for doubtful accounts receivable grew in scope, such that it became very difficult to achieve a consensus on a number of strategic and operational matters, due to the effective veto right held by the Sino-JP Board designees. Litigation was commenced in Bermuda, in which the Company was named a party, and in Hong Kong, in which the Company was not named a party. On June 28, 2007, the Company entered into a comprehensive settlement and release agreement with Sino-JP (the “Settlement Agreement”), which dismissed and released all claims between the parties and which put an end to all related litigation. PEWC also entered into a settlement and release agreement with Sino-JP that terminated all disputes and litigation between those parties. On the same date, SOF Investments, L.P. (“SOF”), a Delaware limited partnership, acquired the Sino-JP Shares (the “SOF Acquisition”) and entered into a shareholders agreement with the Company and PEWC. Upon the closing of that acquisition, all of the director-designees of Sino-JP resigned from the Board, all of the officers designated by Sino-JP submitted their resignations, and Sino-JP ceased to have any interest in the Company. On the same date, Messrs. Andy Cheng, Jack Sun and David Sun were re-appointed to the Board.

Following the closing of the SOF Acquisition and the entering into of the Settlement Agreement with Sino-JP, the Board of Directors called for an annual general meeting of shareholders which was held on September 7, 2007 (the “2007 AGM”). At the 2007 AGM, the shareholders approved, among other things, the reappointment of Ernst & Young LLP to complete its audit of the consolidated financial statements of the Company for the year ended December 31, 2004 and the appointment of Moores Rowland International — Singapore (which now does business under the name Mazars Moores Rowland LLP) to act as the independent auditors of the Company for fiscal years 2005, 2006 and 2007.

At the 2007 AGM, shareholders of the Company voted to change from a classified to an unclassified Board, composed of ten directors. Eight directors were elected at the 2007 AGM: Michael C. Lee, Andy C.C. Cheng, David T. Sun, Jack T. Sun, Gai Poo Lee, Ching Rong Shue, Fang-Hsiung Cheng and Yuan Chun Tang. At a Board meeting held on September 28, 2007, the Board filled the two casual vacancies on the Board by appointing Mr. Anson Chan and Dr. Yichin Lee to be independent directors of the Company and to constitute the Audit Committee of the Board, with Mr. Anson Chan to serve as its chairman. In addition, the Board appointed Mr. Samuel See as interim chief financial officer. Furthermore, the Board appointed Mr. Wei Gong as deputy chief operating officer, to be based in Bangkok at the offices of Charoong Thai. Mr. Gong works with the current chief operating officer of the Company, Mr. Carson Tien.

Certain current Board members have or have had relationships with PEWC: Ching Rong Shue is currently, and Gai Poo Lee was until April 2008, a vice president of PEWC; Fang-Hsiung Cheng is an Assistant Vice President of PEWC; Yuan Chun Tang, Chairman and Chief Executive Officer of the Company, also serves as Chairman and a director of PEWC.

On November 9, 2007, the Company filed its annual report on Form 20-F for the fiscal year ended December 31, 2004 with the SEC, and on March 17, 2008, the Company filed its combined annual report for the fiscal years ended December 31, 2005 and December 31, 2006 with the SEC.

On April 9, 2008, trading in the Common Shares of the Company was restored to the Over-the-Counter Bulletin Board (the “OTC BB”) under the trading symbol “AWRCF.” The Company intends to apply for a listing on either the Nasdaq or NYSE Alternext US (formerly known as the American Stock Exchange) during the 2008 fiscal year, as determined by the Board.

At a Board meeting held on June 13, 2008, the Board approved the formation of a compensation committee and appointed one independent director, Mr. Anson Chan, and three additional directors, Mr. Yuan Chun Tang (acting as committee chairman), Mr. David T. Sun, and Mr. Michael C. Lee to the committee. At a meeting of the Board held on July 30, 2008, Mr. Andy Cheng was appointed as an additional member of the committee.

On June 28, 2008, the Company filed its annual report on Form 20-F for the fiscal year ended December 31, 2007.

On September 8, 2008, the Company held its annual general meeting of shareholders. At such meeting, each of the directors of the Company was re-elected, Mazars Moores Rowland LLP was re-appointed as independent auditors of the Company for the 2008 fiscal year, and the authorized share capital of the Company was increased from 20,000,000 common shares, $0.01 par value per share, to 50,000,000 common shares, $0.01 par value per share.

Business Overview

The Company is a holding company that operates its business through operating subsidiaries and joint ventures, principally located in Thailand, Singapore, Australia and China.

Thailand

The Company’s Thai operations are conducted through Charoong Thai Wire and Cable Public Company Limited (“Charoong Thai”), Siam Pacific Electric Wire & Cable Company Limited (“Siam Pacific”) and Pacific-Thai Electric Wire & Cable Co. Ltd. (“Pacific Thai”).

Charoong Thai is a publicly-traded Thai corporation, the shares of which are listed on the Stock Exchange of Thailand (“SET”). Immediately after the acquisition of Siam Pacific by Charoong Thai, the shareholders of Charoong

Thai consisted of the Company (68.42%), Ital-Thai (16.90%) and Bangkok Insurance (5.31%), with the rest of the shares being publicly-traded on the SET. After the sale of some of its Charoong Thai shares on the open market, the Company held approximately 52.43% of the issued and outstanding shares of Charoong Thai as of December 31, 2005. As of December 31, 2007 and June 30, 2008, the Company effectively owned 50.93% of the issued and outstanding shares of Charoong Thai, with the decrease in the Company’s percentage ownership being attributable to the exercise of warrants or conversion of convertible securities by third parties. The Company’s present intention is to maintain majority ownership of the voting securities of Charoong Thai. Charoong Thai manufactures aluminum and copper electric wire, medium and high voltage power cable and telecommunications cable. It has subsidiaries and affiliates in the business of optic fiber cable manufacturing and the provision of telecommunication and network services.

Siam Pacific is a 100%-owned subsidiary of Charoong Thai. Siam Pacific manufactures telecommunications cable, power cable and enameled wire for the domestic Thai market.

Pacific Thai is a 100%-owned subsidiary of Siam Pacific. Pacific Thai manufactures enameled wire for the export market.

Singapore

The Company’s Singapore operations are principally conducted through its 98.3%-owned subsidiary, Sigma Cable Company (Private) Limited (“Sigma Cable”). Sigma Cable manufactures low voltage power cable for sale and distribution in Singapore and countries in the Asia Pacific region. Sigma Cable also distributes in Singapore a wide range of wire and cable products produced by PEWC and provides SDI project engineering services.

The Company holds a 100% interest in Sigma-Epan International Pte. Ltd. (“Sigma-Epan”), a group of companies with operations in Singapore and Malaysia. Sigma-Epan group has its headquarters in Singapore. Prior to ceasing manufacturing operations in May of 2007, Sigma-Epan manufactured specialty cables and assembled cable harnesses for the electronics, computer, building automation, audio and communication industries. Sigma-Epan continues to trade specialty electronic and other types of cables.

Australia

The Company holds a 98.53% effective interest in Australia Pacific Electric Cables Pty Limited (“APEC”), a subsidiary of Sigma Cable, located near Brisbane, Australia. APEC is one of three major wire and cable manufacturers in Australia. The company produces a range of power cables, supplemented by imports from overseas sister companies. APEC possesses a substantial marketing and distribution infrastructure with a network of sales offices and warehouses in the major capital cities of Brisbane, Sydney, Melbourne and Perth.

China

During fiscal year 2007, the Company’s China operations were conducted through six business entities. The operating entities included Shanghai Yayang Electric Co., Ltd. (“Shanghai Yayang”), formerly known as Shanghai Pacific Electric Co., Ltd., a joint venture in Shanghai incorporated in June 1998 to manufacture enameled wire. The Company’s effective holding in Shanghai Yayang is 54.41%. Shanghai Yayang is also partly held by Pacific Thai. Shanghai Yayang manufactures enameled wire with a diameter between 0.05mm and 2.5mm.

Shangdong Pacific Fiber Optics Cable Co., Ltd. (“SPFO”) is a joint venture company in Yanggu County, Shandong Province, China. SPFO was established to manufacture fiber optic cables for the China market. The Company owns a 51.0% interest in SPFO, with the remaining interest owned by the joint venture partner, Shandong Yanggu Cable Company (“Shandong Yanggu”), an established cable manufacturer in Shandong Province that produces a wide range of cable products and is considered one of the leading cable producers in China.

On June 30, 2001, the Company invested approximately $1.2 million for a 25.0% interest in an existing profitable company, Shandong Pacific Rubber Cable Company, Ltd. (“SPRC”), which manufactures rubber cable for the China market. The remaining 75% is owned by Shandong Yanggu. The investment was in the form of a contribution of machinery and cash.

On August 18, 2001, a joint-venture agreement was signed with Shandong Yanggu to establish Shandong Huayu Pacific Fiber Optics Communication Co., Ltd. (“SHP”) for the manufacture of optic fibers. The Company owns 49% of SHP with the remaining 51% owned by Hebei Huayu Co. Ltd. (as the successor in interest to Shandong Yanggu). Due to the subsequent deterioration of the fiber optic market price, the plant has yet to be completed and a production date for commencing operations has not been determined. The actual commencement of operations, if it occurs at all, will depend on our ongoing assessment of market conditions. In 2007, the Company took a $0.1 million impairment loss on the SHP investment to reflect that assessment and sold all major equipment owned by SHP. The carrying value of the Company’s investment in SHP was $1.8 million as of December 31, 2007. In the event that the commencement of operations continues to be delayed or a decision is made to abandon the commencement of operations, market conditions remain depressed or deteriorate further or other factors present themselves that have a direct impact on the assessed value of SHP, the Company will recognize impairment losses in the foreseeable future that could result in the full write-off of its investment in SHP.

On March 22, 2002, the Company acquired two companies, namely, Crown Century Holdings Limited (“CCH”) and its wholly-owned subsidiary company, Pacific Electric Wire & Cable (Shenzhen) Co., Ltd. (“PEWS”), from PEWC, the majority shareholder of the Company. The acquisition was in exchange for 3,097,436 new shares of the Company issued to PEWC. PEWS manufactures enameled wire for electronic, video and audio products for the South China market and for export. CCH is the trading arm of PEWS. The operations of PEWS and CCH have been profitable since 1999 and contributed to the profits of the Company in 2007.

Until 2006, the Company’s China operations included Ningbo Pacific Cable Co. Ltd. (“NPC”), a telecommunications cable manufacturing joint venture located in Ningbo Yin County, Zhejiang Province in eastern China, in which the Company owns a 94.31% interest. The other owner of NPC is China Ningbo City Yin County Yinjiang Town Industrial Corporation (“CIC”). NPC manufactured a range of telecommunications cable and local area network (“LAN”) electronic cables for sale and distribution in the Chinese domestic market and export market.

NPC’s performance since 1997 was below the Company’s expectations due primarily to difficulties faced in marketing its products and market penetration in China. In addition, the performance of certain managers at NPC, who were later terminated, did not comply with the Company’s standards for business practices. The Company’s 2002 results included a write-off of approximately $1.5 million in the carrying value of the telecommunication cable machinery at NPC. In 2006, the Company determined to cease operations at NPC, as it concluded that the prospects for reversing the losses and achieving profitability were too remote. Thereafter, the Company liquidated certain machinery and equipment through sales to third parties. The land, building and some remaining machinery and equipment are still held by NPC.

Malaysia

Elecain Industry Sdn Bhd (“Elecain”), an operating subsidiary of the Company located in Malaysia, ceased operations in 2007. Elecain was not significant to the business of the Company.

Products and Services

The Company manufactures and sells a wide variety of wire and cable products primarily in four general categories: telecommunications cable, power transmission cable, enameled wire and, until May 2007, electronic cables, which the Company ceased to manufacture as of that date. The Company’s telecommunications and power cables are used in a range of infrastructure projects and in commercial and residential developments. The Company’s enameled wire is used in the manufacturing of components and sub-components of household appliances and small machinery. The electronic cables, which include cable harnesses, are used in the electronics, computer, building automation, audio and communication industries. In addition, the Company acts as the Singapore distributor of wire and cable products manufactured by PEWC. The Company also offers SDI project engineering services of medium and high voltage cable for power transmission projects in Singapore.

Telecommunications Cable

The Company produces a wide range of bundled telecommunications cable for telephone and data transmissions with different capacities and insulations designed for use in various internal and external environments principally as access cable to connect buildings and residents to trunk cables. Telecommunications cables produced by the Company include copper-based and fiber optic cables.

Copper-based cables contain twisted pairs of insulated copper wire, each pair color-coded and corresponding to one telecommunications line. The cables are produced with different insulators such as polyethylene (“PE”), polyvinyl chloride (“PVC”) and foam skin, suitable for different installations and environmental conditions. The Company manufactures telecommunications cable with capacities and sizes ranging from 25 to 3,000 pairs of 0.4 mm-diameter wire to 10 to 600 pairs of 0.9 mm-diameter wire.

Power Cable

The Company produces a range of armored and unarmored low voltage power transmission cable. Low voltage power cable, generally considered to be cable with a capacity of 1 to 3.3 kilovolts, is typically used to transmit electricity to and within commercial and residential buildings, as well as to outdoor installations such as street lights, traffic signals and other signs. Armored low-voltage power cable is usually used for public lighting and power transmission running to buildings and installed either above or below ground. Unarmored low voltage cable is mainly used as lighting and power supply cable inside and outside of buildings. The voltage capacity of the Company’s power cables range from 300 volts to one kilovolt.

Unarmored cable is composed of one or more cores of copper wire, insulated by substances such as PVC. Armored cable is produced in the same range of configurations as unarmored cable, but with the addition of an outer layer of galvanized steel or iron wires to protect the cable from damage.

Enameled Wire

The Company also produces several varieties of enameled wire. Enameled wire is copper wire varnished, in an enameling process, by insulating materials. The enameling process makes the wire more resistant to oil, heat, friction and fusion, and therefore suitable for use in machinery and components and sub-components of manufactured goods. The Company manufactures enameled wire in sizes that range from 0.02 mm to 4.00 mm in diameter, varnished by various types of petroleum insulation materials including polyvinal formal, polyurethanea wire and polyester, among others. Enameled wire products are used in the assembly of a wide range of electrical products, including oil-filled transformers, refrigerator motors, telephones, radios, televisions, fan motors, air conditioner compressors and other electric appliances.

Electronic Cables

Until May 2007, the Company also produced a wide range of electronic cables and related byproducts, including high specification telecommunication cables, data-communication cables, security cables, cable assemblies, fiber optic cables, local area network (“LAN”) patch-cords products and harness assembly. The products were used in the electronics, building automation, telecommunications and data-communications industries. The customers included government bodies, large construction companies, subcontractors bidding for government contracts and system integrators. These cables were produced by the Sigma-Epan group, which ceased manufacturing operations in May 2007. Since Sigma-Epan ceased manufacturing operations, the Company no longer manufactures electronic cables but continues to trade specialty electronic and other types of cables.

Sales of Distributed Products

The Company is also a distributor of wire and cable products manufactured by PEWC. The leading PEWC products sold by the Company are medium and high voltage power cable (with capacities ranging from 3.3 kilovolts to 69 kilovolts), with the vast majority of such sales made in Singapore. The PEWC products sold by the Company do not compete with the Company’s manufactured products.

SDI Project Engineering Services

Based on trends of government and private sector expansion and upgrading of residential and commercial buildings and infrastructure projects in Singapore, the Company anticipates demand for medium and high voltage power and for value added services in the power supply industry. To take advantage of these opportunities, the Company has developed its SDI project engineering capability. The SDI project engineering operations supply, deliver and install primarily medium and high voltage cable to power transmission projects in Singapore. After entering into a contract to supply, deliver and install cable for a power transmission project, the Company delivers medium and high voltage cables and enters into subcontracting agreements with local companies to install the cable as required by the project.

Manufacturing

Copper rod is the base component for most of the Company’s products. The manufacturing processes for these products require that the rod be “drawn” and insulated. In the “drawing” process, copper rod is drawn through a series of dies to reduce the copper to a specific diameter. For certain applications, the drawn copper conductor is then plated with tin. Copper used in cable is covered with various insulating materials that are applied in an extrusion process. The insulated wires are then combined, or “cabled” to produce the desired electrical properties and transmission capabilities. Then, depending upon the cable, some form of protective cover is placed over the cabled wires.

A summary of the manufacturing process used for the Company’s primary wire and cable products is set forth below.

Telecommunications Cable

Production of telecommunications cable begins by drawing a copper rod until it has reached the desired diameter, after which the drawn wires are subjected to a process called “annealing” in which the wires are heated in order to make the wires softer and more pliable. Utilizing an extrusion process, which involves the feeding, melting and pumping of a compound through a die to shape it in final form as it is applied to insulate the wire, the wires are then covered by a PE or PVC compound in one of ten standard colors. In order to reduce the cross-talk between pairs of communication wires, the insulated wires are then “twinned” or twisted so that two insulated single wires are combined to create a color-coded twisted pair. The twisted pairs of wire are then “cabled” or “stranded” into units of 25 twisted pairs for combination with other 25 pair units to form cable of various widths and capacities. The appropriate number of units are cabled together after stranding to form a round cable core. Depending upon the planned environment, a petroleum jelly compound may then be added to fill the cable core to seal out moisture and water vapor. Aluminum or copper tape is used to “shield” the cable and, finally, the shielded cable core is covered by plastic outer sheathing.

Power Cable

Production of unarmored cable begins by drawing and annealing of copper rods. The drawn copper wires are then stranded or “bunched” into round or sector-shaped conductors in sizes ranging from 1.5 square millimeter to 1000 square millimeters. The copper conductors are then covered in an extrusion process with a plastic insulator such as a PVC, after which 2-5 conductors are twisted into a circular cable core in a cabling process and covered by a plastic outer cover.

Armored cable is produced in the same manner as unarmored cable, except that armored cable requires the addition of a helical wrap of galvanized steel or iron wires prior to the application of a final plastic outer cover.

Enameled Wire

Production of enameled wire begins by drawing the copper rods until they have reached the desired diameter, after which the drawn wires are annealed. The annealed wires are then varnished by one or more types of petroleum-based insulation material. Up to 14 coats of varnish are applied, depending upon the intended application of the enameled wire.

Raw Materials

Copper is the principal raw material used by the Company, accounting for approximately 70% of total cost of sales of products using copper as a conductor in 2007. The Company purchases copper at prices based on the average prevailing international spot market prices on The London Metal Exchange (the “LME”) for copper for the one month prior to purchase. The price of copper is influenced heavily by global supply and demand as well as speculative trading. As with other costs of production, changes in the price of copper may affect the Company’s cost of sales. Whether this has a material impact on the Company’s operating margins and financial results depends primarily on the Company’s ability to adjust charges to its customers, such that increases and decreases in the price of copper are fully reflected in those charges. Most sales of Company manufactured products reflect copper prices prevailing at the time the products are ordered. A long-term decrease in the price of copper would require the Company to revalue the value of its inventory at periodic intervals to the then net realizable value, which could be below cost.

The Company purchases copper in the form of rods and cathodes. Copper cathodes are thin sheets of copper purified from copper ore. Copper purchased by the Company in the form of cathodes must be sent to subcontractors to be melted and cast into the copper rods necessary for the manufacturing processes, for a processing fee equal to approximately 3.5% of the copper cathode purchase price. The Company presently relies on the services of Thai Metal Processing Co., Ltd. to process its copper cathodes into copper rods in Thailand, although the Company has a variety of processing companies from which to obtain these services. Construction of such a processing facility could also be an additional source of revenues and profit, to the extent that sales are made to unaffiliated parties. Copper rods are drawn into copper wire for the production of telecommunications cable, power cable and enameled wire.

The Company has historically purchased a substantial portion of its copper rods from PEWC. Under the Composite Services Agreement between the Company and PEWC, PEWC agreed to supply to the Company on a priority basis its copper rod requirements at prices at least as favorable as prices charged to other purchasers in the same markets purchasing similar quantities. PEWC continues to be the principal supplier of copper rods to the Company’s operations. Under the Company’s copper rod supply arrangements, orders will be placed between eight to ten weeks before the desired delivery date, with prices “pegged” to the average spot price of copper on the LME for the one month prior to delivery plus a premium.

The Company purchases copper cathodes, which are subject to a 1.0% import tariff, for use at its Thailand operations in order to avoid the higher import tariff of 5.0% on copper rods. The Company obtains copper cathodes from three major suppliers which import cathodes into the Thai market. These suppliers are Mitsubishi Corporation, Mitsui & Co (Thailand) and Marubeni Corporation. The Company has regularly signed one-year contracts with each of its copper cathode suppliers pursuant to which the Company agrees to purchase a set quantity of copper cathodes each month. Under the terms of such contracts, the price of copper cathodes is usually “pegged” to the average of the spot price of copper on the LME for the delivery month plus a premium. The Company believes its relationships with its three copper cathode suppliers will allow access to alternative supplies in the event one or more of such suppliers was unable or unwilling to renew a supply contract on terms satisfactory to the Company, although the Company does not anticipate any change in relations in the near term.

The Company attempts to maintain approximately a three to five week supply of copper rods and cathodes for its Thai operations and approximately a two to four week supply in Singapore. The Company has never experienced a material supply interruption or difficulty obtaining sufficient supply of copper rod or cathode.

Other raw materials used by the Company include aluminum used as a conductor in power cable and petroleum-based insulation materials such as PE, PVC and jelly compounds for insulating covers on cables and varnishes on enameled wire; aluminum foils for sheathing of communication cable; and galvanized steel wire for the production of armored wire. The Company has not had any difficulty in maintaining adequate supplies of these raw materials and expects to continue to be able to purchase such raw materials at prevailing market prices.

We consume substantial amounts of electricity in our manufacturing processes at our production facilities in China. Certain parts of China have been subject to power shortages in recent years. We have experienced a number of power shortages at our production facilities in China to date. We are sometimes given advance notice of power shortages and we currently have a backup power system at certain of our production facilities in China.

Other than import tariffs in Thailand, the Company does not face any restriction or control on the purchase or import of its raw materials. The Company may freely choose its suppliers and negotiate the price and quantity of material with its suppliers. The Company formulates consumption plans for raw materials regularly and continually monitors market conditions in respect of the supply, price and quality of raw materials.

Quality Control

The Company places a significant emphasis on product quality. The Company has implemented a range of quality control procedures with stringent quality standards under the supervision of a dedicated quality control staff. Quality control procedures are implemented from the raw material to the finished product stages at each of the Company’s major production facilities. Raw materials are inspected to ensure they meet the necessary level of quality before production begins. During the manufacturing process, quality control procedures are performed at several stages of production. Upon completion, finished goods are brought to quality control centers set up in the factory for inspection and testing of different electrical and physical properties.

Depending on the requirements of its customers, the Company has the capability to manufacture its products to meet a variety of different quality and production standards. These include local standards and certifications, such as the Singapore Institute of Standards and Industrial Research Quality Mark and the Thailand Industrial Standard, as well as other standards including the National Electrical Manufacturers Association Standard, the British Standard, the Japan Industrial Standard and Underwriters Laboratories Inc. Standard, as applicable.

All the major companies in the group have attained International Standards Organization (“ISO”) 9002 certification for quality management and assurance standards in the manufacture of electric wire and cable and have maintained that certification for at least the last ten years. The certifications mean that the companies have in place quality assurance systems and the capability to consistently manufacture products of quality.

Sales and Marketing

The Company’s telecommunications cable and power cable products are primarily sold in the domestic markets of the countries where they are manufactured, whereas most of the enameled wire manufactured by the Company is exported to take advantage of Pacific Thai’s tax status exempting it from paying import duties on raw materials used in the manufacture of export product. The following table sets forth the Company’s sales revenues by geographic area for the periods indicated, together with their respective percentage share of total sales revenue for such periods:

	Year Ended December 31,						Six Months Ended June 30,
	2005		2006		2007		2007		2008
	$	%	$	%	$	%	$	%	$	%
	(Dollar figures ($) are in thousands of US$)

Manufactured Products:
Thailand	100,683	29.9%	142,500	30.4%	170,585	33.4%	73,904	31.2%	81.024	29.6%
Singapore	14,968	4.4%	29,440	6.3%	31,762	6.3%	15,371	6.5%	19.527	7.1%
Australia	34,831	10.3%	49,134	10.5%	55,789	10.9%	26,44	11.2%	35,114	12.8%
China	102,797	30.5%	148,502	31.7%	157,917	30.9%	75,147	31.7%	78.377	28.6
Export	48,237	14.3%	69,704	14.9%	78,752	15.4%	38,247	16.1%	38,076	13.9

Total	301,516	89.4%	439,280	93.8%	494,805	96.9%	293,113	96.7%	252,118	92.0

Distributed Products(1)	20,055	5.9%	12,416	2.7%	10,783	2.1%	6,161	2.6%	10,867	4.0%
SDI Project Engineering(2)	15,691	4.7%	16,421	3.5%	5,253	1.0%	1,667	0.7%	10,875	4.0%

Total net sales	337,262	100.0%	468,117	100.0%	510,841	100.0%	236,941	100.0%	273,860	100.0%

(1)	Distributed Products are largely sold in Singapore.

(2)	All SDI Project Engineering is supplied in Singapore.

Sales within Thailand and Singapore are made directly by the sales department of the Company’s local subsidiaries in accordance with terms and pricing set by the local subsidiaries. The local subsidiaries are also responsible for sales planning, marketing strategy and customer liaison. The Company’s sales staff is knowledgeable about the Company’s products and frequently must render technical assistance, consulting services and repair and maintenance services to the Company’s customers. In order to ensure quality service and maintain sensitivity to market conditions, the Company does not conduct sales through independent sales agents on a commission basis but uses its own sales employees located at the operating subsidiaries.

As copper constitutes the costliest component of the Company’s wire and cable products, the price of the Company’s products depends primarily upon the price of copper. In order to minimize the risk of copper price fluctuations, the Company attempts to determine the prices of its products based on the prevailing market price of copper. However, the Company may be affected, to a degree, in the short term by significant fluctuations in the price of copper.

Payment methods for the Company’s products vary with markets and customers. The majority of sales by the Company of its manufactured products require payment within 90 days, but may vary depending on the customer and payment record. Sales pursuant to a successful project tender or sales to governmental or public utilities are conducted in accordance with the tender or other applicable regulations. In connection with the distribution of medium and high voltage power cable manufactured by PEWC, the Company is required to pay PEWC 90% of the cost of the products either within 30 days of receipt of the product or, in the case of SDI products, upon installation, with the remaining 10% to be paid within one year. In connection with the purchase of copper rod, the Company is required to pay PEWC the cost of the copper rod within 30 days from obtaining the products from PEWC. For the export market, payment is usually made by prior delivery of an irrevocable letter of credit. Neither the Company nor its local subsidiaries offer financing for purchases of the Company’s products. The Company sells its products in the local currency of the country of sale. Company employees engaged in sales and marketing are paid a salary and may also receive a bonus based on performance.

Products are marketed under the respective names of each company. For instance, products manufactured by Siam Pacific are marketed under the “Siam Pacific” and “PTEWC” brands, both registered trademarks in Thailand; products manufactured by Sigma Cable are sold under the “Sigma Cable” brand.

Thailand

The Company produces and sells telecommunications cable, enameled wire and power cable in Thailand. Sales of telecommunications cables, the Company’s leading product in Thailand, are conducted either by tender for participation in large scale telecommunications projects of the TOT Corporation Ple. (“TOT”), or directly to subcontractors of TT&T and True Corporation Ple., the two private telephone line contractors which would be licensed by TOT with regard to particular projects. Power cable (and a limited quantity of telecommunications cable) is generally sold to construction firms or contractors for use in infrastructure, commercial and residential construction projects. The Company generally sells enameled wire directly to manufacturers of electric motors for use in various consumer appliances. Enameled wire purchasers tend to be smaller businesses than those that purchase telecommunications and power cable. A small quantity of power and telecommunications cable and enameled wire is sold to general electrical products supply companies which then resell to end users.

Singapore

The Company produces and sells low voltage power cable in Singapore. In addition, the Company sells a wide range of wire and cable products produced by PEWC. Power cables manufactured by the Company and PEWC are primarily sold to SP Powerassets, a quasi-public entity responsible for power delivery in Singapore, and to a large number of private contractors and construction firms. The Company also offers project engineering services for the SDI of medium and high voltage power cable to power transmission projects in Singapore.

Sales of Company manufactured products in 2007 accounted for 66.4% of the Company’s net sales in Singapore; sales of Distributed Products in 2007 accounted for 22.6% with the remaining 11.0% comprised of SDI project engineering services. In 2007, sales to SP Powerassets alone accounted for approximately 39.5% of the Company’s total sales in Singapore and 3.7% of the Company’s total aggregate sales. Additionally, sales of SDI project engineering services to SP Powerassets in 2007 accounted for 96.4% of the Company’s SDI sales. Approximately 35.5% of the sales to SP Powerassets in 2007 were sales of Distributed Products, which sales have a low profit margin. Such sales are not made under a continuing contract, but pursuant to purchase orders placed from time to time with the Company by SP Powerassets. Sales of copper wire and cable products purchased from PEWC since 2005 are as follows (in thousands):

	Distributed Product Sales
	Year Ended December 31,			Six Months Ended June 30,
Product	2005	2006	2007	2007	2008
Power cables	$20,055	$12,416	$7,109	$3,850	$7,954
Electronic wire		1,925	3,493	1,686	1,939

Total	$20,055	$14,341	$10,602	$5,536	$9,893

Although SP Powerassets is an important customer of the Company, neither the loss of Distributed Product sales to SP Powerassets, nor the loss of manufactured product sales to SP Powerassets, which the Company expects would be replaced by sales to other customers, would likely have a material adverse effect on the Company’s results of operations. Although the Company does not believe that it could easily replace its SDI sales to SP Powerassets by sales to other customers, SDI sales accounted for only 1.0% of the Company’s sales in 2007.

China

The Company produces and sells copper-based telecommunication cable, fiber optic cables and enameled wire in China. The Company’s China operations are conducted through six business entities. Copper-based telecommunication cables and fiber optic cables are generally sold to the national, provincial or local offices of the fixed-line and mobile telecommunications network operators or sub-contactors of such agencies. The Company generally sells enameled wire directly to manufacturers of electric motors for use in various consumer appliances.

Exports

The Company’s main export markets are Hong Kong, Vietnam, India, China, Malaysia and Indonesia. Export sales are conducted by local agents or distributors of the Company in accordance with terms and prices negotiated between the local agent and the Company at the time of sale. In Thailand, the Company’s principal export is enameled wire. In Singapore, the Company’s principal export is power cable. The Company does not actively pursue an export business in Singapore, but benefits from Singapore’s position as a trading center and makes export sales in response to buyer inquiries and solicitations. Total export sales accounted for 15.4% of net sales in 2007.

Competition

The wire and cable industry in the Asia Pacific region is highly competitive. The Company’s competitors include a large number of independent domestic and foreign suppliers. Certain competitors in each of the Company’s markets have substantially greater manufacturing, sales, research and financial resources than the Company. The Company and other wire and cable producers increasingly compete on the basis of product quality and performance, reliability of supply, customer service and price. To the extent that one or more of the Company’s competitors is more successful with respect to the primary competitive factors, the Company’s business could be adversely affected.

Thailand

The wire and cable industry in Thailand is highly competitive. In its various product lines, the Company competes with a total of approximately 30 local wire and cable manufacturers and, to a lesser extent, with foreign producers for sales in Thailand of telecommunications cable, power cable and enameled wire. Based on information published by the Thai Ministry of Commerce on sales by dollar value, the Company has determined that Siam Pacific and Charoong Thai are two of the five largest wire and cable producers in Thailand and their principal competitors are the three other largest producers in Thailand. These five largest producers are the only producers of telecommunications cable approved by the Thai Industrial Standards Institute and, therefore, the only cable producers whose products may be used in government-commissioned projects. Stringent governmental approval processes, tariffs and other import restrictions have limited competition in the Thailand market from foreign wire and cable producers. The Company also experiences significant competition from a number of smaller producers with regard to sales of enameled wire products.

Singapore

Based on information provided by the Cable Association in Singapore, the Company principally competes with four other major wire and cable manufacturers in Singapore. Although the Company believes it is the largest or second largest supplier of power cable in Singapore based on information on sales by dollar value provided by the Cable Association in Singapore, it experiences significant competition from other local producers.

There are no tariff or other barriers against foreign competition in the local Singapore market and potential competitors are free to enter the industry. However, because of high capital costs, the Company believes it is unlikely that there will be new domestic entrants to the wire and cable industry in Singapore in the near future.

Australia

Currently, besides APEC, there are two major wire and cable producers in Australia: Olex Cables (owned by Pacific Dunlop) and Pirelli Cables, with factories in the states of Victoria and New South Wales, respectively. Both are APEC’s principal competitors. In addition, General Cables is a major participant in the market. During fiscal year 2007, APEC was the only power cable producer in Queensland and therefore sought to take advantage of other competitors importing into Queensland. APEC has also opened sales offices with warehousing facilities in Sydney, Melbourne and Perth in order to attract and service the customers in those regions. Foreign competition barriers exist with import duties and the more stringent Australian cable specifications standards. Free Trade Agreements are in effect with Singapore and Thailand.

China

PEWS manufactures enameled wire in the Shenzhen Special Economic Zone in Guangdong Province for electronic, video and audio products for the South China market and for export. CCH is the trading arm of PEWS. Based on information provided by customers and suppliers, the Company believes that, based on production capacity, PEWS is one of the largest enameled wire manufacturers amongst the six manufacturers in Shenzhen. It supplies mainly to transformer, motor and coil manufacturers in and around Shenzhen. It faces competition principally from overseas imports and local manufacturers.

Shanghai Yayang is the only major enameled wire producer in Shanghai and it supplies mainly to transformer, motor and coil manufacturers in Shanghai. It faces competition principally from overseas imports and manufacturers from other provinces.

According to the Optical Cable Trade Association, SPFO is one of the largest manufacturers of fiber optic cables in Shandong Province based on sales by dollar value. It supplies mainly to government controlled and licensed telecommunications network operators such as China Netcom, China Telecom, China Mobile, China Railcom, China Unicom and China Powercom. It faces competition principally from a number of the larger domestic fiber optic cable manufacturers in China.

Other Markets

The Company exported approximately 16.0% of its manufactured products in 2007. These products are principally sold through independent suppliers in competition with domestic and foreign manufacturers.

Regional Considerations

The principal Asian markets in which we do business have shown exceptional overall economic growth in recent years compared to the United States and a number of other more developed markets, subject to occasional episodes of economic and currency exchange volatility attributable to various factors including the increased risks of emerging market investment, actual or potential political instability and pandemics such as the SARS health crisis several years ago. In some countries, the IMF exerts considerable influence over economic policy and provides support to stabilize the domestic economy. In general, the Asian markets in which we do business have been export-driven in recent years and have in the case of China and Singapore, for example, accumulated considerable capital reserves, which contributes to a more stable business environment.

Thailand

According to the World Bank, the projected economic growth rate for 2007 was 4.3% compared to 5.0% in 2006, which was attributable primarily to slow net export growth. The World Bank has projected Thai economic growth in 2008 to be approximately 4.6% followed by 5.2% in 2009.

A substantial portion of the Company’s Thai operations, which accounted for approximately 48.8% of the Company’s net sales in 2007, consists of the manufacture of telecommunications and power cable and sales of those products for use in large-scale telecommunications projects and various construction projects in Thailand. The volume of sales of these products tends to correlate with the general level of economic activity in Thailand. As a result, the performance of the Company’s Thai operations depends in part on the general state of the Thai economy. Infrastructure development and related construction projects in Thailand depend significantly upon government sponsored initiatives. In recent years, the level of government involvement in infrastructure development has tended to track increases or contractions in Thailand’s gross domestic product (“GDP”). Overall, the construction industry and infrastructure projects have slowed considerably, thereby affecting local sales, placing competitive pressure on prices and prompting the Company to rationalize Thai operations and actively seek overseas export markets.

Telecommunications

Sales of the Company’s telecommunication products in Thailand have depended to a significant degree on the substantial investment in and development of the telecommunications sector by the Thai government. In particular, the Company’s sales of manufactured products are affected by the dollar value of contracts awarded by the government for telecommunications and other infrastructure projects.

Historically, control of the telecommunications sector in Thailand, including the right to grant concessions for the installation and operation of telecommunications services, has rested with state owned enterprises. There are currently three public agencies responsible for communications in Thailand: TOT, which controls domestic telephone service, the CAT Telecom Plc. (“CAT”), which handles postal and international telephone service, and the Thailand Post Co., Ltd. (a state enterprise), which controls and regulates the use of frequencies for radio communication stations and satellite communication networks. Telecommunications services in Thailand have traditionally been developed and expanded through grants by TOT and CAT of concessions to private operators to install and operate telecom projects on a build-transfer-operate basis, where the government enterprise involved would maintain control over the award of the concession and receive a profit share from the operations of the project.

Power

In Thailand the prevailing historical trend has been that economic growth would stimulate rapid growth in the demand for electric power, and annual rates of growth in electricity demand would outpace annual economic growth rates. Despite the rapid growth in electricity demand, electricity consumption in Thailand remains low by international standards. The Company believes that, in the medium to longer term, there will be an increased demand for power supply which will lead to increased demand for the Company’s power cable products from both developers of power production facilities and contractors installing power supply lines.

Singapore

The Singapore government reported that the economy grew 7.7% in 2007. The growth was partially attributable to the efforts of the Singapore government to attract and retain foreign investments as a priority matter. Much of the economy’s growth in 2007 came from increased exports of electronics, pharmaceuticals and chemicals. The Singapore government has projected lower growth of 4.0% to 6.0% in 2008 due to the expected U.S. economy slowdown.

The Singapore government has established targets to increase the population from the current 4.6 million in 2007 to approximately 6 million by the end of 2020. This planned growth in population is expected to result in an increase in demand for residential property and construction.

China

The economy of China differs from that of most developed free-market economies in a number of respects, including structure, degree of government involvement, level of development, growth rate, capital reinvestment, allocation of resources, rate of inflation and balance of payments position. In recent years, the PRC government has implemented economic reform measures which emphasize decentralization, utilization of market forces and the development of foreign investment projects, of which SPFO and Shanghai Yayang are examples.

The Chinese economy is reported to have expanded by 11.4% in 2007, as a result of fiscal stimulus and robust external demand. Exports and imports continue to surge. Fixed-asset investment, a crucial component of China’s economic growth, rose during the period partly as a result of increased public expenditure on infrastructure projects and technology upgrades of state-owned entities. The World Bank has projected China economic growth in 2008 to be approximately 9.7% followed by 9.6% in 2009.

Inflation

Inflation would increase the cost of raw materials and operating expenses to the Company. The Company would try to maintain its gross margins by increasing the prices of its products.

Organizational Structure

The following chart shows the organizational structure of the Company and its principal operating subsidiaries. The location of the headquarters of each company is indicated in parentheses under the company’s name (“S” for Singapore, “T” for Thailand, “A” for Australia and “C” for China or Hong Kong).

Thailand

The Company’s Thai operations are conducted by Siam Pacific, which produces telecommunications cable, power cable and enameled wire for the domestic market, Pacific Thai, a specialized producer of enameled wire for the export market and Charoong Thai, which manufactures power and telecommunications cables and, through its subsidiaries, provides telecommunication and network services. As of December 31, 2005, the Company effectively owned 52.43% of the interests in Siam Pacific, Pacific Thai and Charoong Thai. By 2007, the Company’s effective ownership interest in those three entities had been reduced to 50.93%, with the decrease in the Company’s percentage ownership being attributable to the exercise of warrants or conversion of convertible securities by third parties. The Company’s present intention is to maintain majority ownership of the voting securities of Charoong Thai.

Siam Pacific was established in 1988 as a joint venture between PEWC and Ital-Thai, which is the largest diversified construction company in Thailand and is principally engaged in the design, engineering, construction and project management of large-scale civil engineering and telecommunications projects in Thailand. Capitalizing on PEWC’s wire and cable manufacturing expertise and Ital-Thai’s significant presence in the local market, the Company was able to establish its presence in this market and gain knowledge of business opportunities in Thailand.

Pacific Thai was established in 1989 and is a wholly-owned subsidiary of Siam Pacific. Pacific Thai produces enameled wire for export only and has a special tax status which exempts it from import duties on raw materials used in export manufacturing. This special tax status must be renewed each year.

Charoong Thai is a public company listed on the Stock Exchange of Thailand (“SET”). It manufactures aluminum and copper electric wire, medium and high voltage power cable and telecommunications cable. It has subsidiaries and affiliates in the businesses of optic fiber cable manufacturing and telecommunication and network services. Charoong Thai was established in Thailand in 1967 as a limited public company. The board of directors of Charoong Thai may authorize the issuance of additional shares of common stock of Charoong Thai. The Company has preemptive rights to purchase an amount of additional shares equal to its pro rata share of the additional authorized shares, less amounts reserved for directors, officers and employees. In the event the board of Charoong Thai decides to cause it to issue those additional shares, the Company may decide not to exercise this right, in which case the Company’s interest may be diluted.

Based on information published by the Thai Ministry of Commerce on sales by dollar value, the Company has determined that Siam Pacific and Charoong Thai are two of the five largest telecommunications and power cable and wire manufacturers in Thailand and are two of the five government-approved suppliers of telecommunications cable for major public telecommunications projects.

As part of its restructuring plan, the Company has merged its Thai operations, which has generated cost savings while improving overall efficiency. The Company believes the synergistic effect of merging these operations will continue to produce significant savings in overhead cost as it facilitates the centralization of decision making and resource allocation for the Thai operations.

Singapore

The Company’s Singapore operations are conducted primarily through its 98.3%-owned subsidiary, Sigma Cable. Based on information on sales by dollar value provided by the Cable Association in Singapore, the Company believes that Sigma Cable is the largest or second largest supplier of power cable products in Singapore. Sigma Cable manufactures and sells a range of low voltage power cable products, used mainly in infrastructure projects and commercial and residential developments. Sigma Cable is also the exclusive distributor in Singapore of medium and high voltage wire and cable manufactured by PEWC.

Sigma Cable also has project engineering operations in Singapore to supply, deliver and install (“SDI”) primarily medium and high voltage cable to power transmission projects. While the Company currently obtains its supply of medium and high voltage power cable for its SDI operations from PEWC, other suppliers are also available if necessary. The Company anticipates that there will be increasing demand for medium and high voltage power cable and related turnkey installation projects in Singapore.

The Company owns Sigma-Epan, which ceased manufacturing operations in Singapore and Malaysia in May 2007 due primarily to decreasing sales revenues, taxes imposed by the Malaysian government, inadequate machinery, and high overhead costs. Sigma-Epan consisted of a primarily Singapore-based group of companies engaged in the manufacture of specialty cables and assembled cable harnesses for the electronics, computer, building automation, audio and communication industries. It achieved ISO 9002 certification for its quality management system in 1990. Its customers were largely multinational original equipment manufacturers and its export markets included Malaysia, the Philippines, Indonesia, Thailand, Australia, New Zealand, China and the U.S. Since Sigma-Epan ceased operations, the Company no longer manufactures specialty electronic cables.

Australia

The Company has an effective 98.53% ownership interest in APEC, an Australian wire and cable distributor, which commenced operations at its power cable manufacturing facility in Queensland near Brisbane, Australia in 1997. The new facility produces low voltage power cable with a targeted production capacity of 2,000 tons per year.

APEC has historically sold its production output to Australian distributors and major wholesalers that have been primarily dependent upon imports from other countries. In 1998, it established a sales office with warehousing facilities in Sydney, New South Wales to attract and service customers in this region of Australia. In 2000, it established another sales office with warehousing facilities in Melbourne, Victoria. In 2002, a sales office in Perth was established. APEC bids for supply contracts in state and national power development projects in Australia.

China

The Company has a 54.41% effective interest in Shanghai Yayang, a company in Shanghai, China. Shanghai Yayang is a joint venture company manufacturing enameled wire which was formed in 1998, and is a subsidiary of Pacific Thai. Shanghai Yayang manufactures enameled wire with a diameter of between 0.05mm and 2.5mm.

Shangdong Pacific Fiber Optics Cable Co., Ltd. (“SPFO”) is a joint venture company in Yanggu County, Shandong Province, China. SPFO was established to manufacture fiber optic cables for the China market. The Company owns a 51% interest in SPFO with the remaining interest owned by the joint-venture partner, Shandong Yanggu Cable Company (“Shandong Yanggu”), an established manufacturer in Shandong Province that produces a wide range of cable products and is considered one of the leading cable producers in China. The Company has invested a total of $2.8 million in SPFO.

The Company owns a 25% interest in Shandong Pacific Rubber Cable Company, Ltd. (“SPRC”), which manufactures rubber cable for the China market. The remaining 75% is owned by Shandong Yanggu.

On August 18, 2001, a joint-venture agreement was signed with Shandong Yanggu to establish Shandong Huayu Pacific Fiber Optics Communication Co., Ltd. (“SHP”) for the manufacture of optic fibers. The Company has invested in excess of $5.0 million for a 49% interest in SHP, with the remaining interest in SHP being held by Shandong Yanggu. The projected production rate was initially set at 900,000 km of optic fibers annually. Due to weak market outlook, the actual commencement of operations has been put on hold.

On March 22, 2002, the Company acquired two companies, namely, Crown Century Holdings Limited (“CCH”) and its wholly-owned subsidiary, Pacific Electric Wire & Cable (Shenzhen) Co., Ltd. (“PEWS”), from PEWC, the then majority shareholder of the Company. The acquisition was in exchange for 3,097,436 new shares of the Company issued to PEWC. PEWS manufactures enameled wire for electronic, video and audio products for the South China market and for export. CCH is the trading arm of PEWS. The operations of PEWS and CCH have been profitable since 1999 and contributed to the profits of the Company in 2007.

The Company owned a 94.31% interest in NPC. NPC manufactured a range of telecommunications cable and LAN electronic cables in Yinjiang Town, Zhejiang Province, China. NPC began commercial production of high quality telecommunications cable in December 1996. Total production capacity of the NPC operations was approximately 800,000 pkm per year. NPC’s primary customers were the government controlled and regulated telecommunications networks operators, in particular their provincial and local offices in eastern China and major subcontractors bidding for government contracts. The term of the NPC joint venture was 50 years commencing from December 31, 1993, the date the joint venture received its business license. The joint venture agreement permitted early termination with the consent of all the joint venture partners or following a serious breach by one of the joint venture partners of the terms of the joint venture contract. The joint venture agreement provided that the partners share in the profits in proportion to their equity interests in the joint venture. In 2006, the Company terminated the NPC joint venture due to lack of profitability, unsatisfactory management practices, the lack of qualified executives to assume management responsibility following termination of the then senior managers, and the lack of promising prospects for the business in the short to medium term. NPC continues to hold the leasehold right of the land and maintains ten employees.

Property, Plants and Equipment

The Company’s manufactured products are produced at facilities on premises owned or leased by Siam Pacific, Pacific Thai, Charoong Thai, Sigma Cable, Sigma-Epan (until May 2007), APEC, NPC (until 2006), Shanghai Yayang, SPFO and PEWS. The following is a summary of the Company’s facilities and operations:

Siam Pacific owns a 7.45 acre production facility near Bangkok, Thailand, located on a 26.79 acre site that it also owns. Telecommunications cable, power cable and enameled wire are manufactured here. The production facility is mortgaged to Bangkok Bank as security for a $9.0 million line of credit. Pacific Thai operates a separate 92,800 square meter enameled wire production facility located at the same site which it leases from Siam Pacific.

Charoong Thai owns a 24.7 acre production facility in Chachoengsao province, near Bangkok, Thailand, where telecommunications cable and power cable are manufactured. The production facility is located on a 57.9 acre site which Charoong Thai also owns. Neither the production facility nor the land is mortgaged.

Sigma Cable produces power cable on a 19,373 square meter site in Singapore leased from the Jurong Town Corporation (“JTC”) for 30 years from September 16, 2000 to September 16, 2030. JTC is a government-linked corporation and is Singapore’s largest industrial landlord.

Sigma-Epan leased an office space from Sigma Cable in Singapore and operated two factory units producing electronic cable in Johore Bahru and Penang, both in Malaysia. Both manufacturing operations of Sigma-Epan were terminated as of 2007, but Sigma-Epan continues to employ eight individuals in its trading operations.

APEC owns a 6,735 square meter power cable manufacturing facility on a 39,000 square meter land in Brisbane, Australia, which is mortgaged to Westpac Banking Corporation of Australia as security for a bank facility of approximately Australian $10 million.

NPC manufactured telecommunications cable on 10.9 acres of state-owned land in Ningbo, Yinjiang, Zhejian Province, China, with a factory area of 3.3 acres. A leasehold right of industrial land use for the land was granted for 50 years. Manufacturing operations at NPC were terminated in 2006. NPC continues to hold the leasehold right of the land and maintains ten employees.

Shanghai Yayang operates a factory that produced enameled wire, partially mortgaged to a finance company, located in an area of approximately 5,000 square meters of state-owned land in an industrial district in Fengxian, Shanghai.

SPFO manufactures fiber optic cable in a purpose-built factory building of approximately 8,100 square meters on a leasehold of 63,332 square meters of state-owned land in Yanggu, Shandong Province, China, which land is shared equally with Shandong Huayu Pacific Fiber Optics Communication Co., Ltd.

PEWS manufactures enameled wire on 36,000 square meters of state-owned land with a built-up area of 20,367 square meters in Long Gang, Shenzhen, China. A leasehold right of industrial land use for the land has been granted for 50 years. The facility is mortgaged to Agricultural Bank of China as security for a Rmb 14 million bank facility granted in 2003.

All of the Company’s facilities in Bangkok, Singapore, Brisbane and China use production processes and equipment of international standard imported from Europe, the United States, Taiwan, and Japan.

The productive capacity and extent of utilization of the Company’s facilities varies from time to time and it is considered to be commercially sensitive and proprietary information.

OPERATING AND FINANCIAL REVIEW AND PROSPECTS

The following discussion should be read in conjunction with our audited consolidated financial statements and the notes thereto incorporated by reference herein. Because more than 90% of the Company’s revenues are derived from its manufactured products segment, the following discussion is not presented on a segment basis.

Disclosures of Critical Accounting Policies

Management’s discussion and analysis of financial condition and results of operations discusses the Company’s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, management evaluates its estimates and judgments. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Management believes the following critical accounting policies, among others, affect its more significant judgments and estimates used in the preparation of its consolidated financial statements.

Inventories

Inventories are valued at the lower of cost or market value. Cost is determined using the first-in, first-out or weighted average method. In assessing the ultimate realization of inventories, we are required to make judgments as to future market requirements compared with current inventory levels. Revisions to our allowance for inventories may be required if actual market requirements differ from our estimates.

The management at the respective subsidiaries conducts a thorough review of the inventory in all of its product lines on a regular basis. The allowances for inventories are made to reduce excess inventories to their estimated net realizable values, as necessary. The subsidiaries will take into consideration their best estimates of product sales prices, copper prices and customer demand patterns. The estimates used by the Company to determine its allowance for inventory losses may be more or less than the actual amount or results. The subsidiaries will also evaluate inventory on a regular basis for obsolete or slow-moving items to ascertain if the recorded allowance is reasonable and adequate. Inventory is written down for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated net realizable value based upon assumptions about future demand and market conditions.

Carrying Values

Valuations are required under accounting principles generally accepted in the United States to determine the carrying value of various assets. Our most significant assets that require management to prepare or obtain valuations are goodwill, as discussed further below, and deferred income taxes. Management must identify whether events have occurred that may impact the carrying value of these assets and make assumptions regarding future events, such as profitability. Differences between the assumptions used to prepare these valuations and actual results could materially impact the carrying amount of these assets and net earnings.

Goodwill

Goodwill represents the excess of the cost of a purchased business over the fair value of the underlying net assets. Goodwill, including goodwill associated with equity method investments, is not amortized, but tested for impairment at least annually or more frequently if circumstances indicate that impairment may exist. We identify potential goodwill impairment by comparing the fair value of a reporting unit with its carrying amount, including goodwill. FASB Statement No. 142, “Goodwill and Other Intangible Assets,” defines a reporting unit as an operating segment or one level below an operating segment (referred to as a component). A component of an operating segment is a reporting unit if the component constitutes a business for which discrete financial information is available and segment management regularly reviews the operating results of that component. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not considered impaired. If the carrying amount of a reporting unit exceeds its fair value, the amount of goodwill impairment loss, if any, must be measured.

The Company has determined that its reporting units are (i) Manufactured Products, comprised of telecommunications wire and cable, power cable, enameled wire and electronic cable production, (ii) SDI project engineering and (iii) Distributed Products. These operations constitute businesses for which discrete financial information is available, and whose operating results are reviewed by the chief decision maker for the purposes of assessing the operation’s performance and allocating resources to the segments.

Upon adoption of Statement 142 on January 1, 2002, the Company allocated the entire amount of its goodwill to the manufactured products segment. We determine the fair value of our reporting unit using a discounted cash flow approach, which is based on future cash flow projections over several years. Our 2007 goodwill impairment test assumed a discount rate of constant weighted average cost of capital of 12%. Future cash flow projections used in our goodwill impairment test are based on management’s best estimates of future profitability based on expected market conditions in each region of operation and adjusted for other cash movements. The growth rates used in the analysis for the year 2007 ranged from 0% to 7% depending on the country of operation and the products manufactured.

We determine the amount of goodwill impairment, if any, by comparing the implied fair value of goodwill with the carrying amount of that goodwill. Based on our goodwill impairment test as of December 31, 2005, 2006 and 2007, we concluded there has been no impairment of our goodwill.

Factors that are reasonably likely to result in material impairment charges in future periods include a reduction in market demand and government infrastructure projects, a fall in market selling prices of our products, an increase in costs of raw materials, especially copper, and economic and political instability in the countries in which our operations are located.

Investments

A judgmental aspect of accounting for investments (including investments in equity investees) involves determining whether an other-than-temporary decline in value of the investment has been sustained. If it has been determined that an investment has sustained an other-than-temporary decline in its value, the investment is written down to its fair value, by a charge to earnings. Such evaluation is dependent on the specific facts and circumstances. Factors that are considered by the Company in determining whether an other-than-temporary decline in value has occurred include: the market value of the security in relation to its cost basis; the financial condition of the investee; and the intent and ability to retain the investment for a sufficient period of time to allow for recovery in the market value of the investment.

In 2007, the Company recorded an impairment charge of $0.1 million in Shandong Huayu Pacific Fiber Optics Communication Co., Ltd. (“SHP”) due to an oversupply of products in the market at Shandong and the suspension of construction of the SHP production line.

Revenue Recognition

Sales represent the invoiced value of goods sold, net of value added tax and returns, commission income earned on distribution activities, and service fee income on installation activities. Revenue is recognized to the extent that it is probable that the economic benefits will flow to the Company and the revenue can be reliably measured. The specific recognition criteria summarized in the next succeeding paragraph must also be met before revenue is recognized.

The Company recognizes revenue in accordance with Staff Accounting Bulletin, SAB 104 — a revision of Topic 13 — “Revenue Recognition.” The Company sells its products under sales agreements, acknowledged purchase orders or other means to evidence the existence of an agreement between the Company and its customer. Revenue is recognized upon delivery of goods or when services are rendered. The Company’s price is fixed for each sale in the governing sales agreement; and the Company assesses the creditworthiness of its customers prior to making credit sales. If the Company’s assessment is not to extend credit to a particular customer, sales are made on a cash basis or in special circumstances, collateral or other means of security is obtained from the customer prior to the sale.

The Company is also a distributor of wire and cable products manufactured by PEWC. Revenue on distributed products is recognized based on the gross amount billed to a customer because it has earned revenue from the sale of the goods or services, in accordance with EITF 99-19 — “Reporting Revenue Gross as a Principal versus Net as an Agent.” Cost of sales of distributed products is reported separately. Revenue earned on distributed products is reported gross as the Company:

•	is the primary obligor in the arrangement with the customer;

•	takes title to the products;

•	has the risks and rewards of ownership; and

•	does not act as an agent or broker and is compensated based on the price it establishes for the products it sells.

Given its wide geographical operation and range of products, the Company does not have a formal corporate return policy for its entire operation. However, each operating subsidiary does have its own return policy. Generally, the Company honors returns on products when the products are defective. The returns are recognized as a reduction to gross sales. Such returns of defective products are not significant to the total sales value.

The Company offers sales incentives in connection with power cable sales to wholesalers and distributors. These incentives include both rebates offered to customers for purchasing a certain volume of product during the year and settlement discounts for early payment of sales invoices. Both forms of incentives are recognized as a reduction to gross sales.

A portion of our revenue is generated from installation activities which are recognized using the percentage-of-completion method. Recognized revenues and profit are subject to revisions as the activity progresses to completion.

We allocate revenue from installation and sale of cables contained in a single arrangement, or in related arrangements with the same customer, based on their relative fair values. The allocation of the fair value to the delivered elements is limited to the amount that is not contingent on future delivery of services or subject to customer-specific return or refund privileges. The amounts of revenue recognized are impacted by our judgments as to whether an arrangement includes multiple elements. Changes to the elements in an arrangement could affect the timing of the revenue recognition.

Deferred Income Taxes

The Company records a valuation allowance to reduce its deferred tax assets to the amount that is more likely than not to be realized. While the Company has considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for valuation allowance, in the event the Company was to determine that it would be able to realize its deferred tax assets in the future in excess of its recorded amount, an adjustment to the deferred tax asset would increase income in the period such determination was made. Likewise, should the Company determine that it would not be able to realize all or part of its net deferred tax asset in the future, an adjustment to the deferred tax asset would be charged to income in the period such determination was made.

Bad Debt

The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. If the financial condition of the Company’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

Impairment of Long-Lived Assets

We evaluate the carrying value of our long-lived assets, consisting primarily of property, plant and equipment, whenever certain events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. In 2007, the Company did not record any impairment of long-lived assets.

Recent Pronouncements

In September 2006, the FASB issued Statement No. 157 — “Fair Value Measurements” (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. The provisions of this statement apply to other accounting pronouncements that require or permit fair value measurements. SFAS 157 became effective for us on January 1, 2008. Upon adoption, the provisions of SFAS 157 are to be applied prospectively with limited exceptions.

In September 2006, FASB Statement No. 158 — “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an Amendment of FASB Statements No. 87, 88, 106, and 132(R)” (“SFAS 158”), was issued. This statement requires an employer that sponsors one or more defined benefit pension or other postretirement plans to recognize an asset or liability for the overfunded or underfunded status of its postretirement benefit plans in its balance sheet for years ending after December 15, 2006. The funded status is measured as the difference between the fair value of the plan’s assets and its benefit obligation. The statement also requires an employer to measure plan assets and benefit obligations as of the date of the employer’s statement of financial position. SFAS 158 is effective for fiscal years ended after December 15, 2006, except for the requirement to measure plan assets and benefit obligations as of the statement of financial position date, which is effective for fiscal years ending after December 15, 2008. Transition for the recognition provisions is entirely prospective. The effect of adopting SFAS 158 on the consolidated financial statements of the Company is presented in Note 18 to the Audited Financial Statements.

In September 2006, the FASB ratified EITF Issue No. 06-1 — “Accounting for Consideration Given by a Service Provider to Manufacturers or Resellers of Equipment Necessary for an End-Customer to Receive Service from the Service Provider” (“EITF 06-1”). This guidance requires the application of EITF Issue No. 01-9 — “Accounting for Consideration Given by a Vendor to a Customer” (“EITF 01-9”), when consideration is given to a reseller or manufacturer for benefit to the service provider’s end-customer. EITF 01-9 requires the consideration given to be recorded as a liability at the time of the sale of the equipment and also provides guidance for the classification of the expense. EITF 06-1 is effective for the first annual reporting period that began after June 15, 2007. The Company does not expect EITF 06-1 to have a material impact on its consolidated financial statements.

In February 2007, the FASB issued Statement No. 159 — “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115” (“SFAS 159”). SFAS 159 permits entities to choose to measure eligible items at fair value at specified election dates and report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. SFAS 159 is effective for fiscal years beginning after November 15, 2007. We do not believe the adoption of SFAS 159 will have significant impact on our consolidated financial statements.

In June 2007, the FASB ratified EITF Issue No. 07-3— “Accounting for Nonrefundable Advance Payments for Goods or Services Received for Use in Future Research and Development Activities” (“EITF 07-3”). This issue provides that nonrefundable advance payments for goods or services that will be used or rendered for future research and development activities should be deferred and capitalized. Such amounts should be recognized as an expense as the related goods are delivered or the related services are performed. EITF 07-3 is effective for fiscal years that began after December 15, 2007. The Company does not expect the adoption of EIFT 07-3 to have a material impact on its consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141 (Revised 2007), Business Combinations (“SFAS No. 141(R)”), which establishes principles and requirements for the reporting entity in a business combination, including recognition and measurement in the financial statements of the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree. This statement also establishes disclosure requirements to enable financial statement users to evaluate the nature and financial effects of the business combination. SFAS No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. The impact of this standard is dependant upon the level of future acquisitions by the Company.

In December 2007, the FASB issued SFAS No. 160 — “Non-controlling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51” (“SFAS 160”). SFAS No. 160 establishes accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a non-controlling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. Additionally, SFAS No. 160 requires expanded disclosures in the consolidated financial statements. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. The Company is currently assessing the potential impact of SFAS No. 160 on its financial statements.

In February 2008, the FASB issued FASB Staff Position (“FSP”) FAS 157-1— “Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurement for Purpose of Lease Classification of Measurement under Statement 13,” which amends SFAS 157 to exclude accounting pronouncements that address fair value measurements for purpose of lease classification or measurement under SFAS No. 13, “Accounting for Leases.” In February 2008, the FASB also issued FSP FAS 157-2 — “Effective Date of FASB Statement No. 157,” which delays the effective date of SFAS 157 until the first quarter of 2010 for all non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). SFAS 157 does not require any new fair value measurements but rather eliminates inconsistencies in guidance found in various prior accounting pronouncements. SFAS 157 is effective for financial statements issued for fiscal years that began after November 15, 2007, and interim periods within those fiscal years. The Company is currently assessing the impact SFAS 157 will have on its results of operations and financial position.

In March 2008, the FASB issued SFAS No. 161— “Disclosures about Derivative Instruments and Hedging Activities, an Amendment of FASB Statement No. 133” (“SFAS 161”) which requires additional disclosures about the objectives of the derivative instruments and hedging activities, the method of accounting for such instruments under SFAS No. 133 and its related interpretations, and a tabular disclosure of the effects of such instruments and related hedged items on our financial position, financial performance, and cash flows. SFAS 161 will be effective for the Company in fiscal year 2010. The Company is currently assessing the potential impact that adoption of SFAS 161 may have on its financial statements.

In May 2008, the FASB issued SFAS No. 162 — “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS 162”). The statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States (the GAAP hierarchy). The current GAAP hierarchy, as set forth in the American Institute of Certified Public Accountants (AICPA) Statement on Auditing Standards No. 69, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles,” has been criticized because (1) it is directed to the auditor rather than the entity, (2) it is complex, and (3) it ranks FASB Statements of Financial Accounting Concepts, which are subject to the same level of due process as FASB Statements of Financial Accounting Standards, below industry practices that are widely recognized as generally accepted but that are not subject to due process. The Board believes that the GAAP hierarchy should be directed to entities because it is the entity (not its auditor) that is responsible for selecting accounting principles for financial statements that are presented in conformity with GAAP. Accordingly, the Board concluded that the GAAP hierarchy should reside in the accounting literature established by the FASB and is issuing this statement to achieve that result. This statement is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.”

In May 2008, the FASB issued SFAS No. 163 — “Accounting for Financial Guarantee Insurance Contracts,” an interpretation of FASB Statement No. 60 (“SFAS 163”). Diversity exists in practice in accounting for financial guarantee insurance contracts by insurance enterprises under FASB Statement No. 60 — “Accounting and Reporting by Insurance Enterprises.” That diversity results in inconsistencies in the recognition and measurement of claim liabilities because of differing views about when a loss has been incurred under FASB Statement No. 5 — “Accounting for Contingencies.” This statement requires that an insurance enterprise recognize a claim liability prior to an event of default (insured event) when there is evidence that credit deterioration has occurred in an insured financial obligation. This statement also clarifies how Statement 60 applies to financial guarantee insurance contracts, including the recognition and measurement to be used to account for premium revenue and claim liabilities. Those clarifications will increase comparability in financial reporting of financial guarantee insurance contracts by insurance enterprises. This statement requires expanded disclosures about financial guarantee insurance contracts. The accounting and disclosure requirements of the statement will improve the quality of information provided to users of financial statements. This statement is effective for financial statements issued for fiscal years beginning after December 15, 2008, and all interim periods within those fiscal years, except for some disclosures about the insurance enterprise’s risk-management activities. This statement requires that disclosures about the risk-management activities of the insurance enterprise be effective for the first period (including interim periods) beginning after issuance of this statement. Except for those disclosures, earlier application is not permitted. The Company does not expect the adoption of SFAS 163 to have a material impact on its consolidated financial statements.

Selected Gross Margin Data

This discussion should be read in conjunction with the information contained in our audited consolidated financial statements for the fiscal years ended December 31, 2003, 2004, 2005, 2006 and 2007 and notes thereto incorporated by reference herein and our unaudited condensed consolidated statements for the six months ended June 30, 2007 and 2008 appearing elsewhere in this prospectus.

The following table sets forth selected gross margin data for the periods indicated (dollar ($) amounts in thousands of US$):

	Year Ended December 31,			Six Months Ended June 30,
	2005	2006	2007	2007	2008

Net Sales:
Manufactured products:
Telecommunications wire and cable	$32,171	$49,069	$46,444	$22,416	$18,884
Power cable	101,333	147,726	188,818	79,198	96,745
Enameled wire	162,483	237,097	258,470	126,435	136,489
Electronic cable	5,529	5,388	1,073	1,064	—

Total manufactured products	301,516	439,280	494,805	229,113	252,118
SDI project engineering	15,691	16,421	5,253	1,667	10,875
Distributed Products	20,055	12,416	10,783	6,161	10,867

Total net sales	337,262	468,117	510,841	236,941	273,860

Gross profit:
Manufactured products:
Telecommunications wire and cable	1,600	11,294	7,712	4,842	2,874
Power cable	18,465	24,890	33,916	15,073	11,058
Enameled wire	16,482	21,901	2,995	(2,288)	5,160
Electronic cable	146	403	48	39	—

Total manufactured products	36,693	58,488	44,671	17,666	19,092
SDI project engineering	(375)	(284)	(347)	101	(213)
Distributed Products	634	1,107	80	516	997
Recovery (allowance) for inventory reserve	(346)	(2,017)	1,272	947	549

Total gross profit	36,606	57,294	45,676	19,230	20,425

Gross profit margin:
Manufactured products:
Telecommunications wire and cable	5.0%	23.0%	16.6%	21.6%	15.2%
Power cable	18.2%	16.8%	18.0%	19.0%	11.4%
Enameled wire	10.1%	9.2%	1.2%	(1.8)%	3.8%
Electronic cable	2.6%	7.5%	4.5%	3.7%	—

Total manufactured products	12.2%	13.3%	9.0%	7.7%	7.6%
SDI Project engineering	(2.4)%	(1.7)%	(6.6)%	6.1%	(2.0)%
Distributed Products	3.2%	8.9%	0.7%	8.4%	9.2%

Total gross margin	10.9%	12.2%	8.9%	8.1%	7.5%

Note that gross profit margin by products excludes recovery or allowance for inventory reserve. Further note that the allowance for inventory reserve in 2005 and 2006 was reclassified in our 2007 annual report as cost of sales to conform with the 2007 presentation as management believed that this presentation better reflected the nature of the charges.

Operating Results

The Company is 55.4% owned and controlled by PEWC, a Taiwanese company. An additional 20% of the Common Shares are owned and controlled by a U.S.-based private equity fund. The remaining 24.6% of the outstanding Common Shares are publicly-traded in the United States on the OTC BB. Based upon a review of Schedule 13D and 13G filings made with the Commission by shareholders, and a review of the share register maintained by the Company’s transfer agents in Bermuda and the U.S., the Company is not aware that it has any shareholders resident in the jurisdictions where the Company has business operations. While the Company’s operations and results are impacted by economic, fiscal, monetary and political policies of the respective governments in the countries where the Company has operations, that impact is not a function of the shareholder base of the Company.

Six-Month Period Ended June 30, 2008 Compared with Six-Month Period Ended June 30, 2007

General

Results of operations are determined primarily by market demand and government infrastructure projects, market selling prices of our products, our ability to manufacture high quality products efficiently in quantities sufficient to meet demand and to control production and operating costs. Our results are also influenced by a number of factors, including currency stability in the countries in which our operations are located, competition and the cost of raw materials, especially copper, which accounted for approximately 60% to 70% of the cost of sales.

In order to minimize the impact of copper price fluctuations, we attempt to “peg” the prices of our products to the prevailing market price of copper and pass changes in the cost of copper through to customers as much as possible. In certain circumstances, however, we remain affected by fluctuations in the price of copper. For example, the price of telecommunications cable sold for use in public projects in Thailand is determined semi-annually and is based upon the average spot market price of copper on the LME during the six-month period commencing on January 1 and July 1 prior to the month of order. Thus, a recent rise or decline in copper prices may not be fully reflected under this pricing scheme for several months.

Average copper prices per metric ton have increased by 19.85% from $6,964 in 2007 to $8,350 in 2008. Gross profit margins for manufactured products in the first half of 2008 were on average at 7.6% compared to 7.7% in the first half of 2007.

Copper prices indicated in this report are quoted from the London Metal Exchange (LME) index. The average copper prices are as follows:

		2008	2007

Average LME copper price ($/Ton)	1Q	$8,439	$6,452
	2Q	8,260	7,476

	First-half	8,350	6,964

Net Sales

Sales of manufactured product increased by $23 million, or 9.9%, from $229 million in the first half of 2007 to $252 million in the first half of 2008, contributing to an overall sales increase of $37 million, or 15.6%. The increase in sales of manufactured products was due primarily to higher copper prices, increases in the volume of sales and improved sales of power cable and enameled wire. Copper prices increased by 19.9% from $6,964 per metric ton in the first half of 2007 to $8,350 per metric ton in the first half of 2008. The tonnage of copper content sold increased by 3,347 tons, or 13.6%, from 24,654 tons in the first half of 2007 to 28,001 tons in the first half of 2008. Sales in power cable exhibited the strongest increase of $18 million, or 22.2%, due to growth in the construction industries in both Australia and Singapore in the first half of 2008. Sales of enameled wire increased by $10.0 million, or 8.0%, due to improved sales in Thailand. Sales of Distributed Products and revenue from SDI project engineering in Singapore increased in the first half of 2008 by $5 million, or 76.4%, and $9 million, or 552.4%, respectively, due to increased demand and an increase in offers of tenders from SP Powerassets.

The following table shows the percentage share and dollar value (in thousands) of net sales of the respective operations with respect to our total sales in the first half of 2008.

	Manufactured		All Products
	Products Only		and Services

Thailand	47.2%	$119,100	43.5%	$119,100
Singapore	7.8%	19,527	14.7%	40,295
Australia	13.9%	35,114	13.2%	36,088
China	31.1%	78,377	28.6%	78,377

Total	100.0%	$252,118	100.0%	$273,860

The Company offers sales incentives in connection with power wire and cable sales to wholesalers and distributors. These incentives include both rebates offered to customers for purchasing a certain volume of product during the year and settlement discounts for early payment of sales invoices. Both forms of incentives are recognized as a reduction to gross sales. The amount of incentives recognized as a reduction to gross sales for the years ended December 31, 2005, 2006 and 2007, and for the six months ended June 30, 2007 and 2008, are as follows (in thousands):

	Year Ended December 31,			Six Months Ended June 30,
Product	2005	2006	2007	2007	2008

Rebate	$4,520	$6,360	$6,692	$3,704	$4,439
Settlement discount	$2,634	$4,476	$3,791	$2,100	$2,023

Gross Profit

Gross profit for the first half of 2008 was $20.4 million, an increase of $1.2 million, or 6.2%, compared to $19.2 million for the first half of 2007. The gross profit contributed by sales of manufactured products was $19.1 million in the first half of 2008 compared to $17.7 million in the first half of 2007, representing an increase of $1.4 million, or 8.1%. The increase was primarily attributable to increases in sales volume and better margins achieved for enameled wire in Thailand and China. The negative margin in SDI project engineering was primarily due to the low tender prices obtained in prior years which could not cover the increased costs of cables due to increases in copper prices. The relative contribution to gross profit from manufactured products for the first half of 2007 and the first half of 2008 is as follows:

	First Half of 2007	First Half of 2008

Telecommunication cable	27.5%	15.1%
Power cable	85.3%	57.9%
Enameled wire	(13.0)%	27.0%
Electronic cable	0.2%	0.0%

Total	100.0%	100.0%

Overall gross profit margins decreased from 8.1% in the first half of 2007 to 7.5% in the first half of 2008. The decrease in gross margins was primarily due to average copper prices per metric ton increasing by 19.9% from $6,964 in 2007 to $8,350 in 2008, which contributed to an increase in the cost of production.

Gross profit margins for telecommunication cable and power cable both fell from the first half of 2007 to the first half of 2008 from 21.6% to 15.2%, in the case of telecommunication cable, and 19.0% to 11.4%, in the case of power cable. The decrease in gross profit margin for telecommunications cable in Thailand was primarily due to the Company’s inability to adjust sales prices to its customers to cover the higher price of copper. The decrease in gross profit margin for power cable was mainly due to a decrease in sales in Thailand of relatively higher margin products of high-voltage power cables and aluminum cables on account of lower demand.

A Thai subsidiary of the Company was holding a large amount of copper inventory at the end of 2006. As copper prices decreased sharply during January and February of 2007, the Thai subsidiary was unable to adjust prices to its customers, thereby resulting in a negative gross margin for enameled wire in the first half of 2007.

Operating Profit

Selling, general and administrative expenses increased by $2.4 million, or 17.6%, in the first half of 2008 compared to the first half of 2007. Such increase was primarily a result of (i) consulting fees for the Company’s SOX 404 compliance project, FIN 48 exercise and legal counsel for securities filings for the period from 2005 to 2007, totaling approximately $785,000; and (ii) a $2 million increase in sales commission payments and transportation costs due to increases in petroleum prices.

Allowance for doubtful accounts decreased by $1.9 million in the first half of 2008 compared to the first half of 2007. Higher allowances for doubtful accounts in 2007 largely arose from increased specific allowances in the Thai subsidiaries. Increased specific allowances were largely attributed to a debtor, a major telecommunication subcontractor company, that encountered delayed payments under its contract with the Thai government.

Interest Expenses

Interest expenses decreased by $586,000 in the first half of 2008, primarily due to a decrease of $12.5 million in bank loans and trust receipts by Charoong Thai in the first half of 2008.

Exchange Gain/Loss

The exchange rates as of June 30, 2008 and June 30, 2007, based on the Noon Buying Rate, were as follows:

	June 30,	June 30,
	2008	2007

Foreign currency to US$1:
Thai Baht	33.73	30.27
Singapore	$1.36	1.44
Australian	$1.04	1.14
Chinese Rmb	6.87	7.31

Based on the above exchange rates, the revaluation of assets and liabilities denominated in U.S. dollars or other foreign currencies in the Company resulted in $1.4 million exchange gain in the first half of 2008. The exchange gain in the first half of 2008 is less than that of 2007 due to the fluctuations in exchange rates and higher realized exchange gains in our Thai operations in the first half of 2007 or other foreign currencies during that period.

Other Income

Other income largely consists of gains on sales of raw materials and scraps.

Year Ended December 31, 2007 Compared with Year Ended December 31, 2006

General

Results of operations are determined primarily by market demand and government infrastructure projects, market selling prices of our products, our ability to manufacture high quality products efficiently in quantities sufficient to meet demand and to control production and operating costs. Our results are also influenced by a number of factors, including currency stability in the countries in which our operations are located, competition and the cost of raw materials, especially copper, which accounted for approximately 60% to 70% of the cost of sales.

In order to minimize the impact of copper price fluctuations, we attempt to “peg” the prices of our products to the prevailing market price of copper and pass changes in the cost of copper through to customers as much as possible. In certain circumstances, however, we remain affected by fluctuations in the price of copper. For example, the price of telecommunications cable sold for use in public projects in Thailand is determined semi-annually and is based upon the average spot market price of copper on the LME during the six-month period commencing on January 1 and July 1 prior to the month of order. Thus, a recent rise or decline in copper prices may not be fully reflected under this pricing scheme for several months.

Average copper prices per metric ton have increased by 6.0% from $6,645 in 2006 to $7,041 in 2007. Gross profit margins for manufactured products in 2007 were on average at 9.0% compared to 13.3% in 2006.

Copper prices indicated in this report are quoted from the London Metal Exchange (LME) index. The 2007 and 2006 copper prices are as follows:

		2007	2006

Average LME copper price ($/Ton)	1Q	6,452	5,103
	2Q	7,476	7,198
	3Q	7,649	7,602
	4Q	6,588	6,675

	Year	7,041	6,645

According to the World Bank, (i) the rates of year 2007 GDP growth for Thailand, Singapore and China were 4.3%, 7.7% and 11.4% respectively and (ii) the 2006 GDP growth rates for Thailand, Singapore and China were 5.0%, 7.9% and 10.7% respectively. Our performance is largely influenced by the level of growth in the telecommunication and power infrastructure, construction and electronic goods manufacturing sectors. We are beginning to see the return of growth in these industrial sectors following the recovery in the general economies of the respective countries and increases in governments’ expenditures on infrastructure.

Net Sales

Sales of manufactured product increased by $56 million, or 12.7% from $439 million in 2006 to $495 million in 2007, contributing to an overall sales increase of $43 million, of 9.2%. Sales in power cable exhibited the strongest increase of $41 million, or 27.8% due to the strong demand for transmission of electricity to and within commercial and residential buildings, especially in Thailand. Sales of telecommunications cable showed a marginal decrease of $3 million, or 5.3%, while sales of enameled wire increased by $21 million, or 9.0%, due largely to higher copper prices. Revenue from SDI project engineering in Singapore and sales of Distributed Products decreased in 2007 by $11 million, or 68.0%, and $2 million, or 13.2% respectively, due to a decrease in offers of tenders from SP Powerassets and decreased demand.

The following table shows the percentage share and dollar value (in thousands) of net sales of the respective operations with respect to our total sales in 2007.

	Manufactured		All Products
	Products Only		and Services

Thailand	50.4%	$249,337	48.8%	$249,337
Singapore	6.4%	31,762	9.4%	47,798
Australia	11.3%	55,789	10.9%	55,789
China	31.9%	157,917	30.9%	157,917

Total	100.0%	$494,805	100.0%	$510,841

Gross Profit

Gross profit for 2007 was $45.7 million, representing a decrease of 20.2% compared to $57.3 million for 2006. The decrease was primarily attributable to increases in the prices of raw materials in the global market while the sales price of finished products to certain customers remained fixed or could not be increased significantly due to competitive market prices in the industry. Gross profit contributed by sales of manufactured products was $44.7 million in 2007 compared to $58.5 million in 2006, representing a decrease of 23.6%. The relative contributions to gross profit from manufactured products for 2006 and 2007 is as follows:

	2006	2007
Telecommunication cable	19.3%	17.3%
Power cable	42.6%	75.9%
Enameled wire	37.4%	6.7%
Electronic cable	0.7%	0.1%

Total	100.0%	100.0%

The significant increase in power cable’s contribution to gross profit is the result of the increase in sales of this product in 2007 combined with an increase in its gross product margin in 2007. Gross profit margins for power cables increased particularly in Australia due to the strong Australian economy and the Company’s focus on products with higher gross margins. Gross product margins of power cables increased from 16.8% in 2006 to 18.0% in 2007.

Overall gross profit margins decreased from 12.2% in 2006 to 8.9% in 2007. Gross profit margins for manufactured products decreased from 13.3% in 2006 to 9.0% in 2007. The decrease was primarily due to decreased margins in enameled wire products resulting from weaker market conditions and increased competition in both China and Thailand. Gross profit margins of enameled wire products decreased from 9.2% in 2006 to 1.2% in 2007. To a lesser extent, the decrease in gross profit margins for manufactured products was due to decreased margins in telecommunications cable in Thailand due to weaker market conditions and the higher cost of copper. Gross profit margins of telecommunications cable decreased from 23.0% in 2006 to 16.6% in 2007. Gross profit margins for power cables increased from 16.8% in 2006 to 18.0% in 2007, particularly due to the strong Australian economy and the Company’s focus on products with higher gross margins.

Operating Profit

Selling, general and administrative expenses increased by $1.8 million or 6.7% in 2007, primarily due to an increase of $2 million in our allowance for doubtful accounts. The increase primarily arose from the accounts receivable allowance of our Thai subsidiaries for 2007, as we recognized an additional reserve for a major telecommunications customer encountering delays in receiving contract payments from the Thai government. We believe this is a unique event and continue to work with our customer to eventually collect amounts due to us, however ultimate collection is not reasonably assured at this time. As a percentage of revenue, our allowance for doubtful accounts, excluding the aforementioned specific reserve, was 0.3% and 0.2% in 2006 and 2007, respectively.

In addition to estimating an allowance for doubtful accounts based on historical sales and collection data, we perform a detailed review of our outstanding receivables, and make adjustments to our estimate to reflect significant delinquent accounts receivable. We are not aware of any significant delinquent accounts receivable that have not already been adequately reserved. In addition, our periodic allowance for doubtful accounts will continue to not have a significant impact on our liquidity. For example, the 2007 allowance represented only 0.6% of our 2007 revenue.

Accounts receivable, net of allowance for doubtful accounts, increased by $26 million from $120 million as of December 31, 2006 to $146 million as of December 31, 2007. The increase was attributable to an overall increase in sales from $468 million in 2006 to $511 million in 2007 and higher sales revenue recognized towards the end of 2007. Days sales outstanding were 104 days for 2007 and 94 days for 2006.

Exchange Gain/Loss

In the past several years, the global weakening of the U.S. dollar against many other currencies has resulted in a strengthening of the Baht against the U.S. dollar. The exchange differences in the income statements arose largely as a result of these movements in the Thai Baht exchange rate and, to a lesser extent, the movements in the other operating currencies.

The exchange rates as of December 31, 2007 and December 31, 2006, based on the Noon Buying Rate, were as follows:

	December 31,	December 31,
	2007	2006

Foreign currency to US$1:
Thai Baht	29.50	36.10
Singapore $	1.44	1.53
Australian $	1.14	1.27
Chinese Rmb	7.30	7.80

Based on the above rates, the revaluation of assets and liabilities denominated in U.S. dollars or other foreign currencies in the Company resulted in $0.9 million exchange gain in 2007. The exchange gain in 2007 is less than that of 2006 due to the fluctuations in exchange rates and higher realized exchange gains in our Thai operations in 2006 arising from the settlement of receivables and payables denominated in U.S. dollars or other foreign currencies during that period.

We use Thai Baht forward foreign exchange contracts to reduce our exposure to foreign currency risks for liabilities denominated in foreign currencies. A forward foreign exchange contract obligates us and our subsidiaries to exchange predetermined amounts of specified foreign exchange currencies at specified exchange rates or to make an equivalent U.S. dollar payment equal to the value of such exchange. Realized and unrealized gains and losses on forward foreign exchange contracts are included in operations as foreign exchange gains or losses.

Gain/Loss from Investees

In 2007, gains from investees were largely related to Shandong Pacific Rubber Cable Co., Ltd (“SPRC”).

Impairment of Investments

In 2007, the Company recorded an impairment of $0.1 million in SHP due to an oversupply of products in the market at Shandong and the suspension of construction of the SHP production line.

Gain on Sale of Investment

The gain on sale of investment in 2007 was primarily attributable to a $35,000 realized gain on sale by Sigma Cable Company (Private) Limited (“Sigma Cable”) of 80,000 shares of Hong Fok Corporation Ltd., a public company listed on the Singapore Exchange (SGX). The Company accounted for this investment in accordance with SFAS 115 — “Accounting for Certain Investments in Debt and Equity Securities.” The investment was classified as “held for sale” and the Company recognized approximately $13,000 of unrealized gain in shareholders’ equity and other comprehensive income prior to the sale of the securities.

Other Income

Other income largely consists of gains on sales of raw materials and scraps, and gains on disposal of fixed assets. The increase in other income in 2007 is primarily due to gains on disposal of fixed assets of NPC, Charoong Thai, and PEWS.

Income Taxes

Our effective tax rate increased from 31.5% in 2006 to 47.9% in 2007, primarily due to origination and reversal of temporary differences in Charoong Thai and the effect of the adoption of Interpretation No. 48 — “Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109.”

The Company files income taxes in each jurisdiction where such a filing is required based on its revenues. The provision for income taxes differs based on the taxes incurred by the operating subsidiaries in their respective jurisdictions. Effective tax rates differ from the statutory rate due to, among other things, whether certain expenses are deductible or not deductible for tax purposes and changes in valuation allowances.

As of December 31, 2007, the Company’s operating subsidiaries in China had net operating loss carry forwards of approximately $6 million which expire on various dates between 2008 and 2011. Based on their history of losses, management believes it is likely that the net operating loss carry forwards will not be fully utilized by those subsidiaries before expiration. Accordingly, the Company has not recognized the $6 million as deferred tax assets.

A significant portion of the deferred tax assets recognized by the Company relates to net operating loss carry forwards of APEC and reserves not yet deductible for tax purposes. Because the Company operates in multiple jurisdictions, it considers the need for a valuation allowance on a country-by-country basis, taking into account the effect of local tax laws. Where a valuation allowance was not recorded, the Company believes that there was sufficient evidence to support its conclusion not to record it. Management believes, but cannot assure, that the

Company will utilize the APEC loss carry-forwards in the future due to APEC’s profitability and continued generation of taxable income.

Reserves not yet deductible for tax purposes affect temporary differences. Tax consequences of most events recognized in the financial statements for a year are included in determining income taxes currently payable. However, tax laws often differ from the recognition and measurement requirements of financial accounting standards. These differences are referred to as “temporary differences.” Temporary differences ordinarily become taxable or deductible when the related asset is recovered or the related liability is settled. The major temporary differences that gave rise to deferred tax assets and liabilities in 2007 were allowance for inventories, allowance for doubtful accounts and the allowance for impairment in investment.

Additional details regarding tax laws and income taxes of the Company including deferred tax liabilities and assets in 2006 and 2007 are disclosed in Note 12 of our audited consolidated financial statements incorporated by reference herein.

Year Ended December 31, 2006 Compared with Year Ended December 31, 2005

General

Results of operations are determined primarily by market demand and government infrastructure projects, market selling prices of our products, our ability to manufacture high quality products efficiently in quantities sufficient to meet demand and to control production and operating costs. Our results are also influenced by a number of factors, including currency stability in the countries in which our operations are located, competition and the cost of raw materials, especially copper, which accounted for approximately 60% to 70% of the cost of sales.

In order to minimize the impact of copper price fluctuations, we attempt to “peg” the prices of our products to the prevailing market price of copper and pass changes in the cost of copper through to customers as much as possible. In certain circumstances, however, we remain affected by fluctuations in the price of copper. For example, the price of telecommunications cable sold for use in public projects in Thailand is determined semi-annually and is based upon the average spot market price of copper on the LME during the six-month period commencing on January 1 and July 1 prior to the month of order. Thus, a recent rise or decline in copper prices may not be fully reflected under this pricing scheme for several months.

Average copper prices per metric ton increased by 73.3% from $3,835 in 2005 to $6,645 in 2006. The higher cost of copper has contributed to a higher selling price of our products in 2006 and has contributed to sales increase of $131 million in 2006, representing an increase of 38.8% over sales in 2005. Gross profit margins for manufactured products in 2006 were on average at 13.3% compared to 12.2% in 2005.

Copper prices indicated in this report are quoted from the London Metal Exchange (LME) index. The 2006 and 2005 copper prices are as follows:

		2006	2005

Average LME copper price ($/Ton)	1Q	$5,103	$3,380
	2Q	7,198	3,524
	3Q	7,602	3,858
	4Q	6,675	4,577

	Year	6,645	3,835

According to the World Bank, (i) the rates of year 2006 GDP growth for Thailand, Singapore and China were 5.0%, 7.9% and 10.7%, respectively and (ii) the 2005 GDP growth rates for Thailand, Singapore and China were 4.5%, 6.6% and 10.2%, respectively. Our performance is largely influenced by the level of growth in the telecommunication and power infrastructure, construction and electronic goods manufacturing sectors. We continue to see growth in these industrial sectors following the sustained growth in the general economies of the respective countries and strong governments’ expenditures on infrastructure.

The Company showed net profit of $13.0 million in 2006, compared to net losses of $5.0 million in 2005 due largely to increases in sales, gross profit margins and exchange gains, and lower impairment of investments. Overall net sales increased by 38.8% due to a copper price increase and higher demand for our products due to sterling economic growth in the region. Revenue from manufactured products increased by 45.8% but was offset by a decrease in SDI project engineering and Distributed Products by 19.3% in 2006 compared to 2005. Overall gross profit margins increased from 10.9% in 2005 to 12.2% in 2006, mainly due to an increase in the profit margin in telecommunication wire and cable products. Selling, general and administrative expenses have increased by 4.0%, mainly due to increases in the allowance for doubtful accounts and inventory, and professional fees.

Our net results in 2006 were aided by positive contributions from the provisions for exchange gain and gain on liquidation of subsidiary, with an offset by a lower impairment of investment. An exchange gain of $5.5 million was recorded in 2006 largely due to the appreciation of the Thai Baht.

Net Sales

Sales of manufactured product increased by $138 million, or 45.8% from $301 million in 2005 to $439 million in 2006, contributing to an overall sales increase of $131 million, or 38.8%. Sales in enameled wire exhibited the strongest increase of $75 million, or 46.0%, due to the strong demand from appliance manufacturers especially in China and higher selling prices reflecting the rise of copper prices. Copper prices increased by 73.3% from an average LME price of $3,835 per ton in 2005 to $6,645 per ton in 2006. Sales of telecommunication cable increased by $17 million, or 52.5%, while sales of power cable increased by $46 million, or 45.9%, due largely to higher copper prices. Total sales of Distributed Products and revenue from SDI project engineering in Singapore decreased in 2006 by $6.9 million due to decreased demand and a decrease in offers of tenders from SP Powerassets.

The following table shows the percentage share and dollar value (in thousands) of net sales of the respective operations with respect to our total sales in 2006.

	Manufactured		All Products
	Products Only		and Services

Thailand	48.3%	$212,204	45.3%	$212,204
Singapore	6.7%	29,440	12.5%	58,277
Australia	11.2%	49,134	10.5%	49,134
China	33.8%	148,502	31.7%	148,502

Total	100.0%	$439,280	100.0%	$468,117

Gross Profit

Gross profit for 2006 was $57.3 million, representing an increase of $20.7 million, or 56.5%, compared to $36.6 million for 2005 in line with increased sales and increased gross profit margins on the back of higher copper prices and strong market demands. Gross profit contributed by sales of manufactured products was $58.5 million in 2006 compared to $36.7 million in 2005, representing an increase of $21.8 million, or 59.4%. The relative contribution to gross profit from manufactured products for 2005 and 2006 is as follows:

	2005	2006

Telecommunication cable	4.4%	19.3%

Power cable	50.3%	42.6%

Enameled wire	44.9%	37.4%

Electronic cable	0.4%	0.7%

Total	100.0%	100.0%

Overall gross profit margins increased from 10.9% in 2005 to 12.2% in 2006 due largely to increased margin in telecommunication wire and cable products in Thailand. Gross profit margin for manufactured products increased from 12.2% in 2005 to 13.3% in 2006 due to higher contribution margins from telecommunication wire and cable, which increased from 5.0% in 2005 to 23.0% in 2006. Gross profit margin of power cable decreased from 18.2% in

2005 to 16.8% in 2006 and gross profit margin of enameled wire decreased from 10.1% in 2005 to 9.2% in 2006, due primarily to higher prices of copper and other raw materials.

Operating Profit

Selling, general and administrative expenses increased by $1.1 million, or 4.1%, in 2006, primarily due to an increase of $0.7 million for performance bonuses paid to employees of a Hong Kong subsidiary of the Company.

The Company had a net increase of $0.2 million in its allowance for doubtful accounts in 2006, an increase of $0.5 million arose from the accounts receivable allowance of the Company’s Hong Kong subsidiary and a decrease of $0.3 million arose from the reversal of a 2005 allowance by the Company’s Shandong subsidiary. The $0.5 million increase in the accounts receivable allowance was primarily attributable to the Company’s recognition of an additional reserve for the delayed payment of an enameled wire customer. As a percentage of revenue, our allowance for doubtful accounts, excluding the aforementioned specific reserve, was 0.3% and 0.2% in 2005 and 2006, respectively.

In addition to estimating an allowance for doubtful accounts based on historical sales and collection data, we perform a detailed review of our outstanding receivables, and make adjustments to our estimate to reflect significant delinquent accounts receivable. We are not aware of any significant delinquent accounts receivable that have not already been adequately reserved. In addition, our periodic allowance for doubtful accounts will continue to not have a significant impact on our liquidity. For example, the 2006 allowance represented only 0.3% of our 2006 revenue.

Accounts receivable, net of allowance for doubtful accounts, increased by $41 million from $79 million as of December 31, 2005 to $120 million as of December 31, 2006. The increase was attributable to an overall increase in sales from $337 million in 2006 to $468 million in 2007 and higher sales revenue recognized towards the end of 2006. Days sales outstanding were 94 days for 2006 and 85 days for 2005.

In 2006, the Company recorded an impairment charge of $0.2 million related to the impairment of certain property, plant and equipment of NPC.

Exchange Gain/Loss

In the past several years, the global weakening of the U.S. dollar against many other currencies has resulted in a strengthening of the Baht against the U.S. dollar. The exchange differences in the income statements arose largely as a result of these movements in the Thai Baht exchange rate and, to a lesser extent, the movements in the other operating currencies. The exchange rates as of December 31, 2006 and December 31, 2005, based on the Noon Buying Rate, were as follows:

	December 31,	December 31,
	2006	2005

Foreign currency to US$1:
Thai Baht	36.10	40.99
Singapore $	1.53	1.66
Australian $	1.27	1.36
Chinese Rmb	7.80	8.07

Based on the above rates, the revaluation of assets and liabilities denominated in U.S. dollars or other foreign currencies in the Company resulted in $5.5 million exchange gain in 2006.

We use Thai Baht forward foreign exchange contracts to reduce our exposure to foreign currency risks for liabilities denominated in foreign currencies. A forward foreign exchange contract obligates us and our subsidiaries to exchange predetermined amounts of specified foreign exchange currencies at specified exchange rates or to make an equivalent U.S. dollar payment equal to the value of such exchange. Realized and unrealized gains and losses on forward foreign exchange contracts are included in operations as foreign exchange gains or losses.

Gain/Loss from Investees

In 2005, as in 2006, the share of gain in equity investees was largely related to a share of operating profits of Shandong Pacific Rubber Cable Co., Ltd (“SPRC”).

Impairment of Investment

In 2005, the impairment of investment consisted of an impairment of $3.0 million in Loxley Pacific Co., Ltd. (“LoxPac”) due to limited business prospects of its investments, and an impairment of $0.2 million in SHP due to oversupply of products in the market at Shandong and temporary suspension of construction of the production line.

Loss on Sale of Investment

The loss on sale of investment in 2005 and 2006 was largely due to the disposal of a portion of our investment in Charoong Thai.

Gain on Liquidation of Subsidiary

In 2006, the gain on liquidation of subsidiary of $1.8 million resulted from the liquidation of CTW (Hong Kong) Limited.

Income Taxes

In 2006, our overall income tax charge increased in line with the increased chargeable income with an overall tax rate on chargeable income at 31.5%.

Additional details regarding tax laws and income taxes of the Company including deferred tax liabilities and assets in 2005 and 2006 are disclosed in Note 12 of our audited consolidated financial statements incorporated by reference herein.

Liquidity and Capital Resources

As of June 30, 2008 we had $37.7 million in cash and cash equivalents, primarily in money market accounts, and $2.9 million in unrestricted short-bank deposits with a maturity period of seven days, renewing automatically upon maturity unless depositor instructs otherwise. Our current sources of cash are our cash on hand, cash generated by our operations and our credit facilities. Our primary financing need will continue to be to fund the growth in our operations, the purchase of property, plant and equipment and future acquisitions.

We have no direct business operations other than our ownership of the capital stock of our subsidiaries and joint venture holdings. Consequently, our subsidiaries have been and will continue to be the primary source of funds generated by operations. Corporate needs are funded primarily through distributions from our subsidiaries. Although we have no current intention to pay dividends, we would rely upon distributions from our subsidiaries in order to do so. As noted in our risk factors, our operating subsidiaries and other holdings and investments, from time to time, may be subject to restrictions on their ability to make distributions to us. Such restrictions could result from restrictive covenants contained in our loan agreements, restrictions on the conversion of local currency earnings into U.S. dollars or other hard currency and other regulatory restrictions. For example, PRC legal restrictions permit payments of dividends by our business entities in the PRC only out of their retained earnings, if any, determined in accordance with relevant PRC accounting standards and regulations. Under PRC law, such entities are also required to set aside a portion of their net income each year to fund certain reserve funds. These reserves are not distributable as cash dividends. The foregoing restrictions may also affect our ability to fund operations of one subsidiary with dividends and other payments received from another subsidiary. We are not aware of any other restrictions in other countries in which we do business other than those discussed in the Risk Factor section of this registration statement. Distributions may also be restricted as the result of objections by minority shareholders of our subsidiaries and current cash requirements by the operating subsidiaries. Consequently, we periodically need to manage our corporate cash needs with the timing of distributions.

We maintain several working capital and overdraft credit facilities with various commercial bank groups and financial institutions. Under our line of credit arrangements for short-term debt with our banks, we may borrow up to approximately $252 million on such terms as we and the banks mutually agree upon. These arrangements do not have termination dates but are reviewed annually for renewal. As of December 31, 2007, the unused portion of the credit lines was approximately $134 million which included unused letters of credit amounting to $98 million. Letters of credit are issued on our behalf in the ordinary course of business by our banks as required by certain vendor contracts. As of December 31, 2007, the Company had open letters of credit totaling $81 million. Liabilities relating to the letters of credit are included in current liabilities. There is no seasonality to the Company’s borrowings, nor is there any restriction on the use of such borrowings.

Net cash generated from operating activities was $1.9 million in 2007 compared to $42.9 million of net cash used for operating activities in 2006. The primary reason for the high utilization of cash in 2006 was an increase in accounts receivable of $35.8 million and inventories of $52 million, as the result of an annual increase in sales in 2006 of 38.8%. This increase was attributable to improved market conditions, which resulted in significantly higher demand for our products. The increase in inventories was due to both increased demand and higher copper prices. The increase in cash provided by operations in 2007 of $44.8 million from the prior year was primarily due to the lower increase in accounts receivable in 2007 of $13 million, as the rate of growth in sales in 2007 declined to 9.0% as compared to 38.8% in 2006; and a decline in inventories as of the end of 2007 of $4.9 million as compared to the $52 million increase in inventories in 2006. Days sales outstanding (DSO) is a measure of the average collection period of accounts receivable, and although the calculation is influenced by the period used and the timing of sales within that period, it can provide insight into the variances in collections from period to period. Our days sales outstanding as of December 31, 2005, December 31, 2006, December 31, 2007, and June 30, 2008 were 85, 94, 104, and 92, respectively. The increase in DSO as of the end of 2007 is due, in part, to higher sales recognized in the latter part of 2007.

Net cash used for investing activities in 2007 was $4.0 million compared to $3.3 million generated in 2006. Investing activities are comprised primarily of the purchase and disposal of property, plant and equipment, as well as changes in our restricted short-term deposits. Total purchases of property, plant and equipment for new facilities, primarily in Thailand and China, and ongoing equipment upgrades amounted to $5.2 million in 2006 and $2.6 million in 2007. Those purchases over the last two years related mainly to the capacity expansion of certain subsidiaries in Thailand and China, particularly Charoong Thai, and to the replacement of old equipment. The purchases of property, plant and equipment in 2007 were largely for maintenance and upgrade, and decreased from 2006 due to higher levels of purchases in the prior two years which had significantly met our requirements for new facilities. The source of funds for such purchases was net cash from operating activities, existing bank facilities and third party capital leases. The Company had no significant capital expenditure commitments as of December 31, 2007 and June 30, 2008.

Included in investment activity are changes to our restricted short-term bank deposits. Restricted short-term deposits represent amounts pledged by our subsidiaries to secure various credit facilities, examples of which include performance bonds, banker’s acceptances for vendor payments, letters of credit and revolving lines of credit. In general, the balance in restricted short-term deposits changes in the normal course of business and as the result of specific liquidity requirements of the operating subsidiaries. The funds on deposit are maintained in money market accounts and have earned interest in 2007 at annual rates ranging from 1% to 5.1%. The increase in restricted short-term deposits of $3.2 million in 2007 was in connection with increased use of various secured credit facilities by our subsidiaries.

Net cash generated from financing activities was $4.0 million in 2007, as compared to $41.8 million in 2006. Our financing activities are primarily comprised of borrowings from and repayments on our credit facilities with our banks. In 2007, we were able to decrease the cash provided by financing, net of repayments, by $37 million as a consequence of our need to finance a large increase in accounts receivable and inventory in 2006 that was not required in 2007.

We engage in transactions in the ordinary course of business with PEWC, including the purchase of certain raw materials and the distribution of PEWC products in various countries in the Asia Pacific region. The Composite Services Agreement contains provisions that define our relationship and the conduct of our respective businesses and confers certain preferential benefits on us. Under the Composite Services Agreement, the material terms of which are summarized in the “Material Contracts” section of this prospectus on page 79, there are no obligations binding on the Company in favor of PEWC, nor are there any pre-established purchase commitments for copper. As such, the Composite Service Agreement should not impact cash flows or liquidity until such time as actual purchases are made in the ordinary course of business such as for the purchase of raw materials. The Composite Service Agreement may, however, impact operations to the extent that PEWC is not able to fulfill its obligations, such as supplying copper, and copper is not otherwise readily available on comparable terms from other market sources. Cash generated by operations and borrowings, when needed, from our credit facilities have been the primary sources of funding purchases under the Composite Service Agreement, and we believe these sources will continue to provide sufficient funds for future purchases under this agreement.

In 2003, the Company injected $1.7 million in Shanghai Yayang through its subsidiary, Pacific Thai, thereby increasing the Company’s interest in Shanghai Yayang from 62.39% to 63.49%. In 2004 and 2006, the Company, through its subsidiary, Charoong Thai, made additional capital contributions of $0.5 million and $1 million, respectively, to Shanghai Yayang. The additional investment was in view of improved sales and operating performance and the need for capacity expansion as part of the Company’s operational strategy. Each of the Company and its joint venture partner, Shandong Yanggu, have injected $0.3 million of capital into Shangdong Pacific Fiber Optics Cable Co., Ltd. (“SPFO”). To date, the Company has invested a total of $2.8 million representing a 51.0% interest in SPFO. The Company has also contributed $0.2 million to Shandong Huayu Pacific Fiber Optics Communication Co., Ltd. (“SHP”).

We believe funds generated by our operating activities, our cash on hand and amounts available to us under our credit facilities will provide adequate cash to fund our requirements through at least the next twelve months. We continue to have sufficient liquidity to meet our anticipated working capital, capital expenditures, general corporate requirements, and other short-term and long-term obligations as they come due. We may further enhance our liquidity in the future, as needs arise, by establishing additional lines of credit, with the support of one or more of our principal shareholders if necessary and available. We currently anticipate that we will retain all of our earnings to fund our operations and do not anticipate paying any cash dividends in the foreseeable future.

Research and Development

The Company does not currently engage in its own research and development. Under the Composite Services Agreement with PEWC described herein, the Company benefits from research and development conducted by PEWC at little or no cost to the Company. Accordingly, the Company has not made material expenditures on or commitments to research and development since formation.

Trend Information

We are not aware of any trend, commitment, event or uncertainty that can reasonably be expected to have a material effect on our current or future business other than the following, each of which has materially impacted our financial results in the past and may do so in the future:

•	uncertainty arising from the volatility in the cost of copper, our principal raw material. The Company believes that recent decreases in commodity prices, including that of copper, will cause the Company to write-down the carrying cost of its inventory in 2008. The Company has not yet determined the amount of this write-down;

•	fluctuations in the demand for our products in the markets in which we do business, based upon variations in the level of governmental and private commitments to communications, power and industrial projects and programs that utilize our products;

•	political instability or uncertainty resulting in fewer or suspended government contracts, such as in Thailand at the present time; and

•	changes in the general economic conditions from time to time, including the current global financial and credit crisis and economic downturn. The global financial and economic crisis is likely to affect adversely each of the markets in which we sell and distribute our products. There is a reasonable likelihood that sales will stagnate or decrease if there is a reduction in infrastructure development by governmental entities and in capital expenditures by private companies.

See “Quantitative and Qualitative Disclosures About Market Risk.”

Off-Balance Sheet Arrangements

We do not consider the Company to have any material off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on the Company’s financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Contractual Obligations

The following table sets forth our obligations and commitments to make future payments under contracts and other commitments.

	Payments Due by Period
Contractual Obligations as of December 31, 2007	Total	2008	2009-2010	2011-2012	After 2012
	(In thousands of US$)

Long term loan from PEWC	240	240	—	—	—
Accrued interest on long term loan from PEWC	32	32	—	—	—
Capital lease obligations (principal amount only)	326	146	180	—	—
Future finance charges on capital lease obligation	29	19	10	—	—
Operating leases	3,441	425	293	272	2,451
Purchase obligations for copper cathodes	71,147	71,147	—	—	—

Total contractual cash obligations	$75,215	$72,009	$483	$272	$2,451

(1)	Only partial repayment of the long-term loan from PEWC was timely made, with the balance of $240,000 expected to be repaid by the end of 2008. As the loan was not timely repaid in full, the debt is in default and is therefore accruing interest at 7.5% per annum.

For more details on financial commitments and contingencies, please refer to our audited consolidated financial statements and the notes thereto incorporated by reference herein.

DIRECTORS, SENIOR MANAGEMENT AND EMPLOYEES

Directors and Senior Management

At present, there is only one class of directorships and no one or more directors possesses any veto power over matters presented to the Board or any other special or enhanced voting rights. Until September 7, 2007, the Bye-laws provided for a classified Board consisting of Class A Directors and Class B Directors, with the Board to have up to three Class A Directors and up to seven Class B Directors. Upon the sale by Sino-JP of its 20% interest in the Company to SOF on June 28, 2007, the three Class A Directors designated by Sino-JP resigned from the Board, and the remaining Board members filled those vacancies by appointing Messrs. Jack Sun, David Sun and Andy Cheng. At an annual meeting of shareholders (“AGM”) held on September 7, 2007, the shareholders passed a resolution amending the Bye-laws to eliminate the classified Board. In addition, the Bye-laws were amended to provide that a quorum consists of a majority of the directors then in office. As of December 31, 2007 and June 30, 2008, there were a total of ten directors on the Board, including two independent directors, Mr. Anson Chan and Dr. Yichin Lee, appointed by the Board to fill casual vacancies. Each director is entitled to one vote, and approval of any matter requires a simple majority assuming a quorum is present.

The following table sets forth certain information concerning the directors and certain other officers of the Company. All directors are subject to annual election by the shareholders of the Company.

Name	Date of Birth	Position

Appleby Management (Bermuda) Ltd.	N/A	Resident Representative in Bermuda
Anson Chan	November 3, 1963	Independent director, Audit Committee Chairman
Andy C.C. Cheng	April 29, 1958	Director
Fang Hsiung Cheng	May 31, 1942	Director
Alex Erskine	September 7, 1963	Bermuda Resident Secretary
Daphne Hsu	August 12, 1962	Financial Controller
Gai Poo Lee	February 28, 1957	Director
Michael C. Lee	September 28, 1951	Director
Yichin Lee	January 4, 1961	Independent director, Audit Committee Member
Samuel See	November 20, 1965	Interim Chief Financial Officer
Ching Rong Shue	March 4, 1950	Director
David Sun	December 22, 1953	Director
Jack Sun	August 27, 1949	Director
Yuan Chun Tang	November 26, 1960	Director, Chairman of the Board and Chief Executive Officer
Ling Y. Wu	October 18, 1953	Non-Resident Secretary

In addition, on June 28, 2007, Messrs. Wellen Sham, Ryoji Furukawa and Eric Chi Chiu Yip, each of whom was a director-designee of Sino-JP and its affiliate, Asset Managers Co., Ltd., resigned from the Board of Directors and from all executive positions with the Company.

Certain officers and directors of the Company are also officers and directors of PEWC and/or PEWC affiliates, as described below. A brief professional summary for each member of the Board of Directors and senior management is as follows:

Mr. Anson Chan has been an independent member of the Company’s Board of Directors since 2007 and serves on the Audit Committee as its Chairman. Mr. Chan is also a Managing Director of the Bonds Group of Companies and a Senior Advisor to Elliott Associates.

Mr. Andy C.C. Cheng was a member of the Company’s Board of Directors from 2004 to 2005 and was re-elected in 2007. From 1998 to 2003, Mr. Cheng served as Vice President in charge of procurement at PEWC. Mr. Cheng has been an Executive Vice President at PEWC since 2004 and Chairman of each of the investment divisions of PEWC, Tai Ho Investment Co., Ltd. and You Chi Investment Co., Ltd. since June 2008. Mr. Andy C.C. Cheng is not related to Mr. Fang Hsiung Cheng.

Mr. Fang Hsiung Cheng has been a member of the Company’s Board of Directors since 2006. He also serves as Assistant Vice President of PEWC. Mr. Fang Hsiung Cheng is not related to Mr. Andy C.C. Cheng.

Mr. Alex Erskine was appointed as resident Secretary in October of 2008. Mr. Erskine is a partner in the Bermuda law firm of Appleby, where he is the local team leader of the funds and investment services practice group, which group he joined in 1999. From March 2007 until October 2008, Mr. Erskine was the managing partner of the British Virgin Islands office of Appleby. Prior to joining Appleby, Mr. Erskine was Deputy Legal and Compliance Director of the Asset Management Division of UBS AG.

Ms. Daphne Hsu has been Financial Controller of the Company since March 2005, prior to which she served as Financial Controller for ten years in Taiwan and China at a Thomson SA joint venture.

Mr. Gai Poo Lee has been a member of the Company’s Board of Directors since 2006. He also served as a Vice President of PEWC until April 2008. Mr. Gai Poo Lee is not related to Mr. Michael C. Lee or Dr. Yichin Lee.

Mr. Michael C. Lee has been a member of the Company’s Board of Directors since 2004 and is also Chief Executive Officer of PEWC and Chairman of Pacific USA Holdings, Ltd. Mr. Michael C. Lee is not related to Mr. Gai Poo Lee or Dr. Yichin Lee.

Dr. Yichin Lee has been an independent member of the Company’s Board of Directors since 2007 and serves on the Audit Committee. Dr. Lee is also the Managing Director of Giant Management Consulting LLC and an independent director of Giga Media Limited. Dr. Yichin Lee holds a doctorate degree in resource planning and management from Stanford University. Dr. Yichin Lee is not related to Mr. Michael C. Lee or Mr. Gai Poo Lee.

Mr. Samuel See was Chief Financial Controller of the Company from February 1997 to December 2004, and was appointed as interim Chief Financial Officer of the Company from September 2007. Mr. See currently also acts as Chief Financial Officer for Sigma Cable Company Private Limited, Bleau Investments Pte Limited, PEWC Holdings Private Limited and PEWC Singapore Private Limited.

Mr. Ching Rong Shue has been a member of the Company’s Board of Directors since 2006. He also serves as Vice President of PEWC.

Mr. David Sun has been a member of the Company’s Board of Directors since 2007. He also serves as President of PEWC and Managing Director of Charoong Thai Wire Cable and Public Company Limited. Mr. David Sun is the younger brother of Mr. Jack Sun.

Mr. Jack Sun has been a member of the Company’s Board of Directors since 2007. Mr. Sun is also Vice Chairman of PEWC. Mr. Sun served as Chairman of Taiwan Aerospace Corp. from 1994 to 2006, Chairman of Taiwan Mobile Co., Ltd. from 1997 to 2003, Chairman of Taiwan Fixed Network Co., Ltd. from 2000 to 2003 and Director of Taiwan High Speed Rail Corp. from 1998 to 2007. Mr. Jack Sun is the older brother of Mr. David Sun.

Mr. Yuan Chun Tang has been a member of the Company’s Board of Directors since 2004 and Chairman and Chief Executive Officer since 2005. He also serves as Chairman of PEWC. Mr. Yuan Chun Tang served as Director of Pacific Resources Technology Corp. from 1994 to 2003, Director of Pacific Construction Corp. Ltd. from 2002 to present, Director of UB Office Systems Incorporated from 2005 to present, Director of Taiwan Cogeneration Corp. from 2005 to present, and chairman of Thomson Pacific Consumer Electronics Co., Ltd. from 1994 to 2001.

Mr. Ling Y. Wu was appointed as Non-Resident Company Secretary effective January 1, 2005, at which point he was General Counsel of PEWC. In addition to his position at the Company, Mr. Wu currently acts as Special Counsel to PEWC and other corporate and banking institutions, which are not affiliates of PEWC or the Company.

Notwithstanding any relationship with PEWC or with any of its affiliates, the above named individuals, in their capacities as directors and officers of the Company, are subject to fiduciary duties to the Company.

Actions may be taken by a quorum of directors (which consists of a majority of the directors then in office) present at a Board meeting. The Bye-Laws of the Company provide that any one director may call a Board meeting.

As the Company is not listed on any national exchanges, the Company is not required to have a Board of Directors that is composed of a majority of independent directors. In the event that the Company seeks to list its Common Shares on a national exchange, the Company may choose to rely upon the “controlled company exception” that is available to issuers on a number of national exchanges. In effect, the “controlled company exception” provides that an issuer listing on a national exchange that recognizes the exception is not required to have its Board of Directors consist of a majority of independent directors if a shareholder, or two or more shareholders who constitute a group, have beneficial ownership of more than 50% of the issued and outstanding voting securities of the issuer.

No service contract exists between any director and the Company or any of its subsidiaries providing for benefits upon termination of employment.

The Company has no arrangements or understandings with any major shareholders, customers, suppliers or others, pursuant to which any person referred to above was selected as a director or member of senior management.

Audit Committee

The Audit Committee of the Board of Directors primarily functions to assist the Board in its oversight of: (i) the reliability and integrity of accounting policies and financial reporting and disclosure practices and (ii) the establishment and maintenance of processes to ensure that there is compliance with all applicable laws, regulations and company policy and an adequate system of internal control, management of business risks and safeguard of assets.

As the Common Shares are traded on the OTC BB, the Company is not required to have an audit committee that meets the requirements of Regulation 10A-3 of the Exchange Act. In the absence of an audit committee, the full Board of Directors may fulfill the functions of an audit committee pursuant to Section 3(a)(58) of the Exchange Act. Until the appointment of a new Audit Committee on September 28, 2007, the full Board of Directors fulfilled the functions of an audit committee.

On September 28, 2007, the Company filled two casual vacancies on the Board by appointing Mr. Anson Chan and Dr. Yichin Lee to be independent directors of the Company and to constitute the Audit Committee of the Board. The Audit Committee is currently composed of Mr. Chan and Dr. Lee, with Mr. Chan serving as the committee’s chairman.

Compensation Committee

On June 13, 2008, the Board authorized the formation of a compensation committee to assist the Company in determining the compensation to be paid to the executive directors of the Company. According to the terms of reference under which it operates, the compensation committee is authorized to: (i) review and recommend to the Board, or determine, the annual salary, bonus, stock options, and other benefits, direct and indirect, of the senior management of the Company and its principal operating subsidiaries; (ii) review new executive compensation programs; review on a periodic basis the operation of the Company’s executive compensation programs to determine whether they are properly coordinated; establish and periodically review policies for the administration of executive compensation programs; and take steps to modify any executive compensation programs that yield payments and benefits that are not reasonably related to executive performance; (iii) engage outside auditors and consultants to advise on market compensation; and (iv) establish and periodically review policies in the area of management perquisites.

The compensation committee is comprised of one independent director, Mr. Anson Chan, and three additional directors, Mr. Yuan Chun Tang (acting as committee chairman), Mr. David T. Sun, and Mr. Michael C. Lee. The Board previously formed a compensation committee in 2003, the last member of which resigned on June 29, 2006. The Board never appointed new directors to such committee.

At a meeting of the Board on July 30, 2008, the Board appointed Andy Cheng to serve as an additional member on the committee.

Compensation

The aggregate amount of compensation paid by the Company to all of the Company’s directors and executive officers, as a group, for services in all capacities during 2007 was approximately $1.4 million. As of August 31, 2008, our directors and executive officers beneficially owned 50,000 Common Shares representing approximately 0.362% of the outstanding Common Shares. The Company is not required to disclose the annual compensation of its named executive officers and directors either under Bermuda law or the laws of Taiwan.

The fee payable to independent directors is $20,000 per year and the fee payable to directors who are executive officers of the Company is $10,000 per year, together with, in each case, reimbursement of reasonable travel expenses for attendance of meetings of the Board of Directors.

Presently, there is no group policy on bonus or profit-sharing plan or stock options. However, the Company’s subsidiaries have their respective bonus or profit-sharing plans based on individual performance and subsidiaries’ profitability for the fiscal year, which are generally in accordance with the industry practice and market conditions in the respective countries.

The Company has several defined contribution plans covering its employees in Australia, the PRC and Singapore. Contributions to the plan are made on an annual basis and totaled $785,000 in 2007. Additionally, in accordance with Thailand labor law, Charoong Thai must pay retiring employees from one to ten times such employee’s salary rate during his or her final month, depending on the length of service. During 2007, the Company’s total expenses under this labor law were $193,000. The plan is not funded and the amount is recognized in Other Current Liabilities in the Company’s balance sheet. The Company settles it obligations as and when employees retire. The accumulated benefit obligations amounted to $1,868,000 as at December 31, 2007.

Employees

The Company employed a total of approximately 1,950 and 1,960 employees in 2005 and 2006, respectively, of which about 18% were administrative and management personnel. Approximately 54% of employees were in Thailand, 32% in China, 9% in Singapore and 5% in Australia. The Company employed a total of approximately 1,816 employees in 2007, of which about 18% were administrative and management personnel. Approximately 58% of employees are in Thailand, 30% in China, 8% in Singapore and 4% in Australia. Production workers are usually organized into two 12-hour shifts or three 8-hour shifts to allow continuous factory operation.

The Company offers a range of employee benefits, which it believes are comparable to industry practice in its local markets. Such benefits include performance-based pay incentives, medical benefits, vacation, pension, housing for a small number of workers in Singapore and in Thailand, and a small housing supplement to other workers. The Company also provides training programs for its personnel designed to improve worker productivity and occupational safety.

Approximately 60% of the employees of Sigma Cable are members of the United Workers of Electronics & Electrical Industries, an employees’ union in Singapore. Under the terms of a collective agreement signed in June 2003, the Company is required to negotiate salary and wage increases yearly. All other worker benefits and employment terms are included in the collective agreement. None of the employees of Siam Pacific, Pacific Thai, Charoong Thai or APEC are members of a union.

The Company has never experienced a strike or other disruption due to labor disputes. The Company considers its employee relations to be good and has not experienced difficulties attracting and retaining qualified employees. In Singapore, employee turnover is approximately 8% of total employees annually. In Thailand, employee turnover is approximately 3% of total employees annually.

MAJOR SHAREHOLDERS AND RELATED PARTY TRANSACTIONS

Major Shareholders

As of December 31, 2004, Sino-JP, a company incorporated under the laws of the Cayman Islands, was the owner of 10,074,102 Common Shares, representing approximately 72.84% of the issued and outstanding Common Shares. Pacific Electric Wire & Cable Corporation was the owner, indirectly, of 356,757 Common Shares, representing approximately 2.56% of the issued and outstanding Common Shares. The remaining Common Shares were held by investors who purchased in the public market.

In July 2004, the Company and PEWC entered into a Settlement Agreement with Set Top International Inc. (“Set Top”), pursuant to which it was agreed that Set Top would be paid $25,000,000 in exchange for the release of all claims of an ownership interest in 10,074,102 Common Shares and the dismissal by all parties of all claims in litigation proceedings against each other, which included actions in New York, Singapore and Bermuda (the “Set Top Settlement Agreement”). In addition, Set Top agreed to withdraw all of its claims in the bankruptcy proceedings of Pacific USA Holdings Ltd. (“PUSA”), a Dallas based subsidiary of PEWC.

Under a Share Purchase Agreement dated September 10, 2004 by PEWC and Asset Managers Co., Ltd. (“AMC”), AMC agreed to purchase the 10,074,102 Common Shares from Set Top for purchase consideration of

$25,000,000 (the “2004 Share Purchase Agreement”). In addition, AMC entered into an Option Agreement dated September 10, 2004 (the “2004 Option Agreement”) granting to PEWC an option (the “Repurchase Option”) to purchase 7,307,948 Common Shares (the “Repurchased Shares”), representing approximately 52.84% of the issued and outstanding Common Shares.

Until the implementation of the Set Top Settlement Agreement, PEWC owned indirectly 10,430,769 shares of the Company. Following the implementation of the Set Top Settlement Agreement and the closing of the 2004 Share Purchase Agreement, Sino-JP owned 10,074,102 Common Shares of the Company, representing approximately 72.84% of the issued and outstanding Common Shares, and PEWC owned indirectly 356,757 shares of the Company, representing approximately 2.56% of the issued and outstanding Common Shares.

On September 14, 2005, PEWC exercised the Repurchase Option and reacquired the Repurchased Shares for an aggregate purchase price of $18,861,813.78, or $2.581 per share, plus a guaranteed carried interest payable by PEWC to Sino-JP, which, in effect, provided to Sino-JP a payment of interest at fourteen percent (14%) per annum on its acquisition cost for the Company shares it purchased. Exercising the Repurchase Option required approval of the PEWC Banking Group, which imposed certain conditions on PEWC. One condition imposed by the PEWC Banking Group was that PEWC enter into a letter of undertaking (the “PEWC Letter of Undertaking”) which provided that, among other conditions, PEWC enter into a trust agreement with the PEWC Banking Group (the “PEWC Trust Agreement”), under which the Repurchased Shares were registered in Bermuda in the name of Chiao Tung Bank Trust Department Trust Assets (“CTB”), although PEWC retained beneficial ownership of the Repurchased Shares unless and until there occurred an event of default under the PEWC Trust Agreement. In May 2006 the PEWC Banking Group determined that PEWC had fulfilled or was in a position to fulfill the requirements with respect to the PEWC Trust Agreement. Therefore, on June 6, 2006, CTB, on behalf of the PEWC Banking Group, delivered a letter instructing termination of the PEWC Trust Agreement and authorizing the registration of the Repurchased Shares on behalf of PEWC without any pledge or encumbrance of the PEWC Banking Group.

On June 28, 2007, Sino-JP sold its 2,766,154 Common Shares, representing 20% of the issued and outstanding Common Shares of the Company, to SOF Investments, L.P., a Delaware limited partnership (“SOF”), all of the directors and officers of the Company designated by Sino-JP tendered their resignations and Sino-JP ceased to have any interest in the Company. In connection with that purchase, the Company, SOF and PEWC entered into a shareholders agreement dated June 28, 2007.

The following table sets forth certain information regarding beneficial ownership of the Company’s capital stock as of June 30, 2008 by (i) all persons who are known to the Company to own beneficially more than five percent of the Common Shares of the Company and (ii) the officers and directors of the Company as a group. The voting rights attaching to the Common Shares below are the same as those attaching to all other Common Shares.

	Number of	Percent of
Identity of Person or Group	Shares	Class

Pacific Electric Wire & Cable Co., Ltd.	7,664,615	55.400%
SOF Investments, L.P.(1)	2,766,154	20.000%
Directors and Officers of the Company	50,000	0.362%

(1)	Represents securities owned by SOF Investments, L.P. (“SOF”). MSD Capital, L.P. (“MSD Capital”) is the general partner of SOF and may be deemed to have or share voting and/or investment power over, and beneficially own, securities owned by SOF Investments. MSD Capital Management LLC is the general partner of MSD Capital and may be deemed to have or share voting and/or investment power over, and beneficially own, securities owned by MSD Capital. Each of Glenn R. Fuhrman, John C. Phelan and Marc R. Lisker is a manager of MSD Capital Management and may be deemed to have or share voting and/or investment power over, and beneficially own, securities owned by MSD Capital Management. Each of Messrs. Fuhrman, Phelan and Lisker disclaim beneficial ownership of such securities, except to the extent of the pecuniary interest of such person in such securities.

The Company has 3,400,000 common shares that are registered securities and publicly-traded on the OTC BB, which represents 24.6% of the issued and outstanding Common Shares. Other than the approximately 50,000 Common Shares held by directors or officers who are not resident in the United States, the Company believes that substantially all of its registered securities are held by U.S. residents. The Company has no means to definitively confirm that belief, however, which is based upon a review of the share registers maintained by the Company’s Bermuda transfer agent and U.S. transfer agent and the addresses provided by the record holders. Based upon a review of the records of the Company’s U.S. transfer agent, including a list of non-objecting beneficial holders (NOBOs), the Company believes there are between 400 and 600 beneficial holders that are resident in the United States, although that range constitutes only the Company’s best estimate of the number of U.S. beneficial holders.

Related Party Transactions

As of December 31, 2005, December 31, 2006 and December 31, 2007, the Company’s largest short-term loan was $1.5 million borrowed from Moon View Venture Limited, a subsidiary of PEWC. The loan is unsecured. As of June 30, 2008, the amount outstanding on that short-term loan was $1.7 million.

As of December 31, 2005, December 31, 2006, December 31, 2007, and June 30, 2008, the only long-term loan was from PEWC in the amount of $5.9 million, $0.9 million, $0.2 million, and $0.2 million, respectively. As of December 31, 2005, the loan was unsecured and consisted of $2.9 million being interest-free while the remaining portion bore interest at LIBOR plus 1%. As of December 31, 2006 and December 31, 2007, the loan was unsecured, interest-free and expected to be repaid in 2008. Only partial repayment was made as of December 31, 2007, with the balance of $240,000 expected to be repaid in 2008. As repayment was not made in full on its due date in March 2007, the debt is in default and is therefore accruing interest at the rate of 7.5% per annum. As of June 30, 2008, the loan has not been called by PEWC.

On June 28, 2007, SOF and Sino-JP entered into a stock purchase agreement, pursuant to which Sino-JP conveyed all of its right, title and interest in the 2,766,154 Common Shares held by it to SOF for a purchase price of $4.35 per share, of which $0.10 per share was paid as a placement agent fee to Tejas Securities. MSD Capital, L.P., a Delaware limited partnership, acted as a guarantor for SOF. The Company was not a party to that stock purchase agreement.

The Company is a party to a shareholders agreement dated June 28, 2007, together with PEWC and SOF (the “Shareholders Agreement”), pursuant to which the Company granted to SOF certain rights and protections. Under the Shareholders Agreement, the Company has agreed to indemnify SOF, and its partners and certain of its affiliates (the “SOF Indemnified Persons”), for any additional taxes, interest, penalties and other costs that might be imposed upon or incurred by the SOF Indemnified Persons in the event that the Company is determined by the Internal Revenue Service (the “IRS”) to be a “controlled foreign corporation” (a “CFC”) or a “passive foreign investment company” (a “PFIC”) as such terms are interpreted and defined under IRS rules or regulations. In addition, under the Shareholders Agreement, the Company granted to SOF certain registration rights with respect to the Common Shares owned by it, including the undertaking by the Company to prepare and file the registration statement of which this prospectus is a part, and the further right of SOF to exercise two demand registration rights with regard to the Common Shares owned by it and to further exercise certain piggyback registration rights in connection with its Common Shares. Other than the Shareholders Agreement, the Company is not a party to any agreements, and has not engaged in any other transactions, with SOF, or to the Company’s knowledge, its owners. For a more detailed description of the Company’s obligations under the Shareholders Agreement, see the section entitled “Risk Factors — Obligations under Shareholders Agreement” beginning on page 5 of this prospectus.

Additional details regarding related party balances as of December 31, 2007 and related party transactions are disclosed in Note 17 of our 2007 audited consolidated financial statements incorporated by reference herein.

Interests of Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Common Shares was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parent or subsidiaries. Nor was any such person connected with the registrant or any of its parent or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

FINANCIAL INFORMATION

Consolidated Financial Statements

Our audited consolidated financial statements and other financial information are set forth on pages F-1 to F-45 of our annual report on Form 20-F for the year ended December 31, 2007.

Legal Proceedings

There are currently no material proceedings in which any director, senior manager, or affiliate is adverse to the Company or has an adverse material interest.

Sino-JP/PEWC/APWC Litigation (Settled)

Following the acquisition of Common Shares by Sino-JP, a number of disputes arose between Sino-JP and PEWC regarding the governance of the Company and other matters. Specifically, the Board was unable to reach a consensus on the proper treatment of certain doubtful accounts receivable. In addition, the then current Chief Financial Officer of the Company questioned the then current auditors of the Company regarding the thoroughness of their review of these accounts receivable during the course of their 2004 audit of the Company’s financial statements, which led to the cessation of the 2004 audit by the auditors at that time. The initial narrow dispute between Board members designated by Sino-JP and other Board members regarding the accounting treatment for doubtful accounts receivable grew in scope, such that it became very difficult to achieve a consensus on a number of strategic and operational matters, due to the effective veto right held by the Sino-JP Board designees. Litigation was commenced in Bermuda, in which the Company was named a party, and in Hong Kong, in which the Company was not named a party. On June 28, 2007, the Company entered into a comprehensive settlement and release agreement with Sino-JP (the “Settlement Agreement”), which dismissed and released all claims between the parties and which put an end to all related litigation. PEWC also entered into a settlement and release agreement with Sino-JP that terminated all disputes and litigation between those parties. On the same date, SOF Investments, L.P. (“SOF”), a Delaware limited partnership, acquired all of the Common Shares then held by Sino-JP (the “SOF Acquisition”) and entered into a shareholders agreement with the Company and PEWC. Upon the closing of that acquisition, all of the directors and officers designated by Sino-JP submitted their resignations and Sino-JP ceased to have any interest in the Company. As part of the Settlement Agreement, the Company agreed to indemnify all of those Sino-JP designated directors and officers (the “Sino-JP Indemnified Persons”) for all acts or omissions taken in their capacity as a director or officer to the maximum extent permitted under the memorandum of association and the Bye-laws of the Company and the Bermuda Companies Act (the “Companies Act”).

Sigma Cable/Highness Electrical Litigation (on appeal)

The Company’s Singapore operations are principally conducted through its 98.3%-owned subsidiary, Sigma Cable Company (Private) Limited (“Sigma Cable”). Sigma Cable manufactures low voltage power cable for sale and distribution in Singapore and countries in the Asia Pacific region.

In June 2005, Highness Electrical Engineering Pte Ltd (“Highness Electrical”) commenced an action in the High Court of Singapore (the “High Court”) against Sigma Cable claiming damages arising from an alleged breach of a contract. The parties entered into a contract on December 17, 2003 for the supply by Sigma Cable to Highness Electrical of various types of electrical cables from December 2003 to December 31, 2005. By early February 2005, Sigma had not delivered goods that had been on order for several months. As a result, on February 3, 2005, Highness Electrical claimed Sigma Cable had repudiated the contract. On March 30, 2005, Sigma Cable agreed to supply electrical cables at the prices originally agreed to. However, in June 2005, Highness Electrical instituted an action to recover damages for the loss it claimed that it had suffered as a result of having to pay higher prices for the electrical cable. In June 2006, the High Court ruled that Sigma Cable had repudiated the contract and ordered that the assessment of damages be done by the Registrar.

Sigma Cable appealed the High Court’s verdict, but the determination that Sigma Cable was liable for damages has been upheld on appeal. In February 2008, the Supreme Court assessed damages of approximately $886,000. Sigma Cable is currently appealing this determination of damages. However, Sigma Cable made provision for the payment of damages in its 2007 financial statements in the amount of $886,000 in order to account for this adverse judgment.

Dividend Policy

To date, the Company, a Bermuda company formed in 1996, has not paid any dividends. While the Company has no present intention to pay dividends, should it decide in the future to do so, as a holding company the Company’s ability to pay dividends, as well as to meet its other obligations, will depend upon the amount of distributions, if any, received from the Company’s operating subsidiaries and other holdings and investments. The Company’s operating subsidiaries and other holdings and investments, from time to time, may be subject to restrictions on their ability to make distributions to the Company, including as a result of restrictive covenants contained in loan agreements, restrictions on the conversion of local currency earnings into U.S. dollars or other hard currency and other regulatory restrictions. The foregoing restrictions may also affect the Company’s ability to fund operations of one subsidiary with dividends and other payments received from another subsidiary.

Significant Changes

There have been no material or significant changes in the Company’s affairs since the end of the fiscal year ended December 31, 2007 that have not been described in this prospectus.

THE OFFER AND LISTING

Offer and Listing Details

The Common Shares are being offered for sale by the selling shareholder at prices established on the Over-the-Counter Bulletin Board or in negotiated transactions during the term of this Offering. These prices will fluctuate based on the demand for the shares and other factors, including general market conditions.

Historical Trading Information

From March 26, 1997 through December 31, 2001, the Company’s Common Shares were listed and traded on the New York Stock Exchange (the “NYSE”) under the symbol “AWC.” Prior to such listing, there was no public market for the Company’s equity securities.

The Company’s Common Shares were subsequently delisted from the NYSE in the first quarter of 2002 and were traded on the Over-the-Counter Bulletin Board (the “OTC BB”), which is an electronic quotation service for trading of shares of OTC securities among market makers who are NASD members. As a foreign private issuer, the Company is required to file its annual report on Form 20-F with the SEC within six months following the close of its fiscal year. The Company was not in a position to make the filing of its 2004 annual report on a timely basis. After the expiration of an automatic grace period, on August 29, 2005 the OTC BB delisted the Company for failure to remain current in the filing of its periodic reports. The Company relisted on the OTC BB in April 2008 under the symbol “AWRCF.” Until that re-listing on the OTC BB, the Common Shares were traded on the Pink Sheets. The Common Shares are not listed on any other exchanges or otherwise publicly traded within or outside the United States. The Company intends to apply for a listing on either the Nasdaq or NYSE Alternext US (formerly known as the American Stock Exchange), as determined by the Board, during the 2008 fiscal year.

The high and low sales price for Common Shares on the OTC BB (from January 2003 until August 2005) and on the Pink Sheets (from August 2005 until December 2007) for each quarterly period from the first quarter of 2003 to the last quarter of 2007 and for each completed monthly period in 2008 are as follows:

	Price per Share ($)
	High	Low

2003
First Quarter	1.06	0.83
Second Quarter	1.60	0.75
Third Quarter	2.74	1.40
Fourth Quarter	3.60	2.15
2004
First Quarter	3.10	2.25
Second Quarter	2.90	1.90
Third Quarter	3.49	2.20
Fourth Quarter	4.75	2.90
2005
First Quarter	4.80	3.75
Second Quarter	4.00	2.20
Third Quarter	2.55	1.20
Fourth Quarter	2.23	1.40
2006
First Quarter	1.60	0.81
Second Quarter	1.60	0.83
Third Quarter	4.00	0.99
Fourth Quarter	2.95	2.15
2007
First Quarter	4.20	2.50
Second Quarter	5.00	3.03
Third Quarter	7.19	4.95
Fourth Quarter	5.95	4.50
2008
May	6.05	5.50
June	6.00	5.50
July	5.50	4.00
August	4.00	3.45
September	3.90	2.65
October	5.10	1.15

Plan of Distribution

This prospectus relates to the offer and sale of Common Shares by the selling shareholder named herein. We will bear all costs, expenses and fees in connection with the registration of the securities offered by this prospectus, other than brokerage commissions and similar selling expenses, if any, attributable to the sale of securities offered hereby by the selling shareholder which will be borne by the selling shareholder. Sales of the securities offered hereby may be effected by the selling shareholder from time to time in one or more types of transactions (which may include block transactions) on the OTC BB at prevailing market prices, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares offered hereby, through short sales of the shares offered hereby, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling shareholder has advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of the securities offered hereby by the selling shareholder.

The selling shareholder may from time to time pledge or grant a security interest in some or all of the Common Shares owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the Common Shares from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended (the “Securities Act”), amending the list of selling shareholders to include the pledgee, transferee or other successor-in-interest as a selling shareholder under this prospectus. The selling shareholder also may transfer the Common Shares in other circumstances, in which case the donees, transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus and may sell the Common Shares from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending the list of shareholders to include the donee, transferee, pledgee or other successor-in-interest as a selling shareholder under this prospectus. Upon our being notified by the selling shareholder that a pledgee or donee intends to sell more than 500 Common Shares, a supplement to this prospectus will be filed. As used herein, “selling shareholder” includes any such pledgees, donees, transferees or other successors-in-interests selling Common Shares received after the date of this prospectus from the named selling shareholder and, unless otherwise permitted pursuant to the Securities Act, named in the list of selling shareholders included in an amendment to this prospectus filed under Rule 424(b)(3) or other applicable provisions of the Securities Act.

The selling shareholder may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities offered hereby or of securities convertible into or exchangeable for such securities in the course of hedging positions they assume with the selling shareholder. The selling shareholder may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealers or other financial institutions of the securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus, as amended or supplemented to reflect such transaction.

The selling shareholder may effect these transactions by selling the securities offered hereby directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholder and/or the purchasers of the securities offered hereby for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The selling shareholder and any broker-dealers that act in connection with the sale of the securities offered hereby might be deemed to be “underwriters” within the meaning of Section 2 (11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the securities offered hereby sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The selling shareholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the securities offered hereby against certain liabilities, including liabilities arising under the Securities Act.

Because the selling shareholder may be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, the selling shareholder may be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling shareholder that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), may apply to its sales in the market.

The selling shareholder also may resell all or a portion of the securities offered hereby in open market transactions in reliance upon Rule 144 under the Securities Act, provided that the criteria set forth in Rule 144 are fulfilled and complied with.

Upon our being notified by the selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares offered hereby through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

•	the name of the selling shareholder and of the participating broker-dealer(s);

•	the number and type of securities involved;

•	the initial price at which such securities were sold;

•	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

•	that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	other facts material to the transaction.

To the extent required, we will use our best efforts to file one or more supplements to this prospectus to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information.

Selling Shareholder

Beneficial Ownership and Other Information

•	the name and address of the selling shareholder;

•	the number of Common Shares beneficially owned as of September 30, 2008;

•	the percentage of outstanding Common Shares beneficially owned as of September 30, 2008;

•	the number of Common Shares being offered under this prospectus;

•	the number of Common Shares that the selling shareholder will beneficially own assuming the sale of all of the Common Shares offered by this prospectus; and

•	the percentage of our outstanding Common Shares that the selling shareholder will beneficially own assuming the sale of all of the Common Shares offered by this prospectus.

The selling shareholder may sell all, some or none of its shares in this Offering.

Securities Beneficially
	Securities Beneficially	Securities	Owned Upon
Name and Address	Owned Prior to Offering	Being Offered	Completion of Offering

SOF Investments, L.P.(1) 645 Fifth Avenue, 21st Floor New York, New York 10022	2,766,154 Common Shares (20% of the total issued and outstanding Common Shares)	2,766,154 Common Shares (20%of the total issued and outstanding Common Shares)	None

(1)	Represents securities owned by SOF Investments, L.P. (“SOF”). MSD Capital, L.P. (“MSD Capital”) is the general partner of SOF and may be deemed to have or share voting and/or investment power over, and beneficially own, securities owned by SOF Investments. MSD Capital Management LLC is the general partner of MSD Capital and may be deemed to have or share voting and/or investment power over, and beneficially own, securities owned by MSD Capital. Each of Glenn R. Fuhrman, John C. Phelan and Marc R. Lisker is a manager of MSD Capital Management and may be deemed to have or share voting and/or investment power over, and beneficially own, securities owned by MSD Capital Management. Each of Messrs. Fuhrman, Phelan and Lisker disclaim beneficial ownership of such securities, except to the extent of the pecuniary interest of such person in such securities.

The selling shareholder, SOF, acquired its 2,766,154 Common Shares of the Company from Sino-JP Fund Co., Ltd. on June 28, 2007 in consideration for a purchase price of $11,756.154.50. On that same day, the Company entered into a shareholders agreement with SOF and PEWC, which is further detailed in the “Material Contracts” section of this prospectus.

SOF may be considered an “underwriter” within the meaning of the Securities Act.

Dilution

The Common Shares to be sold by the selling shareholder are Common Shares that are currently issued and outstanding. Accordingly, there will be no dilution to the existing shareholders.

Expenses of the Issue

All expenses of this prospectus and the registration statement of which this prospectus forms a part, including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the Common Shares will be borne by the selling shareholder, the purchasers participating in such transaction, or both. We have incurred, or will incur, the following estimated expenses in connection with the sale of the securities covered by this prospectus:

SEC registration fee	$500
Accounting fees and expenses	$50,000
Legal fees and expenses	$200,000
Printing fees and expenses	$25,000
Blue sky fees	$5,000
Miscellaneous	$1,000
Total	$301,500

ADDITIONAL INFORMATION

Share Capital

On September 8, 2008, our shareholders approved an increase to our authorized share capital from 20,000,000 Common Shares, par value $0.01 per share, to 50,000,000 Common Shares, par value $0.01 per share. As of December 31, 2007 and as of the date of the filing of this prospectus, there were and are 13,830,769 Common Shares issued and outstanding. No capital of the Company is under option or agreed conditionally or unconditionally to be put under option. The stock option plan established by the Company in 1996 prior to it initial public offering was terminated by the Board of Directors in 2006. No options were ever exercised and no Common Shares were ever issued under than terminated stock option plan.

Memorandum of Association and Bye-laws

General

For a detailed description of the Company’s principal activities, see “History and Development of the Company.” The Company’s Bye-laws were amended on December 16, 2004 to establish a classified Board of Directors consisting of up to three Class A Directors and up to seven Class B Directors. On September 7, 2007, the Company’s Bye-Laws were amended again to delete the provisions providing for a classified Board of Directors and to provide that the Board shall consist of up to ten (10) directors of a single class, each with one vote on all matters put to the Board, and that a quorum shall consist of a majority of the members of the Board of Directors then in office. The Company’s Bye-laws, as so amended, were filed with the annual report of the Company on Form 20-F for the fiscal year ended December 31, 2004.

Description of Shareholder Rights Attaching to Our Common Shares

The Company was incorporated in Bermuda on September 19, 1996 under the Companies Act. The rights of our shareholders are governed by Bermuda law and our memorandum of association and Bye-laws.

The following discussion of our Common Shares and the laws governing the rights of our shareholders is based upon the advice of Appleby, our Bermuda counsel.

Our authorized share capital as of December 31, 2007 was $200,000 consisting of 20,000,000 Common Shares, par value $0.01 per share, of which, as of December 31, 2007 and as of the date of the filing of this prospectus, there were and are 13,830,769 Common Shares issued and outstanding. On September 8, 2008, our shareholders approved an increase to our authorized share capital to $500,000 consisting of 50,000,000 Common Shares, par value $0.01 per share. As of December 31, 2007 and as of the date of the filing of this prospectus, there were and are 13,830,769 Common Shares issued and outstanding.

•	Holders of the Common Shares have no preemptive, redemption, conversion or sinking fund rights.

•	Holders of the Common Shares are entitled to one vote per share on all matters submitted to a poll vote of holders of Common Shares and do not have any cumulative voting rights.

•	In the event of our liquidation, dissolution or winding-up and subject to any alternative resolution that may be pursued by our shareholders, the holders of Common Shares are entitled to share ratably in our assets, if any, remaining after the payment of all our debts and liabilities.

•	Our outstanding Common Shares are fully paid and nonassessable.

•	Additional authorized but unissued Common Shares may be issued by the Board without the approval of the shareholders.

The holders of Common Shares will receive such dividends, if any, as may be declared by the Board of Directors out of funds legally available for such purposes. We may not declare or pay a dividend, or make a distribution out of contributed surplus, if there are reasonable grounds for believing that:

•	we are, or after the payment would be, unable to pay our liabilities as they become due; or

•	the realizable value of our assets after such payment or distribution would be less than the aggregate amount of our liabilities and our issued share capital and share premium accounts.

The following is a summary of provisions of Bermuda law and our organizational documents, including the Bye-laws. We refer you to our memorandum of association and Bye-laws, copies of which have been filed with the SEC. You are urged to read these documents in their entirety for a complete understanding of the terms of the memorandum of association and Bye-laws.

Share Capital

Our authorized capital consists of one class of Common Shares. Under our Bye-laws, our Board of Directors has the power to issue any authorized and unissued shares on such terms and conditions as it may determine. Any shares or class of shares may be issued with such preferred, deferred, qualified or other special rights or any restrictions with regard to such matters, whether in regard to dividend, voting, return of capital or otherwise, as we may from time to time by resolution of the shareholders prescribe, or in the absence of such shareholder direction, as the Board of Directors may determine. This provision in the Bye-laws could be used to prevent a takeover attempt, or to make a takeover attempt prohibitively expensive, and thereby preclude shareholders from realizing a potential premium over the market value of their shares.

Voting Rights

Generally, under Bermuda law and our Bye-laws, questions brought before a general meeting are decided by a simple majority vote of shareholders present or represented by proxy, with no provision for cumulative voting. Matters will be decided by way of votes cast by way of show of hands unless a poll is demanded.

If a poll is demanded, each shareholder who is entitled to vote and who is present in person or by proxy has one vote for each Common Share entitled to vote on such question. A poll may only be demanded under the Bye-laws by:

•	the chairman of the meeting;

•	at least three shareholders present in person or by proxy;

•	any shareholder or shareholders present in person or by proxy and holding between them not less than one-tenth of the total voting rights of all shareholders having voting rights; or

•	a shareholder or shareholders present in person or represented by proxy holding Common Shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all Common Shares.

Unless the Board of Directors otherwise determines, no shareholder shall be entitled to vote at any general meeting unless all calls or other sums presently payable by that shareholder in respect of all shares held by such shareholder have been paid.

Dividend Rights

Under Bermuda law, a company may declare and pay dividends unless there are reasonable grounds for believing that the company is, or would, after the payment, be unable to pay its liabilities as they become due or that the realizable value of the company’s assets would thereby be less than the aggregate of its liabilities and issued share capital and share premium accounts.

Under our Bye-laws, each share is entitled to a dividend if, as and when dividends are declared by the Board of Directors. With the sanction of a shareholders resolution, the Board of Directors may determine that any dividend may be paid in cash or by distribution of specific assets, including paid-up shares or debentures of any other company. The Board of Directors may also pay any fixed cash dividend which is payable on any of our Common Shares half-yearly or on other dates, whenever our position, in the opinion of the Board of Directors, justifies such payment.

Dividends, if any, on our Common Shares will be at the discretion of our Board of Directors, and will depend on our future operations and earnings, capital requirements, surplus and general financial condition as our Board of Directors may deem relevant.

Purchases by a Company of its own Common Shares

Under Bermuda law, we may purchase our own Common Shares out of the capital paid up on the Common Shares in question or out of funds that would otherwise be available for dividend or distribution or out of the proceeds of a fresh issue of Common Shares made for the purposes of the purchase. We may not purchase our shares if, on the date on which the purchase is to be effected, there are reasonable grounds for believing that the Company is, or after the purchase would be, unable to pay its liabilities as they become due.

However, to the extent that any premium is payable on the purchase, the premium must be provided out of the funds of the Company that would otherwise be available for dividend or distribution or out of a Company’s share premium account. Any Common Shares purchased by the Company are treated as cancelled and the amount of the Company’s issued capital is diminished by the nominal value of the shares accordingly but shall not be taken as reducing the amount of the Company’s authorized share capital.

Preemptive Rights

Our Bye-laws generally do not provide the holders of our Common Shares preemptive rights in relation to any issues of Common Shares by us or any transfer of our shares.

However, the Company has in the Shareholders Agreement granted to SOF preemptive rights in the event of any issuance of additional equity securities (or securities convertible into or exchangeable for equity securities) by the Company, such that SOF may subscribe for additional securities in order to maintain its then percentage ownership interest in the issued and outstanding equity securities of the Company. See “Obligations under Shareholders Agreement.”

Variation of Rights

We may issue more than one class of shares and more than one series of shares in each class. If we have more than one class of shares, the rights attached to any class of shares may be altered or abrogated either:

•	with the consent in writing of the holders of more than fifty percent of the issued shares of that class; or

•	pursuant to a resolution passed at a general meeting of the holders of such shares, voting in proxy or present, at which a quorum is present.

The Bye-laws provide that a quorum for such a meeting shall be two or more persons present in person or by proxy holding shares of the relevant class. The Bye-laws specify that the creation or issuance of shares ranking pari passu with existing shares will not, subject to any statement to the contrary in the terms of issuance of those shares or rights attached to those shares, vary the special rights attached to existing shares.

Transfer of Common Shares

Subject to the “Transfer Restrictions” section below, a shareholder may transfer title to all or any of his shares by completing an instrument of transfer in the usual common form or in such other form as the Board of Directors may approve. The form of transfer is required to be signed by or on behalf of the transferor and also the transferee where any share is not fully paid. The transferor shall be deemed to remain the holder of the shares until the name of the transferee is entered in the Register of Members.

Transfer Restrictions

The Board of Directors may, in its absolute discretion and without assigning any reason therefor, decline to register any transfer of any share which is not a fully paid share. The Board of Directors may also refuse to register an instrument of transfer of a share unless the instrument of transfer:

•	is duly stamped, if required by law, and lodged with us;

•	is accompanied by the relevant share certificate and such other evidence of the transferor’s right to make the transfer as the Board of Directors shall reasonably require;

•	is in respect of one class of shares; and

•	has obtained, where applicable, permission of the Bermuda Monetary Authority.

Our Common Shares are no longer listed on an “appointed stock exchange” and, therefore, do not qualify for a “blanket” authorization for free transferability from the Bermuda Monetary Authority for all transfers of our Common Shares between persons who are not resident in Bermuda for exchange control purposes. The Bermuda Monetary Authority has informed us that it has no objection to the continued free transferability of our Common Shares on the same basis as when the Company was listed on the NYSE, except that the Bermuda Monetary Authority has requested it be informed of any shareholders holding five percent or more of the Common Shares in issue or any proposals to transfer five percent or more of the issued and outstanding Common Shares.

The Company, together with PEWC and SOF Investments, L.P., has entered into a shareholders agreement dated as of June 28, 2007 (the “Shareholders Agreement”) which provides, among other things, for certain transfer restrictions, notice requirements and tag-along rights in the event PEWC wishes to transfer any of its Common Shares in certain types of transactions. The Shareholders Agreement is binding only upon the three parties to that agreement.

Transmission of Shares

In the event of the death of a shareholder, the survivor or survivors, where the deceased shareholder was a joint holder, and the estate representative, where he was sole holder, shall be the only persons recognized by us as having any title to the shares of the deceased. “Estate representative” means the person to whom probate or letters of administration has or have been granted in Bermuda, or failing any such person, such other person as the Board of Directors may in its absolute discretion determine to be the person recognized by us for this purpose.

Disclosure of Interests

Under the Companies Act, a director who has an interest in a material contract or a material proposed contract, or a 10% or more interest (directly or indirectly) in an entity that is interested in a contract or proposed contract or arrangement with us, is obligated to declare the nature of such interest at the first opportunity at a meeting of the Board of Directors, or by writing to the Board of Directors. If the director has complied with the relevant sections of the Companies Act and the Bye-laws with respect to the disclosure of his interest, the director may vote at a meeting of the Board of Directors or a committee thereof on a contract, transaction or arrangement in which that director is interested, in which case his vote shall be counted and he shall be taken into account in ascertaining whether a quorum is present.

Rights in Liquidation

Under Bermuda law, in the event of liquidation, dissolution or winding-up of a company, after satisfaction in full of all claims of creditors and subject to the preferential rights accorded to any series of preferred stock, the proceeds of such liquidation, dissolution or winding-up are distributed among the holders of shares in accordance with a company’s bye-laws.

Under our Bye-laws, if we are wound up, the liquidator may, pursuant to a resolution of the shareholders and any approval required by the Companies Act, divide among the shareholders in cash or other assets the whole or part of our assets, whether they shall consist of property of the same kind or not and may for such purposes set such values as he deems fair upon any property to be divided and may determine how such division shall be carried out as between the shareholders.

Meetings of Shareholders

Under Bermuda law, a company is required to convene at least one general meeting per calendar year. The directors of a company, notwithstanding anything in its bye-laws, shall, on the requisition of the shareholders holding at the date of the deposit of the requisition not less than one-tenth of the paid-up capital of the company carrying the right of vote, duly convene a special general meeting.

The Bye-laws provide that the Board of Directors may, whenever it thinks fit, convene a special general meeting. Bermuda law requires that shareholders be given at least five days’ notice of a meeting of the Company. Our Bye-laws extend this period to provide that not less than 20 days’ written notice of a general meeting must be given to those shareholders entitled to receive such notice. The accidental omission to give notice to or nonreceipt of a notice of a meeting by any person does not invalidate the proceedings of a meeting.

Our Bye-laws state that no business can be transacted at a general meeting unless a quorum of at least two shareholders representing a majority of the issued shares of the Company are present in person or by proxy and entitled to vote.

Under our Bye-laws, notice to any shareholders may be delivered either personally or by sending it through the post, by airmail where applicable, in a pre-paid letter addressed to the shareholder at his address as appearing in the share register or by delivering it to, or leaving it at, such registered address. A notice of a general meeting is deemed to be duly given to the shareholder if it is sent to him by cable, telex or telecopier or other mode of representing or reducing words in a legible and non-transitory form. Any such notice shall be deemed to have been served twenty-four (24) hours after its dispatch in the case of cable, telex or telecopier and seven (7) days after dispatch in the case of notice through the post.

Access to Books and Records and Dissemination of Information

Under Bermuda law, members of the general public have the right to inspect the public documents of a company available at the office of the Bermuda Registrar of Companies. These documents include the memorandum of association and any amendment to the memorandum of association.

Under Bermuda law, the minutes of shareholder meetings will be open for inspection by any shareholder or director without charge for not less than two hours during business hours each day, subject to any reasonable restrictions that we may impose. The shareholders shall be entitled to receive a copy of every balance sheet and statement of income and expenditure before a general meeting as required under the Bye-laws.

The register of shareholders of a company is required to be open for inspection between 10:00 a.m. and 12:00 noon each working day without charge and to members of the general public on the payment of a fee. A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Companies Act, establish a branch register outside of Bermuda. We have established a branch register with our transfer agent, Computershare Limited, which is based in Jersey City, New Jersey.

Under Bermuda law, a company is required to keep at its registered office a register of its directors and officers that is open for inspection for not less than two hours in each day by members of the public without charge. Under our Bye-laws, the register of directors and officers are available for inspection by the public between 10:00 a.m. and 12:00 noon every working day. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

Election or Removal of Directors

The Bye-laws provide that the number of directors will be such number not less than two, as our shareholders by resolution may from time to time determine. A director will serve until his successor is appointed or his prior removal in the manner provided by the Companies Act or the Bye-laws. There is no requirement under Bermuda law, the Company’s memorandum of association or its Bye-laws that a majority of the Company’s directors be independent.

At an annual general meeting of shareholders held on December 16, 2004, the Company amended its Bye-laws to establish a classified Board consisting of up to three Class A Directors and up to seven Class B Directors. Each Class A Director and each Class B Director had one vote on any resolution that came before the Board of Directors, and except as specified in the Bye-laws, a simple majority of votes cast by the combined Board of Directors (both Class A and Class B) was sufficient for the adoption of any resolution; provided, however, no resolution could be adopted without the approval of at least one of the Class A Directors.

At the annual general meeting held on September 7, 2007, the Company further amended its Bye-laws to delete the provisions establishing a classified Board. The amendment to the Bye-laws established that the Board of Directors shall consist of ten (10) directors, with each director having one vote on all matters submitted to the Board. At that meeting, eight members of the Board of Directors were elected, with two seats then reserved as casual vacancies.

The shareholders may by resolution determine that one or more vacancies in the Board of Directors shall be deemed casual vacancies for the purposes of the Bye-laws. The Board, so long as a quorum of directors remains in office, shall have the power at any time and from time to time to appoint any individual to be a director so as to fill a casual vacancy. The shareholders may approve the appointment of alternate directors or may authorize the Board to appoint them. Directors may also appoint and remove their own alternates.

We may, in a special general meeting called for this purpose, remove a director, provided notice of such meeting is served upon the director concerned not less than fourteen days before the meeting and he shall be entitled to be heard at that meeting.

The office of a director will be vacated in the event of any of the following:

•	if he resigns his office by notice in writing to be delivered to our registered office or tendered at a meeting of the Board of Directors;

•	if he becomes of unsound mind or a patient for any purpose under any statute or applicable law relating to mental health and the Board of Directors resolves that his office is vacated;

•	if he becomes bankrupt or enters into a general settlement with his creditors;

•	if he is prohibited by law from being a director; or

•	if he ceases to be a director by virtue of the Companies Act or is removed from office pursuant to the Bye-laws.

Amendment of Memorandum of Association and Bye-Laws

Bermuda law provides that the memorandum of association of a company may be amended by resolution passed at a general meeting of which due notice has been given. An amendment to a memorandum of association does not require the consent of the Minister of Finance save for specific circumstances, for example, the adopting of any authority to carry on restricted business activities.

Under Bermuda law, the holders of:

•	an aggregate of not less than twenty percent in par value of a company’s issued share capital; or

•	not less in the aggregate than twenty percent of the company’s debentures are entitled to object to amendments to its memorandum of association, and have the right to apply to the Supreme Court of Bermuda for an annulment of any amendment of the memorandum of association. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda Supreme Court. An application for an annulment of an amendment of the memorandum of association must be made within twenty-one days after the date on which the resolution amending the memorandum of association is passed and may be made on behalf of the persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose.

Our Bye-laws may be amended in the manner provided for in the Companies Act, which provides that the directors may amend the Bye-laws, provided that any such amendment shall be effective only to the extent approved by the shareholders.

Merger or Consolidation (Amalgamation)

The Companies Act provides that, subject to the terms of a company’s bye-laws, the merger or consolidation of a Bermuda company with another company requires a merger or consolidation agreement which must be approved by the board of directors and at a meeting of the shareholders by seventy-five percent of the shareholders present and entitled to vote at such meeting in respect of which the quorum shall be two persons holding or representing by proxy at least one-third of the issued shares of the company.

Under Bermuda law, in the event of a merger or consolidation of a Bermuda company, a shareholder who did not vote in favor of the transaction and who is not satisfied that fair value has been offered for the shares, may apply to a Bermuda court within one month of notice of the meeting of shareholders to appraise the fair value of those shares.

Class Actions and Derivative Actions

Class actions and derivative actions are generally not available to shareholders under Bermuda law. A shareholder may commence an action in the name of a company to remedy a wrong done to the company where the act complained of is alleged to be beyond the corporate power of the company, or is illegal or would result in the violation of the company’s memorandum of association or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requiring the approval of a greater percentage of the company’s shareholders than those who actually approved it.

When one or more shareholders believes the affairs of a company are being conducted in a manner which is prejudicial to the interest of some of the shareholders, a Bermuda court, upon petition, may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company, and in the case of a purchase of the shares by the company, for the reduction accordingly of the company’s capital or otherwise.

Registrar or Transfer Agent

Our branch transfer agent and registrar is Computershare Limited, located at 525 Washington Boulevard, Jersey City, New Jersey 07310. In addition to a register held by our branch transfer agent, a register of holders of the shares is maintained by the principal registrar and transfer agent, Appleby Management (Bermuda) Ltd. in Bermuda located at Argyle House, 41A Cedar Avenue, Hamilton HM 12, Bermuda.

Personal Liability of Directors and Indemnity

The Companies Act requires every officer, including directors, of a company in exercising powers and discharging duties, to act honestly in good faith with a view to the best interests of the company, and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. The Companies Act further provides that any provision, whether in the bye-laws of a company or in any contract between the company and any officer or any person employed by the company as auditor, exempting such officer or person from liability, or indemnifying him against, any liability which by virtue of any rule of law would otherwise attach to him, in respect of any fraud or dishonesty of which he may be guilty in relation to the company, shall be void.

Every director, officer and committee member shall be indemnified out of our funds against all civil liabilities, loss, damage or expense including liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable, incurred or suffered by him as director, officer or committee member; provided that the indemnity contained in the bye-laws will not extend to any matter which would render it void under the Companies Act as discussed above.

Exchange Controls

We have been designated by the Bermuda Monetary Authority as a non-resident under the Exchange Control Act of 1972 (the “Exchange Control Act”). This designation allows us to engage in transactions in currencies other than the Bermuda dollar.

The transfer of Common Shares between persons regarded as resident outside Bermuda for exchange control purposes and the issue of Common Shares to such persons may be effected without specific consent under the Exchange Control Act and regulations thereunder, provided that the Bermuda Monetary Authority is promptly notified of all instances in which the Company becomes aware that a new shareholder has obtained five percent or more of the Company’s shares. Any issues of shares, and any transfers of Common Shares to any person regarded as resident in Bermuda for exchange control purposes, require specific prior approval from the Bermuda Monetary Authority under the Exchange Control Act.

Notwithstanding the recording of any special capacity, we are not bound to investigate or incur any responsibility in respect of the proper administration of any such estate or trust.

We will take no notice of any trust applicable to any of our Common Shares whether or not we had notice of such trust.

As an “exempted company,” we are exempt from Bermuda laws which restrict the percentage of share capital that may be held by non-Bermudians. However, as an exempted company we may not participate in certain designated business transactions, which we do not consider relevant to our present or planned business activities.

Material Contracts

Composite Services Agreement

The Company engages in transactions in the ordinary course of business with PEWC, including the purchase of certain raw materials and the distribution of PEWC products in various countries in the Asia Pacific region. The Company and PEWC are parties to a composite services agreement dated November 7, 1996 (the “Composite Services Agreement”), which the Company has renewed annually, at its option. The Composite Services Agreement contains provisions that define the relationship and the conduct of the respective businesses of the Company and PEWC and confers certain preferential benefits on the Company. Pursuant to the Composite Services Agreement:

•	PEWC agrees to (a) sell copper rod to the Company, upon the Company’s request, (i) at a price consisting of the spot price of copper on the LME plus an agreed upon premium and (ii) at prices and on terms at least as favorable as PEWC provides copper rod to other purchasers of similar amounts of copper rod in the same markets, and (b) give priority in the supply of copper rod to the Company over other purchasers of copper rod from PEWC.

•	The Company has the right to distribute any wire or cable product manufactured by PEWC in all markets in which the Company presently distributes or develops the capability to distribute in the future such products on such terms as have historically been in effect or on terms at least as favorable as PEWC grants to third parties that distribute such products in such markets. However, PEWC is not required to grant to the Company the right to distribute products manufactured by PEWC in the future in markets where the Company does not currently have the capability to distribute unless and until PEWC has no pre-existing contractual rights which would conflict with the grant of such right to the Company.

•	Each of PEWC and the Company will notify the other party prior to entering into any negotiations with a third party concerning the establishment of any facility or similar venture to manufacture or distribute any wire or cable product outside of the markets where the Company currently manufactures or distributes, or intends to develop the capability to manufacture or distribute, any wire or cable product. Unless the Company and PEWC mutually agree otherwise, the Company has the right of first refusal to enter into any definitive agreement with such third party. If, however, such third party would not agree to the substitution of the Company for PEWC or such substitution would prevent the successful completion of the facility or venture, PEWC has agreed to arrange for the Company to participate to the extent possible.

•	PEWC agrees to make available to the Company, upon the Company’s request and on terms to be mutually agreed between PEWC and the Company from time to time, certain services with respect to the design and manufacture of wire and cable products, computerization, inventory control, purchasing, internal auditing, quality control, emergency back-up services, and recruitment and training of personnel; such services may include the training of the Company’s employees and managers at PEWC facilities and the secondment of PEWC employees and managers to the Company.

•	Without the consent of the Company, PEWC will not compete with respect to the manufacture or distribution of wire and cable products in any market in which the Company is manufacturing or has taken significant steps to commence manufacturing.

•	For purposes of the Composite Services Agreement, each province in China is considered the equivalent of a country.

To the extent that transactions occur in the future between the Company and PEWC or affiliates of PEWC other than under the Composite Services Agreement, such transactions will be entered into on an arm’s length basis on terms no less favorable than those available from unaffiliated third parties.

Indemnification Agreement

The Company and PEWC are parties to an indemnification agreement dated November 6, 1996 (the “Indemnification Agreement”), pursuant to which PEWC agreed to indemnify the Company (including the Company’s directors, officers, employees and agents) against any cost, expense, loss, liability or damage arising out of any claim asserted or threatened to be asserted by any third party as a result of certain actions taken or failed to be taken by PEWC or its subsidiaries (other than the Company) prior to March 1997 with respect to Sigma Cable, Sino-Sin Trading Co. Ltd., APEC, Siam Pacific, Siam Pacific Holding Company, Pacific Thai, Charoong Thai and NPC, following the exercise by the Company of its option to purchase, directly or indirectly, each of them (collectively, the “Transferred Businesses”). PEWC has a duty to indemnify the Company if such cost, expense, loss, liability or damage arises out of claims resulting from the actions or inactions of PEWC or its subsidiaries, with respect to the Transferred Businesses, to the extent such action or failure to act was not in compliance with applicable laws and regulations or obligations to third parties and, with respect to Charoong Thai, is limited to situations of which PEWC had knowledge.

Shareholders Agreement

In connection with the acquisition by SOF of all of the Common Shares previously held by Sino-JP, the Company, PEWC and SOF entered into a shareholders agreement dated as of June 28, 2007 (the “Shareholders Agreement”), pursuant to which the Company granted to SOF certain rights and protections. Under the Shareholders Agreement, the Company has agreed to indemnify SOF, and its partners and certain of its affiliates (the “SOF Indemnified Persons”), for any additional taxes, interest, penalties and other costs that might be imposed upon or incurred by the SOF Indemnified Persons in the event that the Company is determined by the Internal Revenue Service (the “IRS”) to be a “controlled foreign corporation” (a “CFC”) or a “passive foreign investment company” (a “PFIC”) as such terms are interpreted and defined under IRS rules or regulations. In addition, under the Shareholders Agreement, the Company granted to SOF certain registration rights with respect to the Common Shares owned by it, including the undertaking by the Company to prepare and file the registration statement of which this prospectus is a part, and the further right of SOF to exercise two demand registration rights with regard to the Common Shares owned by it and to further exercise certain piggyback registration rights in connection with its Common Shares.

Environmental Matters

The Company believes that all of its operations are in compliance with, and in certain circumstances exceed, all applicable environmental laws and regulations in Thailand, Singapore, Australia and China. The Company has not been subject to any legal, regulatory or other action alleging violations or breaches of environmental standards. While the Company does not believe that the nature of its operations creates environmental hazards, no assurance can be given that new environmental laws or regulations in Thailand, Singapore, Australia, China or elsewhere, will not, in the future, require changes in the Company’s production processes or otherwise adversely affect the Company’s operations and financial condition.

Insurance

The Company maintains insurance policies covering certain buildings, machinery and equipment against specified amounts of damage or loss caused by fire, flooding, other natural disasters and burglary and theft. The Company does not carry insurance for consequential loss arising from business interruptions or political disturbances and does not carry product liability insurance. The Company believes that it maintains insurance coverage commensurate with the nature of and risks associated with its business.

Credit Support

PEWC has provided credit support to the Company and its subsidiaries through the provision of direct loans, credit terms in inter-company trade balances between PEWC and the operating subsidiaries and corporate guarantees for trade and credit facilities from banks and financial institutions for the purposes of financing working capital, capital expenditures, acquisitions and expansion programs. There can be no assurance that PEWC will provide support in the future.

Taxation

The following is a summary of the material tax consequences of the acquisition, ownership and disposition of Common Shares based on the tax laws of the United States and Bermuda, subject to the assumptions, qualifications and limitations in our discussion below. Such summary is subject to changes in United States and Bermuda law, including changes that could have retroactive effect. The following summary does not take into account the individual circumstances of an investor, nor does it purport to be a complete technical analysis or examination of all potential tax effects relevant to a decision to purchase Common Shares, including without limitation, the tax laws of the various states within the United States.

United States Taxation

The following is a summary of the material United States federal income tax consequences of the acquisition, ownership and disposition of Common Shares by a U.S. Holder (as defined below) and a Non-U.S. Holder (as defined below, in each case, subject to the assumptions, qualifications and limitations in our discussion below. Such summary is subject to changes in United States law, including changes that could have retroactive effect. The summary does not purport to be a comprehensive description of all possible tax considerations that may be relevant to a decision to purchase Common Shares. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated under the Code by the U.S. Treasury Department (the “Treasury”) (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the IRS, and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. Such change could materially and adversely affect the tax consequences described below. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. Further, this summary does not discuss any foreign, state or local tax consequences.

In particular, this summary deals only with Common Shares held as capital assets and does not address the United States tax treatment of U.S. Holders and Non-U.S. Holders that are subject to special treatment under the Code, such as dealers in stocks, securities, or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, financial institutions, insurance companies, tax-exempt entities, real estate investment trusts, regulated investment companies, qualified retirement plans, individual retirement accounts, and other tax deferred accounts, expatriates of the United States, persons subject to the alternative minimum tax, persons holding shares as part of a hedging or conversion transaction or a straddle, or other integrated transaction, persons who acquired Common Shares pursuant to the exercise of any employee stock option or otherwise as compensation for services, or persons whose functional currency is not the United States dollar or who own (directly, indirectly or by attribution) 10% or more of the stock of the Company. Consequently, prospective purchasers who are U.S. Holders or Non-U.S. Holders are advised to satisfy themselves as to the overall United States federal, state, local and foreign tax consequences of their acquisition, ownership and disposition of Common Shares by consulting their own tax advisors.

As used herein, the term “U.S. Holder” means a beneficial owner of Common Shares that is (i) a citizen or resident of the United States, (ii) a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States or any state (or the District of Columbia), (iii) an estate, the income of which is subject to United States federal income tax regardless of its source, or (iv) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” (as defined in Section 7701(a)(30) of the Code) has the authority to control all substantial decisions of the trust.

The term “Non-U.S. Holder” means a beneficial owner of Common Shares that is not a U.S. Holder. As described in “Taxation of Non-U.S. Holders” below, the consequences to a Non-U.S. Holder may differ substantially from the tax consequences to a U.S. Holder.

If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of Common Shares, the U.S. federal income tax consequences to a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. A holder of Common Shares that is a partnership and the partners in such partnership should consult their own tax advisors regarding the U.S. federal income tax consequences of the ownership and disposition of Common Shares.

Taxation of U.S. Holders

The discussion in “Taxation of Dividends” and “Taxation of Capital Gains” below assumes that the Company will not be treated as a PFIC for U.S. federal income tax purposes. For a discussion of the rules that apply if the Company is treated as a PFIC, see the discussion in “Passive Foreign Investment Company” below.

Taxation of Dividends

We have never declared or paid any cash dividends and do not presently anticipate paying dividends in the near future. A U.S. Holder receiving a distribution with respect to Common Shares generally will be required to include such distribution in gross income (as ordinary income subject to regular, and not reduced, tax rates) on the day received as foreign-source dividend income to the extent such distribution is paid from the Company’s current or accumulated earnings and profits (as determined under United States federal income tax principles). Such dividends will not be eligible for the dividends received deduction (generally allowed to certain United States corporations in respect of dividends received from United States corporations). U.S. Holders that are corporations and directly own 10% or more of the voting stock of the Company may be entitled to claim a foreign tax credit for United States federal income tax purposes in respect of foreign taxes paid by the Company and certain subsidiaries.

Under U.S. federal income tax laws, a dividend paid to an individual U.S. shareholder from either a domestic corporation or a “qualified foreign corporation” is subject to tax at the reduced rates applicable to certain capital gains (15%; 5% for taxpayers in the lower bracket; 0% for lower bracket taxpayers in 2008). A qualified foreign corporation includes certain foreign corporations that are eligible for benefits of a comprehensive income tax treaty with the United States which the Secretary of the Treasury determines is satisfactory for purposes of this provision and which includes an exchange of information program. In addition, a foreign corporation not otherwise treated as a qualified foreign corporation is so treated with respect to any dividend it pays if the stock with respect to which it pays such dividend is readily tradable on an established securities market in the United States.

In the absence of a comprehensive income tax treaty between the United States and Bermuda, the Company will not be treated as a “qualified foreign corporation” under the treaty test. So long as the Company is not a PFIC (as discussed below), dividends paid by the Company to individual shareholders would qualify for these reduced rates if its stock was treated as readily tradable on an established securities market in the United States.

In Notice 2003-71, 2003-2 C.B. 922, the IRS determined that common or ordinary stock, or an American depositary receipt in respect of such stock, is considered readily tradable on an established securities market in the United States if it is listed on a national securities exchange that is registered under Section 6 of the Securities Exchange Act of 1934 (15 U.S.C. 78f) or on the Nasdaq Stock Market. As stated in the SEC’s Annual Report for 2002, registered national exchanges as of September 30, 2002 include the American Stock Exchange, the Boston Stock Exchange, the Cincinnati Stock Exchange, the Chicago Stock Exchange, the NYSE, the Philadelphia Stock Exchange, and the Pacific Exchange, Inc.

The notice further provided, however, that the Treasury and the IRS were continuing to consider, for subsequent years, the treatment of dividends with respect to stock listed only in a manner that did not meet this definition, such as on the Over-the-Counter Bulletin Board (the “OTC BB”) or on the electronic Pink Sheets. In particular, the notice indicated that the Treasury and the IRS were considering whether or to what extent treatment of stock that was listed only in such manner as “readily tradable on an established securities market in the United States” should be conditioned on the satisfaction of parameters regarding minimum trading volume, minimum number of market makers, maintenance and publication of historical trade or quotation data, issuer reporting requirements under SEC or exchange rules, or issuer disclosure or determinations regarding PFIC status. The IRS has not yet provided further guidance on whether or in what circumstances, a company like the Company, which is traded on the OTC BB, will be treated as a qualified foreign corporation. Should the Company be relisted on a registered national exchange, any dividends paid by the Company should qualify for the reduced rates referred to above.

To the extent any distribution exceeds the current and accumulated earnings and profits of the Company for a taxable year, the distribution will be treated as a non-taxable return of capital to the extent of the U.S. Holder’s adjusted tax basis in the Common Shares with respect to which the distribution is made, causing a reduction in the adjusted basis of the Common Shares (thereby increasing the amount of gain, or decreasing the amount of loss, to be recognized by the U.S. Holder on a subsequent disposition of the Common Shares). To the extent such distribution exceeds the U.S. Holder’s adjusted tax basis in the Common Shares, such excess will be treated as capital gain.

Taxation of Capital Gains

A U.S. Holder will recognize taxable gain or loss on any sale, exchange or other disposition of Common Shares (including a liquidation, dissolution or as a result of a non-pro rata redemption of Common Shares that qualified for treatment as a sale or exchange for United States federal income tax purposes) in an amount equal to the difference between the amount realized for the Common Shares and the U.S. Holder’s adjusted tax basis in the Common Shares. Such gain or loss generally will be treated as capital gain or loss and will be long-term capital gain or loss if the Common Shares have been held for more than one year on the date of the sale, exchange or other disposition thereof, and will be short-term capital gain or loss if the Common Shares have been held for one year or less on the date of the sale or exchange thereof. Any gain recognized by a U.S. Holder generally will be treated as United States source income. In general, an individual’s short-term capital gains are taxable as ordinary income and an individual’s long-term capital gains are subject to U.S. federal income tax at a marginal rate of 15%, or 5% in the case of individuals in the 10% or 15% income tax brackets.

Long-term capital gains of corporations generally are subject to the U.S. federal income tax at a current maximum marginal rate of 35%. Short-term capital gain generally is taxable at ordinary income rates. Although capital gains of corporations currently are taxed at the same rates as ordinary income, the distinction between capital gain and ordinary income or loss is relevant for purposes of, among other things, limitations on the deductibility of capital losses. Corporations may deduct capital losses only to the extent of capital gains and generally may carry back capital losses to each of the preceding three years and carry forward capital losses to each of the succeeding five years. Individuals may deduct capital losses to the extent of capital gains plus up to $3,000 ($1,500 for married individuals filing separate returns) and may carry forward long-term capital losses indefinitely.

Backup Withholding

In general, information reporting requirements may be applicable to dividend payments (or other taxable distributions) made in respect of Common Shares to non-corporate U.S. Holders, and “backup withholding” at the rate of 28% (which rate is scheduled to increase to 31% after 2010) will apply to such payments (i) if the holder or beneficial owner fails to provide a taxpayer identification number in the manner required by U.S. law and applicable regulations, (ii) if the IRS notifies the payor that the taxpayer identification number furnished by the holder or beneficial owner is incorrect, (iii) if there has been notification from the IRS of a failure by the holder or beneficial owner to report all interest or dividends required to be shown on its United States federal income tax returns or (iv) in certain circumstances, if the holder or beneficial owner fails to comply with applicable certification requirements. In general, payment of the proceeds from a sale of Common Shares to or through a United States office of a broker is subject to both United States backup withholding and information reporting unless the holder or beneficial owner establishes an exemption. U.S. Holders who are required to establish their exempt status generally must provide such certification on IRS Form W-9. Amounts withheld under the backup withholding rules may be credited against a holder’s tax liability, and a holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS. Payment of the proceeds from the sale of Common Shares effected outside the United States by a foreign office of certain United States connected brokers will not be subject to backup withholding tax but will be subject to information reporting requirements unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. Holder and has no actual knowledge to the contrary, or the beneficial owner otherwise establishes an exemption.

Passive Foreign Investment Company

In general, the Company will be treated as a PFIC for United States federal income tax purposes for any taxable year if either (i) at least 75% of the gross income of the Company is passive income or (ii) at least 50% of the value (determined on the basis of a quarterly average) of the Company’s assets is attributable to assets that produce or are held for the production of passive income. The Company believes, based on its current operations and assets, that it is not a PFIC and does not expect to become a PFIC in the future. This conclusion is a factual determination based on, among other things, a valuation of the Company’s assets, which will likely change from time to time.

If the Company were a PFIC for any taxable year during which a U.S. Holder held Common Shares, the U.S. Holder would be subject to special tax rules with respect to (i) any “excess distribution” by the Company to the U.S. Holder (generally any distribution received by the U.S. Holder in a taxable year that is greater than 125% of the average annual distribution received by the U.S. Holder in the three preceding taxable years, or the U.S. Holder’s holding period for the Common Shares, if shorter) and (ii) any gain realized on the sale or other disposition (including a pledge) of Common Shares.

Under these special tax rules, (i) the excess distribution or gain would be allocated ratably over the U.S. Holder’s holding period for the Common Shares, (ii) the amount allocated to the U.S. Holder’s current taxable year and to any period prior to the first taxable year in which the Company was a PFIC would be includible as ordinary income in the U.S. Holder’s current taxable year and (iii) the amount allocated to a prior year during which the Company was a PFIC would be subject to tax at the highest tax rate in effect for that year, and an interest charge would also be imposed with respect to the resulting tax attributable to each such prior year. The interest charge is computed using the applicable rates imposed on underpayments of United States federal income tax for the relevant periods.

The above rules will not apply if a “mark-to-market” election is available and a U.S. Holder validly makes such an election by filing a properly completed IRS Form 8621. If such election were made, a U.S. Holder generally would be required to take into account the difference, if any, between the fair market value and its adjusted tax basis in the Common Shares at the end of each taxable year as ordinary income or ordinary loss (to the extent of any net mark-to-market gains previously included in income). A U.S. Holder’s tax basis in the Common Shares would be adjusted to reflect any such income or loss amount. In addition, any gain from a sale, exchange or other disposition of the Common Shares would be treated as ordinary income, and any loss would be treated as ordinary loss (to the extent of any net mark-to-market gains previously included in income). A mark-to-market election is available to a U.S. Holder only if the Common Shares are considered “marketable stock” for these purposes. Generally, shares of a PFIC will be considered marketable stock if they are “regularly traded” on a “qualified exchange” within the meaning of applicable U.S. Treasury regulations. A class of shares is regularly traded during any calendar year during which such class of shares is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. A “qualified exchange” is defined to include a national securities exchange registered with the SEC or certain foreign exchanges. The Common Shares are not currently traded on a national securities exchange or a qualifying foreign exchange. Accordingly, the mark-to-market election under these rules will not currently be available.

The special tax rules described above will also not apply to a U.S. Holder if the U.S. Holder elects to have the Company treated as a “qualified electing fund” (a “QEF election”) and the Company provides certain information to U.S. Holders. If the Company is treated as a PFIC, it will notify the U.S. Holders and provide such holders with the information necessary to make an effective QEF election, including information as to the procedures for making such an election. The QEF election is made on a shareholder-by-shareholder basis and can ordinarily be revoked only with the consent of the IRS.

A U.S. Holder that makes a valid QEF election will be currently taxable on its pro rata share of the Company’s ordinary earnings and net capital gain (at ordinary income and capital gains rates, respectively) for each taxable year that the Company is classified as a PFIC, regardless of whether distributions are received. Thus, the U.S. Holder may recognize taxable income without receiving any cash to pay its tax liability with respect to such income. The U.S. Holder’s basis in the Common Shares will be increased to reflect taxed but undistributed income. Distributions of income that have been previously taxed will result in a corresponding reduction of basis in the Common Shares and will not be taxed again as a distribution to the U.S. Holder.

A U.S. Holder owning Common Shares during any year that the Company is a PFIC must file IRS Form 8621. U.S. Holders should consult their tax advisors concerning the United States federal income tax consequences of holding Common Shares and of making a mark-to-market or QEF election if the Company is treated as a PFIC in the future.

Controlled Foreign Corporation

A non-U.S. corporation generally will be a CFC for U.S. tax purposes if United States shareholders collectively own more than 50 percent of the total combined voting power or total value of the corporation’s stock on any day during any taxable year. For this purpose, United States shareholders are limited to those U.S. persons who own, directly, indirectly or constructively, 10 percent or more of the total combined voting power of all classes of stock of the non-U.S. corporation. In general, if a corporation is a CFC, then, for each tax year, its United States shareholders will be required to recognize on a current basis their respective shares of the CFC’s “subpart F income” and income from investments in certain types of U.S. property (limited, however, to their respective shares of the CFC’s earnings and profits, as computed for U.S. tax purposes, for such tax year) even if the income has not been distributed to the shareholders in the form of dividends or otherwise. Subpart F income consists of certain specified categories of income including, among others, dividends, interest, rents, royalties, net gains from the sale of property giving rise to such income and income from certain types of transactions involving “related persons” as defined for U.S. federal income tax purposes. Income from investments in certain types of U.S. property to be included by United States shareholders on a current basis includes, among others, income from tangible property physically located in the U.S., income from stock of U.S. domestic corporations, and income from any right to sue a patent or copyright in the U.S.

Taxation of Non-U.S. Holders

Taxation of Dividends

Subject to the discussion in “Backup Withholding” below, Non-U.S. Holders generally will not be subject to U.S. federal income tax, including withholding tax, on distributions received on Common Shares, unless the distributions are effectively connected with a trade or business conducted in the United States (and, if an applicable income tax treaty so requires, attributable to a permanent establishment maintained in the United States).

If distributions are effectively connected with a U.S. trade or business (and, if applicable, attributable to a U.S. permanent establishment), Non-U.S. Holders generally will be subject to tax on such distributions in the same manner as U.S. Holders, as described in “Taxation of U.S. Holders — Taxation of Dividends” above. In addition, any such distributions received by a corporate Non-U.S. Holder may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Taxation of Capital Gains

Subject to the discussion in “Backup Withholding” below, Non-U.S. Holders generally will not be subject to U.S. federal income tax, including withholding tax, on any gain recognized on a sale or other taxable disposition of Common Shares, unless (i) the gain is effectively connected with a trade or business conducted in the United States (and, if an applicable income tax treaty so requires, attributable to a permanent establishment maintained in the United States), or (ii) a Non-U.S. Holder is an individual and is present in the United States for at least 183 days in the taxable year of the disposition, and certain other conditions are present.

If a Non-U.S. Holder meets the test in clause (i) above, such Non-U.S. Holder generally will be subject to tax on any gain that is effectively connected with his conduct of a trade or business in the United States in the same manner as a U.S. Holder, as described in “Taxation of U.S. Holders — Taxation of Capital Gains” above. Effectively connected gain realized by a corporate Non-U.S. Holder may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

If a Non-U.S. Holder meets the test in clause (ii) above, such Non-U.S. Holder generally will be subject to tax at a 30% rate on the amount by which his U.S. source capital gain exceeds his U.S. source capital loss.

Backup Withholding

Payments to Non-U.S. Holders of distributions on, or proceeds from the disposition of, Common Shares are generally exempt from information reporting and backup withholding. However, a Non-U.S. Holder may be required to establish that exemption by providing certification of non-U.S. status on an appropriate IRS Form W-8.

Backup withholding is not an additional tax. Amounts withheld as backup withholding from a payment to a Non-U.S. Holder may be credited against his U.S. federal income tax liability and a Non-U.S. Holder may obtain a refund of any excess amounts withheld by filing the appropriate claim for refund with the IRS and furnishing any required information in a timely manner.

Bermuda Taxation

In the opinion of Appleby, the following discussion correctly describes the material tax consequences of the ownership of Common Shares under Bermuda law, subject to the assumptions, qualifications and limitations in the discussion below. Such summary is subject to changes in Bermuda law, including changes that could have retroactive effect.

Under current Bermuda law, there are no taxes on profits, income or dividends nor is there any capital gains tax. Furthermore, the Company has received from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act of 1966, as amended, an undertaking that, in the event that Bermuda enacts any legislation imposing tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of any such tax shall not be applicable to the Company or to any of its operations, or the shares, debentures or other obligations of the Company, until March 28, 2016. This undertaking does not, however, prevent the imposition of any such tax or duty on such persons as are ordinarily resident in Bermuda and holding such shares, debentures or obligations of the Company or of property taxes on Company-owned real property or leasehold interests in Bermuda.

As an exempted company, the Company must pay to the Bermuda government an annual registration fee calculated on a sliding-scale basis by reference to its assessable capital, that is, its authorized share capital plus any share premium.

There is no stamp duty or other transfer tax payable upon the transfer of shares in the Company by shareholders.

The United States does not have a comprehensive income tax treaty with Bermuda.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Our exposure to financial market risks derives primarily from the changes in foreign exchange rates, interest rates, and the commodity prices of our primary raw material, copper.

Foreign Currency Exposure

Changes in currency exchange rates influence the Company’s results of operations. The Company’s principal operations and sales are located in Thailand, Singapore and China and a substantial portion of our revenues are denominated in Baht, Singapore dollars or Chinese Renminbi. Nearly all of the raw materials for these operations are imported and paid for in U.S. dollars and a substantial portion of the Company’s future capital expenditures are expected to be in U.S. dollars. The Company requires a significant amount of U.S. dollars for its ongoing equipment upgrade and maintenance programs. Although the Company’s reporting currency is U.S. dollars, the functional currency of its Singapore operations, which accounted for approximately 9.4% of Company sales (including sales of Distributed Products) in 2007, is the Singapore dollar, the functional currency of its Thai operations, which accounted for approximately 48.8% of Company sales in 2007, is the Baht, and the functional currency of its Chinese operations, which accounted for approximately 30.9% of Company sales in 2007, is the Renminbi. Accordingly, any devaluation of the Baht, or the Singapore dollar or the Chinese Renminbi against the U.S. dollar increases the effective cost of foreign manufacturing equipment and the amount of foreign currency denominated expenses and liabilities and has an adverse impact on the operations of the Company.

The following illustrates the effects of foreign currency exposure on the Company. The Thai Baht appreciated from December 31, 2007 to March 31, 2008 by 6.7% and depreciated from March 31, 2008 to June 30, 2008 by 6.0%. This depreciation resulted in a reduction of 65% of Charoong Thai’s foreign currency gains as of June 30, 2008. The Thai Baht continued to depreciate from June 30, 2008 to August 31, 2008 by 2.3%. Assuming net foreign currency liabilities remained the same as of June 30, 2008, such depreciation could result in foreign exchange losses of approximately $10.9 million as of August 31, 2008.

We have entered into derivative financial instruments on a selective basis throughout the year to mitigate foreign currency fluctuation risks arising from operating activities. The application of these instruments is primarily for currency hedging purposes and not for trading purposes. The Company uses Thai Baht forward foreign exchange contracts to reduce its exposure to foreign currency risk for liabilities denominated in foreign currency. A forward foreign exchange contract obligates the Company to exchange predetermined amounts of specified foreign currencies at specified exchange rates on specified dates or to make an equivalent U.S. dollar payment equal to the value of such exchange. Realized and unrealized gains and losses on foreign exchange contracts are included in income as foreign exchange gains or losses.

The Company entered into forward exchange contracts with a notional value of approximately $1.8 million that matured in March and April 2007 and $12 million that matured in January, February, March, May and June 2008.

Interest Rate Risk

The Company’s exposure to market rate risk for changes in interest rates relates primarily to the Company’s bank loans and overdrafts, long-term debt and interest-bearing long-term loans from PEWC. The Company maintains a mixture of both fixed and floating debt instruments. Interest paid totaled $7.2 million in 2007.

The following table provides information about the Company’s debt instruments as of December 31, 2007 and as of June 30, 2008 that are sensitive to changes in interest rates.

	December 31,	June 30,
Principal Amount (In thousands of US$)	2007	2008

Bank loans and overdrafts	102,174	$90,061
Current portion of long-term debt from PEWC	240	240

Total	102,414	90,301

We have cash flow and earnings exposure due to market interest rate changes for our floating debt obligations. We manage the exposure to financial market risk by performing ongoing evaluations of our debt portfolios and restructuring our financial instruments accordingly to provide the optimum interest structure. At our current level of indebtedness, a half percentage point change in interest rates would affect our interest payments by approximately $0.5 million annually.

Risks Relating to Copper

Copper is the principal raw material we use, accounting for approximately 70% of the cost of sales in 2007. We purchase copper at prices based on the average prevailing international spot market prices on the London Metal Exchange (the “LME”) for copper for the one month prior to purchase. The price of copper is influenced heavily by global supply and demand as well as speculative trading. As with other costs of production, changes in the price of copper may affect our cost of sales. Whether this has a material impact on our operating margins and financial results depends primarily on our ability to adjust charges to our customers, such that increases and decreases in the price of copper are fully reflected in those charges. The purchase price of our products is based in part on the cost of copper used to manufacture those products. In addition, in the ordinary course of business we maintain inventories of raw materials and finished products reasonably necessary for the conduct of our business. These inventories typically reflect the cost of copper prevailing in the market at the time we purchase. Most of our sales of manufactured products reflect copper prices prevailing at the time the products are ordered. A long-term decrease in the price of copper would require the Company to revalue the value of its inventory at periodic intervals to the then net realizable value, which could be below cost. Copper prices have been subject to considerable volatility and it is not always possible to manage our copper purchases and inventory so as to neutralize the impact of copper price volatility. Accordingly, significant volatility in copper prices could have an adverse effect on our operations. No assurance can be given that such volatility will not recur.

By way of example, if the average prevailing international spot market prices on the LME for copper decreased from $8,000 per metric ton to $7,000 per metric ton and the Company was not able to adjust charges to its customers, gross profits would decrease by 12.65% per metric ton (assuming a selling price of approximately $1,200 plus the price of copper). As the Company’s average sales tonnage is 5,000 metric tons per month, revenues and gross profit would decrease by $5,000,000 per month in this example. As the Company’s average inventory turn over is 45 days to 60 days, total revenues and gross profit would decrease the following month if the price of copper continued to decrease.

DESCRIPTION OF SECURITIES OTHER THAN EQUITY SECURITIES

Not applicable.

LEGAL MATTERS

Certain legal matters in connection with this Offering with respect to United States law will be passed upon for us by Morrison & Foerster LLP, our United States counsel. Certain legal matters in connection with the offering with respect to Bermuda law will be passed upon for us by Appleby, our Bermuda counsel.

EXPERTS

The audited financial statements of the Company and its consolidated subsidiaries for each of the years ended December 31, 2005, 2006 and 2007, incorporated by reference into this prospectus from our annual report on Form 20-F filed on June 27, 2008, have been audited by Mazars Moores Rowland LLP, an independent registered public accounting firm, as stated in their report, which is incorporated by reference herein, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

We are incorporated in and organized pursuant to the laws of Bermuda. In addition, all of our directors, officers and experts named in this registration statement reside outside the United States and our material assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon such persons or to realize against them in courts of the United States upon judgments predicated upon civil liabilities under the United States federal securities laws. Also, we have been advised by our legal counsel in Bermuda, Appleby, that there is doubt as to the enforcement in Bermuda, in original actions or in actions for enforcement of judgments of United States courts, of liabilities predicated upon U.S. federal securities laws, although Bermuda Courts will enforce foreign judgments for liquidated amounts in civil matters subject to certain conditions and exceptions.

Additionally, there is uncertainty as to whether the courts of Taiwan would (i) recognize or enforce judgments of United States courts obtained against the Company or its directors, officers and experts named in this prospectus predicated upon the civil liability provisions of U.S. federal securities laws and (ii) entertain original actions brought in Taiwan against the Company or its directors, officers and experts named in this prospectus predicated upon the U.S. federal securities laws. Any final judgment obtained against the Company or its directors, officers and experts named in this prospectus in any court other than a court located in Taiwan in respect of any legal suit or proceeding will be enforced by the courts of Taiwan without further review of the merits only if the Taiwan court in which enforcement is sought is satisfied that:

•	The court rendering the judgment had jurisdiction over the subject matter according to the laws of Taiwan;

•	The judgment and the court procedure resulting in the judgment were not contrary to the public order or good morals of Taiwan;

•	If the judgment was rendered by default by the court rendering the judgment and (i) we or such persons were duly served within a reasonable time in the jurisdiction of such court in accordance with the laws and regulations of such jurisdiction or (ii) process was served on us or such persons with judicial assistance of Taiwan; and

•	Judgments of the courts of Taiwan would be recognized and enforceable in the jurisdiction of the court rendering the judgment on a reciprocal basis.

A party seeking to enforce a foreign judgment in Taiwan would, except under limited circumstances, be required to obtain foreign approval from the Central Bank of China for the remittance out of Taiwan of any amounts recovered in respect of such judgment denominated in a currency other than New Taiwan Dollars.

Due to the foregoing restrictions in Bermuda and Taiwan, shareholders may encounter more difficulties in enforcing their rights and protecting their interests in the face of actions taken by management, the Board of Directors or controlling shareholders than they would if the Company were organized under the laws of the United States or one of the states therein, or if the Company had material assets located within the United States or some of the directors and officers were resident within the United States.

We obtained all the approvals and permits required under applicable law for the distribution of the securities and for the publication of this prospectus. The securities are not being distributed in any jurisdiction where the offer is not permitted.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION OF CERTAIN
INFORMATION BY REFERENCE

Foreign Private Issuer.  We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable to foreign private issuers. Accordingly, we file annual and current reports and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for information on the operation of the Public Reference Room. The SEC also maintains an Internet site that contains reports, information statements and other materials filed through the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) System. This system can be accessed at http://www.sec.gov. You can find reports and other information that we file electronically with the SEC by reference to our corporate name or to our CIK number, 0001026980. In addition, similar information concerning us can be inspected and copied at the offices of the Bermuda Registrar of Companies, and Computershare Limited (our transfer agent), in Jersey City, New Jersey. Further, we provide access to documents publicly-filed with the SEC on our website located at http://www.apwcc.com.

We customarily solicit proxies by mail; however, as a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing disclosure and procedural requirements for proxy solicitations. Also, our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act and the rules thereunder, with respect to their purchases and sales of securities. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act.

Form F-1 registration statement.  We have filed with the Securities and Exchange Commission a registration statement on Form F-1 under the Securities Act with respect to the Common Shares offered in this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information that you can find in the registration statement. Some parts of the registration statement are omitted from the prospectus in accordance with the rules and regulations of the SEC. The statements we make in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such document filed as an exhibit to the registration statement or incorporated by reference, you should refer to the exhibit for a more complete description of the matter involved. The registration statement may be read and copied at the SEC’s Public Reference Room as indicated above.

Incorporation of Information by Reference.  The SEC allows us to incorporate by reference the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, except if it is superseded by information in this prospectus. We incorporate by reference the documents listed below and all amendments or supplements we have filed to such documents. These documents contain important information about us and our financial condition.

Our annual report on Form 20-F for the year ended December 31, 2007, and the exhibits thereto, as filed on June 27, 2008.

Those exhibits indicated to be incorporated by reference in the exhibit table set forth below.

Each person, including any beneficial owner, to whom a prospectus is delivered, may request, at no cost to the requester, a copy of any documents incorporated by reference herein, excluding any exhibit, unless we have specifically incorporated by reference such requested exhibit, by writing, e-mailing or telephoning us at:

Asia Pacific Wire & Cable Corporation Limited
http://www.apwcc.com
7/Fl. B, No. 132, Sec.3
Min-Sheng East Road
Taipei, 105, Taiwan
Republic of China
Attention: Daphne Hsu
Tel: 886-2-2712-2558 (extension 11)
E-mail: daphne.hsu@apwcc.com

ASIA PACIFIC WIRE & CABLE CORPORATION LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Six-Months
	Ended June 30,
	2007	2008
	(Unaudited)
	(In thousands of US dollars, except share data)

Net sales
Manufactured products	$229,113	$252,118
Distributed products	6,161	10,867
Sales, delivery and installation of wires and cables	1,667	10,875
	236,941	273,860
Cost of sales (purchases from related parties totaled $32,999 in 2007 and $36,156 in 2008, respectively)	(217,711)	(253,435)
Gross profit	19,230	20,425
Selling, general and administrative expenses	(13,742)	(16,166)
Allowance for doubtful debts	(1,985)	(93)

Income from operations	3,503	4,166
Exchange gain	2,426	1,358
Interest income	716	403
Interest expense	(3,411)	(2,825)
Share of net gain of equity investees	113	86
Other income	1,196	573
Income before income taxes and minority interests	4,543	3,761
Income taxes	(2,653)	(2,254)
Minority interests	(200)	316
Net income	$1,690	$1,823
Basic and diluted income per share	$0.12	$0.13
Basic and diluted weighted average common shares outstanding	13,830,769	13,830,769

ASIA PACIFIC WIRE & CABLE CORPORATION LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	June 30,
	2007	2008
		(Unaudited)
	(In thousands of US dollars)

ASSETS
Current assets:
Cash and cash equivalents	$29,127	$37,690
Unrestricted short-term bank deposits	1,861	2,919
Restricted short-term bank deposits	18,714	12,874
Accounts receivable, net of allowance for doubtful accounts of $11,485 at December 31, 2007 and $11,319 at June 30, 2008 (unaudited), respectively	145,902	137,737
Amounts due from related parties	8,638	6,985
Inventories, net of allowance of $2,836 at December 31, 2007 and $2,112 at June 30, 2008 (unaudited), respectively	105,431	97,854
Investments	2,555	2,343
Deferred tax assets	2,481	1,611
Prepaid expenses	5,601	4,743
Other current assets	2,262	3,303
Total current assets	322,572	308,059
Property, plant and equipment:
Land	6,230	5,016
Land use rights	1,827	1,951
Buildings	45,374	43,182
Machinery and equipment	116,278	103,094
Motor vehicles	3,657	3,193
Office equipment	10,537	10,392
Assets held for development	6,824	7,284
	190,727	174,112
Accumulated depreciation and amortization	(133,209)	(121,059)
Property, plant and equipment, net	57,518	53,053
Other assets:
Long term investments	650	584
Investment in equity investees	4,246	4,333
Goodwill	8,801	8,801
Other assets	297	905
Deferred tax assets	2,032	2,692
	16,026	17,315
Total assets	$396,116	$378,427

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Bank loans and overdrafts	$102,174	$90,061
Accounts payable	32,325	40,403
Accrued expenses	7,896	4,673
Amounts due to related parties	31,801	29,440
short-term loans from a related party	1,972	1,974
Income taxes	8,782	5,654
Deferred income taxes	561	539
Other current liabilities	4,652	5,858
Total current liabilities	190,163	178,602
Other liabilities	578	1,292
Deferred income taxes	698	1,225
Total liabilities	191,439	181,119
Minority interests	67,894	59,446
Commitments and contingencies
Shareholders’ equity:
Common stock, $0.01 par value:
Authorized shares — 20,000,000 shares
Issued and outstanding shares — 13,830,769 shares	138	138
Additional paid-in capital	111,541	111,541
Retained earnings	29,468	31,291
Accumulated other comprehensive loss	(4,364)	(5,108)

Total shareholders’ equity	136,783	137,862

Total liabilities and shareholders’ equity	$396,116	$378,427

ASIA PACIFIC WIRE & CABLE CORPORATION LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

				Accumulated
				Other
	Common	Additional	Retained	Comprehensive
	Stock	Paid-in Capital	Earnings	Income (Loss)	Total
	(Unaudited)
	(In thousands of US dollars)

Balance at January 1, 2007	$138	$111,541	$26,524	$(19,438)	$118,765
Net income	—	—	1,690	—	1,690
Currency translation adjustment	—	—	—	8,918	8,918
Adoption of FIN 48 effective January 1, 2007	—	—	(1,889)	—	(1,889)
Unrealized gain on available-for-sale securities — net of income tax of $6	—	—	—	15	15

Comprehensive income					8,734

Balance at June 30, 2007	$138	$111,541	$26,325	$(10,505)	$127,499

Balance at January 1, 2008	$138	$111,541	$29,468	$(4,364)	$136,783
Net income	—	—	1,823	—	1,823
Currency translation adjustment	—	—	—	(743)	(743)
Unrealized loss on available-for-sale securities — net of income tax of $nil	—	—	—	(1)	(1)

Comprehensive income					1,079

Balance at June 30, 2008	$138	$111,541	$31,291	$(5,108)	$137,862

ASIA PACIFIC WIRE & CABLE CORPORATION LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Six Months Ended June 30,
	2007	2008
	(Unaudited)
	(In thousands of
	US dollars)

Operating activities:
Net income	$1,690	$1,823
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Gain on disposal of property, plant and equipment	(209)	(40)
Depreciation	4,579	4,844
Deferred income taxes	(710)	715
Allowance for doubtful accounts	1,985	93
Recovery for inventory reserve	(947)	(549)
Share of net gain of equity investees	(113)	(86)
Adoption of FIN 48 as of January 1, 2007	(1,889)	—
Minority interests	200	(316)
Foreign currency translation adjustment	(4,371)	145
Changes in operating assets and liabilities:
Accounts receivable	(4,967)	2,928
Inventories	3,354	8,126
Other current assets	(2,103)	(5)
Amounts due to related parties	2,285	(708)
Accounts payable, accrued expenses and other liabilities	(1,708)	3,647

Net cash (used in) provided by operating activities	(2,924)	20,617
Investing activities:
(Increase) Decrease in restricted short-term bank deposits	(476)	5,099
Decrease (increase) in unrestricted short-term bank deposits	2,250	(1,066)
Purchases of property, plant and equipment	(1,165)	(2,645)
Proceeds from disposal of property, plant and equipment	1,058	491
Purchases of other assets	(676)	(608)

Net cash provided by investing activities	991	1,271
Financing activities:
Repayments of long-term debt	(1,563)	2
Repayments of bank loans	(16,511)	(20,278)
Increase in bank loans	21,930	8,165
Net decrease in overdrafts	(370)	—

Net cash provided by (used in) financing activities	3,486	(12,111)
Effect of exchange rate changes on cash and cash equivalents	1,641	(1,214)

Net increase in cash and cash equivalents	3,194	8,563
Cash and cash equivalents at beginning of period	24,664	29,127

Cash and cash equivalents at end of period	$27,858	$37,690

ASIA PACIFIC WIRE & CABLE CORPORATION LIMITED AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
For the six-months ended June 30, 2007 and June 30, 2008

1.	CORPORATE INFORMATION

Asia Pacific Wire & Cable Corporation Limited (“APWC” or the “Company”), which is a subsidiary of Pacific Electric Wire & Cable Co., Ltd. (“PEWC”), a Taiwanese company, was incorporated as an exempted company in Bermuda on September 19, 1996 under the Companies Act 1981 of Bermuda (as amended) for the purpose of acting as a holding company. The Company is principally engaged in owning operating companies engaged in the power cable, telecommunication cable, enameled wire and electronic cable industry.

The Company’s operating subsidiaries (the “Operating Subsidiaries”) are engaged in the manufacturing and distribution of telecommunications, power cable and enameled wire products in Singapore, Thailand, Australia, the People’s Republic of China (“PRC”) and other markets in the Asia Pacific region. Major customers of the Operating Subsidiaries include government organizations, electric contracting firms, electrical dealers, and wire and cable factories.

The Company is listed and traded its common shares on the Over-the-Counter Bulletin Board under the ticker AWRCF.

2.	BASIS OF PRESENTATION

The condensed consolidated statements of income for the six months ended June 30, 2007 and June 30, 2008, the condensed consolidated balance sheet as of June 30, 2008, the condensed consolidated statements of cash flows for the six months ended June 30, 2007 and June 30, 2008 and the condensed consolidated statements of shareholders’ equity are unaudited. In the opinion of management, these statements include all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of APWC’s consolidated financial position, results of operations and cash flows. The December 31, 2007 balance sheet is derived from APWC’s audited financial statements included in its Annual Report on Form 20-F for the year then ended. The results of operations for the six months ended June 30, 2008 are not necessarily indicative of the results that may be expected for the year. The condensed consolidated financial statements in this report should be read in conjunction with the consolidated financial statements and related notes contained in the Annual Report on Form 20-F for 2007.

The preparation of these condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the condensed consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from those estimates.

All dollar amounts in the financial statements and in the notes herein are U.S. dollars (“US$”) unless otherwise designated.

For the purpose of preparing the interim financial statements, the half-year has been treated as discrete reporting period.

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The interim consolidated financial statements include the accounts of the Company and its subsidiaries. Significant intercompany accounts and transactions have been eliminated on consolidation.

ASIA PACIFIC WIRE & CABLE CORPORATION LIMITED AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Significant accounting policies

The interim consolidated financial statements have been prepared using the same accounting policies as used in the annual financial statements for the year ended December 31, 2007.

4.	SHORT-TERM BANK DEPOSITS

	December 31,	June 30,
	2007	2008

Unrestricted short-term bank deposits	$1,861	$2,919
Restricted short-term bank deposits	18,714	12,874

	$20,575	$15,793

Restricted short-term bank deposits represent the amounts of cash pledged by two subsidiaries to secure credit facilities granted by financial institutions. Unrestricted short-term bank deposits represents bank deposits which do not qualify as cash equivalents.

Restricted short-term bank deposits decreased significantly in the interim period primarily due to repayment of bank loan and effect of changes in exchange rates.

5.	INVENTORIES

	December 31,	June 30,
	2007	2008

Distributed products	$3,897	$816
Finished products	50,186	51,168
Products in process	26,702	27,188
Finished products	27,482	21,285
Allowance for inventories	(2,836)	(2,603)

	$105,431	$97,854

Inventories are valued at the lower of cost or market value. Cost is determined using the first-in, first-out or weighted average method.

If the expected sales price less completion costs and costs to execute sales (net realizable value) is lower than the carrying amount, a write-down is charged to expenses in cost of sales for the amount by which the carrying amount exceeds its net realizable value. When the finished goods that were previously written down to net realizable value are subsequently sold at above net realizable value, a recovery is credited to cost of sales. See note 6.

ASIA PACIFIC WIRE & CABLE CORPORATION LIMITED AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.	VALUATION AND QUALIFYING ACCOUNTS

		Net Charged
	Balance at	(Credited)		Currency	Balance at
	Beginning of	to Costs and		Translation	End of
Description	Period	Expenses	Deduction	Adjustment	Period

Year ended December 31, 2007:
Deducted from asset accounts
Allowance for doubtful accounts	$9,290	$3,295	$(2,172)	$1,072	$11,485
Allowance for inventories
— Net realizable value	1,322	(363)	—	102	1,061
— Obsolescence	2,484	(909)	—	200	1,775
Allowance for deferred tax assets	4,341	(3,158)	—	302	1,485

	$17,437	$(1,135)	$(2,172)	$1,676	$15,806

Half-Year ended June 30, 2008:
Deducted from asset accounts
Allowance for doubtful accounts	$11,485	$93	$—	$(259)	$11,319
Allowance for inventories
— Net realizable value	1,061	(549)	—	(175)	337
— Obsolescence	1,775	—	—	—	1,775
Allowance for deferred tax assets	1,485	—	—	—	1,485

	$15,806	$(456)	$—	$(434)	$14,916

During the six months ended June 30, 2008, a decrease of $549 in the net realizable value allowance was recognized, as a credit to cost of sales, for finished goods written down to net realizable value in previous years, which were sold at above net realizable value in 2008.

7.	COMMITMENTS AND CONTINGENCIES

There have been no material changes in the commitments and contingencies during the six months ended June 30, 2008.

In July 2008, the Company provided a corporate guarantee not exceeding the sum of $3,670 (SGD5 million) to an insurance company for the bond facility by a subsidiary in Singapore.

8.	SEGMENT FINANCIAL INFORMATION

Description of Products by Segment

The Company has three reportable segments — manufacturing of wire and cable products (“Manufactured products”), distribution of copper and cable products manufactured by PEWC (“Distributed products”) and sales, delivery and installation of wires and cables.

Measurement of Segment Profit or Loss

The Company evaluates performance and allocates resources based on profit or loss from operations before interest, gains and losses on the Company’s investment portfolio, and income taxes. The accounting policies of the reportable segments, including transactions entered between reportable segments, are the same as those described in the summary of significant accounting polices.

ASIA PACIFIC WIRE & CABLE CORPORATION LIMITED AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	For the Six Months
	Ended June 30,
	2007	2008

Revenues
Revenues from external customers:
Manufactured products	$229,113	$252,118
Distributed products	6,161	10,867
Sales, delivery and installation of wires and cables	1,667	10,875

Total revenues from external customers	$236,941	$273,860

Intersegment revenues:
Manufactured products	$332	$530

Total intersegment revenues	$332	$530

Total revenue	$237,273	$274,390
Reconciling items
Intersegment revenues	(332)	(530)

Total consolidated revenues	$236,941	$273,860

Segment profit (loss)
Manufactured products	$17,666	$19,092
Distributed products	516	997
Sales, delivery and installation of wires and cables	101	(213)
Recovery for inventory reserve	947	549

Total segment profit	$19,230	$20,425
Reconciling items
Corporate and other expenses	(15,727)	(16,259)
Exchange gain	2,426	1,358
Interest income	716	403
Interest expense	(3,411)	(2,825)
Share of net gain of equity investees	113	86
Other income	1,196	573

Total consolidated income before income taxes	$4,543	$3,761

Depreciation expenses
Manufactured products	$(4,579)	$(4,828)
Corporate	—	(16)

Total consolidated depreciation expenses	$(4,579)	$(4,844)

ASIA PACIFIC WIRE & CABLE CORPORATION LIMITED AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	For the Six Months
	Ended June 30,
	2007	2008

Interest income
Manufactured products	$640	$363
Distributed products	53	17
Sales, delivery and installation of wires and cables	20	23
Corporate	3	—

Total consolidated interest income	$716	$403

Interest expense
Manufactured products	$(3,293)	$(2,621)
Distributed products	(98)	(112)
Sales, delivery and installation of wires and cables	(20)	(81)
Corporate	—	(11)

Total consolidated interest expense	$(3,411)	$(2,825)

Share of net gain of equity investees
Corporate	$113	$86

Total consolidated share of net gain of equity investees	$113	$86

Geographic Area Data

Revenue from external customers is attributed to individual countries based on the customer’s country of domicile and is summarized as follows:

	For the Six Months
	Ended June 30,
	2007	2008

Revenues from external customers
Thailand	$112,151	$119,100
Singapore	22,574	40,295
Australia	27,069	36,088
The People’s Republic of China	75,147	78,377

Total revenues from external customers	$236,941	$273,860

ASIA PACIFIC WIRE & CABLE CORPORATION LIMITED

PROSPECTUS

2,766,154 Common Shares

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with different information. We are not making any offer to sell or buy any of the securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date that appears below.

November [  ], 2008

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers

The Companies Act requires every officer, including directors, of a company, in exercising powers and discharging duties, to act honestly in good faith with a view to the best interests of the company, and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. The Companies Act further provides that any provision, whether in the bye-laws of a company or in any contract between the company and any officer or any person employed by the company as auditor, exempting such officer or person from liability, or indemnifying him against, any liability which by virtue of any rule of law would otherwise attach to him, in respect of any fraud or dishonesty of which he may be guilty in relation to the company, shall be void.

Our Bye-laws provide that every director, officer and committee member shall be indemnified out of our funds against all civil liabilities, loss, damage or expense including liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable, incurred or suffered by him as director, officer or committee member; provided that the indemnity contained in the Bye-laws will not extend to any matter which would render it void under the Companies Act as discussed above.

Recent Sales of Unregistered Securities

No securities of the registrant were sold by the registrant within the past three years which were not registered under the Securities Act, including sales of reacquired securities, as well as new issues, securities issued in exchange for property, services, or other securities, and new securities resulting from the conversion, exchange or modification of outstanding securities.

Exhibits and Financial Statement Schedules

The following is a list of exhibits filed as a part of this registration statement:

Exhibit	Description

3.1	Memorandum of Association of Asia Pacific Wire & Cable Corporation Limited (incorporated by reference to Exhibit 1.1 of the Company’s annual report on Form 20-F filed with the Securities and Exchange Commission on June 21, 2001).
3.2	Amended and Restated Bye-Laws of Asia Pacific Wire & Cable Corporation Limited (incorporated by reference to Exhibit 1.2 of the Company’s annual report on Form 20-F filed with the Securities and Exchange Commission on November 9, 2007).
3.4	Shareholders’ Agreement dated June 28, 2007 (incorporated by reference to Exhibit 3.1 of the Company’s annual report on Form 20-F filed with the Securities and Exchange Commission on November 9, 2007).
5	Opinion of Appleby regarding the legality of the Common Shares and certain corporate matters (filed herewith).*
10.1	Composite Services Agreement (incorporated by reference to Exhibit 10.1 of the Company’s Form F-1 filed with the Securities and Exchange Commission on November 13, 1996).
10.2	Indemnification Agreement dated November 6, 1996 (incorporated by reference to Exhibit 10.2 of the Company’s Form F-1 filed with the Securities and Exchange Commission on November 13, 1996).
10.3	Agreement for the Sale and Purchase of(i) Shares in Crown Century Holdings Limited and (ii) Shareholder’s Loan (incorporated by reference to Exhibit 5.1 of the Company’s annual report on Form 20-F filed with the Securities and Exchange Commission on July 1, 2002).
10.4	Settlement Agreement between Set Top International Inc. (Party A) and Pacific Electric Wire and Cable Co., Ltd. and Asia Pacific Wire and Cable Corporation Ltd. (Party B) (Translation) (incorporated by reference to Exhibit 4.4 of the Company’s annual report on Form 20-F filed with the Securities and Exchange Commission on July 7, 2004).

Exhibit	Description

10.5	Settlement Agreement between Asia Pacific Wire & Cable Corporation, Ltd. and Sino-JP Fund Co., Ltd. (incorporated by reference to Exhibit 4.5 of the Company’s annual report on Form 20-F filed with the Securities and Exchange Commission on November 9, 2007).
10.6	Termination Agreement between Pacific Electric Wire & Cable Co., Ltd. and Chiao Tung Bank (incorporated by reference to Exhibit 4.6 of the Company’s annual report on Form 20-F filed with the Securities and Exchange Commission on November 9, 2007).
10.7	Summaries of Joint Venture Agreements (filed herewith)
21	List of significant subsidiaries (see Note 1 to the consolidated financial statements incorporated by reference to the Company’s annual report on Form 20-F filed with the Securities and Exchange Commission on June 27, 2008).
23.1	Consent of Mazars Moores Rowland LLP (filed herewith).*
23.2	Consent of Appleby (included in Exhibit 5)*
24	Power of attorney (included on signature page of Form F-1 filed with the Securities and Exchange Commission on October 2, 2008)

All financial statement schedules have been omitted because either they are not required, are not applicable or the information is otherwise set forth in our audited consolidated financial statements and related notes thereto incorporated by reference herein.

Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Taipei, Taiwan, R.O.C., on November 25, 2008.

ASIA PACIFIC WIRE & CABLE CORPORATION LIMITED

By:	/s/ Yuan Chun Tang
Yuan Chun Tang
Chief Executive Officer

By executing his name hereto, Mr. Yuan Chun Tang is signing this document on behalf of those persons who duly executed the power of attorney filed as part of the Form F-1 with the Securities and Exchange Commission on October 2, 2008.

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Asia Pacific Wire & Cable Corporation Limited has signed this registration statement in Newark, Delaware on November 25, 2008.

Authorized U.S. Representative

By:	/s/ Donald J. Puglisi
Name:     Donald J. Puglisi

Title:	Puglisi & Associates, Managing Director